Exhibit 99.1

ALJ/JSJ/jnf	Date of Issuance 8/5/2022

Decision 22-08-004 August 4, 2022.

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Second Application of Pacific Gas and Electric Company for Authority to Issue Recovery Bonds for Fire Risk Mitigation Expenditures Pursuant to Article 5.8 of the California Public Utilities Code. (U39E.)	Application 22-03-010

FINANCING ORDER AUTHORIZING PACIFIC GAS AND

ELECTRIC COMPANY’S SECOND ISSUANCE OF

RECOVERY BONDS PURSUANT TO

ASSEMBLY BILL 1054

TABLE OF CONTENTS

Title			Page

FINANCING ORDER AUTHORIZING PACIFIC GAS AND ELECTRIC COMPANY’S SECOND ISSUANCE OF RECOVERY BONDS PURSUANT TO ASSEMBLY BILL 1054			2
Summary			2
1.	Background		3
	1.1.	The Statutory Scheme and PG&E’s Application	3
	1.2.	Procedural Background	9
	1.3.	Jurisdiction	11
2.	PG&E’s Proposed Financing Order		14
	2.1.	PG&E’s Proposed Financing Order – Overview	14
	2.2.	PG&E’s Proposed Financing Order – Details	17
3.	Discussion		37
	3.1.	The Recovery Costs Sought to be Reimbursed are Just and Reasonable	37
	3.2.	The Proposed Recovery Bonds are Just and Reasonable	40
	3.3.	The Proposed Recovery Bonds are in the Public Interest	41
	3.4.	The Proposed Recovery Bonds Reduce Consumer Rates on a Present Value Basis to the Maximum Extent Possible Compared to Traditional Utility Financing Mechanisms, With the Modification Adopted Herein	42
	3.5.	Approval to Employ a Finance Team	44
4.	Description and Approval of Specific Elements of the PG&E Proposal, Subject to Changes		47
	4.1.	Over-Collateralization and Credit Enhancement	47
	4.2.	Upfront Financing Costs	49
	4.3.	Tax Questions	50
	4.4.	Underwriters	51
	4.5.	Status of Recovery Property	52
	4.6.	True-Up Mechanism	54
	4.7.	Flow Through of Benefits	62
	4.8.	Capital Structure Adjustments	63
	4.9.	Implications of Nonbypassable Charges for Departing Load	63
	4.10.	Billing	65
	4.11.	Billing, Collecting, and Remitting the Fixed Recovery Charges	66
	4.12.	Periodic Reporting	69
5.	Fixed Recovery Charge Allocation		69
6.	The Required Contents of the Financing Order		71
7.	Continued Reporting Compliance		71
8.	Fees		72
9.	Irrevocable Financing Order		73
10.	Additional Such Financing Orders Must be Sought by Application		75
11.	Comments on Proposed Financing Order		75
12.	Assignment of Proceeding		76
Findings of Fact			76
Conclusions of Law			85
ORDER			102

- i -

GLOSSARY OF TERMS

Attachment 1—Cash Flow Model
Attachment 2—Form of Issuance Advice Letter
Attachment 3—Form of Routine True-Up Mechanism Advice Letter
Attachment 4—Form of Non-Routine True-Up Mechanism Advice Letter
Attachment 5—List of Estimated Upfront Financing Costs

- ii -

FINANCING ORDER AUTHORIZING PACIFIC GAS AND

ELECTRIC COMPANY’S SECOND ISSUANCE OF

RECOVERY BONDS PURSUANT TO

ASSEMBLY BILL 1054

Summary

This Financing Order grants the request by Pacific Gas and Electric Company (PG&E) for authority under Assembly Bill (AB) 1054 and Public Utilities (Pub. Util.) Code §§ 850(a)(2) and 850.1 to issue Wildfire Hardening Recovery Bonds (Recovery Bonds) totaling up to approximately $1.4 billion. These Recovery Bonds will finance additional authorized fire risk mitigation plan capital expenditures pursuant to Pub. Util. Code § 8386.3(e), enacted under AB 1054. The Recovery Bonds will be issued by a legally separate Special Purpose Entity, which will transfer the Recovery Bonds’ proceeds to PG&E in exchange for the right to receive revenues to repay the Recovery Bonds’ principal, interest, and related costs. According to PG&E, the Recovery Bonds are anticipated to save PG&E’s ratepayers an estimated $659 million compared to traditional utility financing mechanisms on a net present value basis. The precise amount of savings will depend on several factors that are not known at this time, such as the final term and interest rate on the Recovery Bonds.

The Recovery Bonds’ principal, interest, and related costs will be recovered via a surcharge called the Fixed Recovery Charge. All Consumers of electricity in PG&E’s service territory (as described by Pub. Util. Code §§ 850(b)(3) and 850.1(a)(2)) will be required to pay the Fixed Recovery Charge, except for those Consumers that are exempt pursuant to Pub. Util. Code § 850.1(i) (Exempt Fixed Recovery Charge Customer Classes). Pursuant to Pub. Util. Code § 850.1(e), the provisions in this Financing Order authorizing the issuance of the Recovery Bonds and the recovery of Recovery Bond principal, interest, and certain other Recovery Bond-related costs from Consumers are irrevocable.

This Financing Order also sets forth, in accordance with Decision (D.) 20-12-005 and consistent with D.21-06-030, the necessary mechanism for adjustment to PG&E’s general rate case revenue requirements to account for the savings that will be created by the execution of the Recovery Bonds. Further, with the adjusted revenue requirement, this Financing Order determines an attendant adjustment in certain Consumer rates to reflect the revised revenue requirement. Finally, this Financing Order establishes the appropriate procedures for future PG&E Recovery Bond Financing Order Applications under Pub. Util. Code § 850.1.

This proceeding is closed.

1.	Background

1.1.	The Statutory Scheme and PG&E’s Application

On July 12, 2019, Governor Newsom signed into law Assembly Bill 1054 (AB 1054) (Stats. 2019, Ch.79), which amended Public Utilities Code (Pub. Util.) Division 1, Part 1, Chapter 4, Article 5.8, commencing with § 850.1 Pub. Util. Code Article 5.8 was later amended by AB 913 (AB 913) (Stats. 2020, Ch.253, Sec. 2), which amended Division 1, Part 1, Chapter 4, Article 5.8, commencing with § 850. Together, these laws authorize the issuance of recovery bonds to fund wildfire-related expenditures.

Pacific Gas and Electric Company’s (PG&E) Application is intended to address the handling of Commission-approved “fire risk mitigation capital expenditures” (as stated in § 8386.3(e)). In sum, the first $5 billion of such expenditures by large electrical corporations are subject to Equity Rate Base Exclusion. This is to say, these specific expenditures can be funded by, as PG&E refers to them, Wildfire Hardening Recovery Bonds (Recovery Bonds) that are backed by nonbypassable ratepayer charges (except for those enrolled in the California Alternate Rates for Energy (CARE) or Family Electric Rate Assistance (FERA) programs).2

[1]	All statutes referred to herein are from the Public Utilities Code unless otherwise noted.
[2]	§ 850.1(i) expressly provides that fixed recovery charges shall not be imposed on CARE or FERA Customers.

In this way, § 8386.3(e) fire risk mitigation capital expenditures are not part of the utilities’ equity rate base. Instead, these expenditures are funded through more favorable financial terms available through the sale of Recovery Bonds in the financial market. This is intended to reduce, to the maximum extent possible, the rates that Consumers3 would pay for such expenditures on a present value basis as compared to the use of traditional utility finance mechanisms.

In order to exclude such expenditures from their rate base, § 850(a)(2) allows these utilities to request authorization to finance such expenditures, as well as related costs and expenses, through a financing order brought pursuant to § 850.1.4 This statute identifies the requirement for the substance, criteria, and timing for processing a utility application for such a financing order.5,6 This statute also directs the California Public Utilities Commission (Commission) to establish procedures for further such financing orders.7

[3]

§ 850(b)(3) states: “‘Consumer’ means any individual, governmental body, trust, business entity, or nonprofit organization that consumes electricity that has been transmitted or distributed by means of electric transmission or distribution facilities, whether those electric transmission or distribution facilities are owned by the consumer, the electrical corporation, or any other party.” For purposes of this Financing Order, “Consumer” refers to those in PG&E’s Service Territory as of the date of this Financing Order. References in this Financing Order to “customer” or “Customer” include the term “Consumer” as defined in Pub. Util. Code § 850(b)(3).

[4]

§ 850(a)(2) authorizes “recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3... by means of a financing order.”

[5]

§ 850(a)(2) authorizes “recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3... by means of a financing order.”

[6]	§ 850.1(a)(1)(A).
[7]	§ 850.1(a)(1)(B).

In § 8386.3(e), the Legislature directed the Commission to exclude the first $5 billion of large electrical corporations’ approved fire risk mitigation capital expenditures, including from approved wildfire mitigation plans, from their equity rate base (Equity Rate Base Exclusion), and provided the option to finance those expenditures through § 850.1 financing orders. Pursuant to § 3280(n), the Legislature allocated 64.2 percent of that $5 billion to PG&E. This yields PG&E a total of $3.21 billion of such expenditures that may be subject to financing orders (Total AB 1054 CapEx).8

In Decision (D.) 21-06-030 (Initial AB 1054 Capital Expenditure Decision), the Commission approved PG&E’s Application for issuance of a Financing Order for an initial series of recovery bonds up to approximately $1.2 billion, which included up to $1,190,000,000 for some of PG&E’s fire risk mitigation capital expenditures pursuant to its Community Wildfire Safety Program (CWSP).9 Of that approved total, in November 2021, approximately $860,399,000 in recovery bonds were issued, which included $850,048,000 fire risk mitigation expenditures actually incurred through the close of September 2021. Therefore, at present, after accounting for the amount of the recovery bonds that were actually issued pursuant to the Initial AB 1054 Capital Expenditure Decision, PG&E’s remaining wildfire-related mitigation spending required by § 8386.3(e) and available for securitization pursuant to § 3280(n) is now approximately $2,359,952,000 (i.e., $3,210,000,000 less $850,048,000).

[8]	§§ 850(a)(2) and 3280(n)(2). (See also D.20-12-005 at 124-125 (construing § 8386.3(e) as encompassing the first $3.21 billion expended by PG&E on fire risk mitigation capital expenditures).)
[9]	D.21-06-030 at 115 (Ordering Paragraph (OP) 1.a.). The costs had been approved by the Commission in the 2020 General Rate Case. (See D.20-12-005 at 406 (Conclusion of Law 111).)

Here, we address PG&E’s second of a series of proposed securitization financing transactions regarding its fire risk mitigation capital expenditures under these statutory provisions.10 To a fair degree, this proceeding is very similar to PG&E’s application in the Initial AB 1054 Capital Expenditure Decision. Essentially, the present Application picks up directly from the Initial AB 1054 Capital Expenditure Decision, seeking to securitize such capital expenditures that were not included in or were incurred after the issuance of PG&E’s November 2021 recovery bonds (issued pursuant to the Initial AB 1054 Capital Expenditure Decision).

In PG&E’s present Application, it seeks authority to issue recovery bonds of up to approximately $1.4 billion to finance additional fire risk mitigation capital expenditures (Second AB 1054 CapEx). As in PG&E’s first such Application, it seeks securitization authorization for capital expenditures previously approved by the Commission as just and reasonable in D.20-12-005 (the decision resolving PG&E’s 2020 general rate case (GRC) (2020 GRC Decision)). The primary difference between the first such application and the present Application are the time periods during which the capital expenditures are actually incurred.

PG&E asserts that “the expenditures to be securitized are for wildfire related mitigations described in PG&E’s 2019, 2020, 2021, and 2022 Wildfire Mitigation Plans”11 in accordance with the express terms of § 850(a)(2).12 The final amount of the Recovery Bonds will be determined at pricing based on all or a portion of the Second AB 1054 CapEx amount. The specific details of each series of the Recovery Bonds will be reflected in an Issuance Advice Letter submitted to the Commission after their pricing.

The 2020 GRC Decision expressly authorized PG&E’s capital expenditures associated with its CWSP. PG&E’s CWSP consists of five main programs:(a) Enhanced Vegetation Management; (b) Wildfire System Hardening; (c) Enhanced Operational Practices; (d) Enhanced Situational Awareness; and (e) Other Support Programs.13

[10]

In its initial Financing Order Application, PG&E indicated its intention to seek future financing orders, such as this Application, to finance through securitization other § 850 et seq. costs and expenses.

[11]	Exhibit PG&E-01 at 1-3 – 1-4.
[12]	Application at 14-15.
[13]	D.20-12-005 at 56.

The CWSP programs aggressively seek to mitigate wildfire risk by incorporating a risk-based approach to identify and address PG&E’s assets that are most at risk from the threat of a wildfire and its associated events. We generally find the five main programs under CWSP as well as specific programs and projects proposed under the five main programs reasonable and necessary.14

The 2020 GRC Decision approved PG&E’s CWSP for the years 2020 through 2022, determining those expenditures to be just and reasonable under § 451.15 In accordance with § 8386.3(e), the 2020 GRC Decision also expressly approved PG&E’s equity rate of return to exclude such expenditures, only approving a debt return for inclusion in the GRC revenue requirement.16 The Second AB 1054 CapEx Recovery Bonds will include CWSP capital expenditures that PG&E incurred on or after August 1, 2019 (the first day of the first month following AB 1054’s effective date), and will have incurred in 2022 prior to the most recent practicable month end accounting closed in 2022 before the issuance of the Recovery Bonds.

One notable aspect of AB 1054 is that it enables large electric utilities to finance these specific types of grid-hardening and wildfire-related capital expenditures in order to achieve rate benefits through the use of securitization. To enable such securitization, PG&E seeks permission to create one or more wholly owned yet legally separate subsidiaries, each designated as a Special Purpose Entity (SPE), or to use the SPE created in connection with the Initial AB 1054 Capital Expenditure Decision (the Existing SPE), whichever course is determined to be the most appropriate approach for each series of the Recovery Bonds, as described in Section 2.1. The SPE would exist solely to issue Recovery Bonds.17

[14]	Id. at 119-120.
[15]

D.20-12-005 approved, with certain modifications, a settlement of Application (A.) 18-12-009, PG&E’s Applications for its Test Year 2020 GRC (2020 GRC Settlement). In approving the 2020 GRC Settlement, the Commission found that the forecasted CWSP capital expenditures and operations and maintenance expenditures for 2020 through 2022 were “reasonable.” That Decision further authorized PG&E to recover up to 115 percent of these forecasted amounts without a further reasonableness review (D.20-12-005 at 118-122, and Conclusions of Law 31 and 32 at 397).

[16]	D.20-12-005 Finding of Fact 130. Pursuant to its July 22, 2020, Advice Letter 4275-G/5887-E, PG&E’s authorized return on rate base is currently 7.34 percent.
[17]	All references to an SPE are applicable to all of the SPEs that are to be created or have been created to issue any particular series of PG&E Recovery Bonds.

The Recovery Bonds’ principal, interest, and related costs will be recovered via a customer surcharge called the Fixed Recovery Charge, which would be a property right. The Fixed Recovery Charge would be sold by PG&E to the SPE. It would also necessarily include a true-up advice letter mechanism which would allow for adjustment of the Fixed Recovery Charge at least annually, and as required, to ensure that the SPE would have sufficient funds recovered to be able to pay the debt service on the Recovery Bonds and related Ongoing Financing Costs.

The total amount of the Recovery Bonds at issue here would be a Second AB 1054 CapEx amount of up to $1,369,166,000, plus an estimated $12,895,000 in financing costs as defined in § 850(b)(4): these are the costs related to issuing the Recovery Bonds, including legal expenses and consulting costs, and costs associated with marketing and issuing the Recovery Bonds18,19 (Upfront Financing Costs). The total sought is approximately $1,382,061,000, and collectively, the Second AB 1054 CapEx amount and the Upfront Financing Costs are referred to as the Authorized Amount of the Recovery Bonds.

[18]	The complete list of all possible costs that may be applicable in the sale of bonds, identified here as the Upfront Finance Costs, is codified in § 850(b)(4).
[19]	PG&E’s Application proposes that the final amount of Upfront Financing Costs will be submitted for approval by the Commission pursuant to an Issuance Advice Letter.

1.2.	Procedural Background

On March 11, 2022, PG&E filed its Application, with Exhibits, and circulated its supporting Testimony.20 The Application sought approval of a proposed financing order employing the methods identified above. The Application requested that the Commission review the Application on an expedited basis and issue a financing order authorizing the issuance of Recovery Bonds for the Second AB 1054 CapEx by the Commission’s August 4, 2022, Meeting, 146 days after the filing of the Application.

On March 15, 2022, PG&E filed a Motion for an order shortening time to file a response. On March 24, 2022, the assigned Administrative Law Judge (ALJ) granted PG&E’s Motion and the deadline for timely filing a response was shortened to April 8, 2022, with the deadline for timely filing a reply to responses shortened to April 15, 2022. The Ruling also set out an April 20, 2022, date for the prehearing conference (PHC), identified a tentative set of issues to be considered in the proceeding, and identified a tentative schedule for the proceeding: that tentative schedule adopted the Application’s request for a decision in this proceeding to be determined at the Commission’s Meeting on August 4, 2022. Lastly, the ALJ directed parties to file a Joint PHC Statement prior to the PHC.

On April 7, 2022, a timely Response was filed by the Public Advocates Office (Cal Advocates). No other parties filed a Response or Protest. On April 19, 2022, a timely Joint PHC Statement was filed by the parties.

[20]	On May 23, 2022, a Joint Motion was filed for stipulated admission of evidence. That Motion is hereby granted. The following exhibits are admitted into evidence:

PG&E-01 (Chapter 1, introduction).

PG&E-02 (Chapter 2, background on utility securitization).

PG&E-03 (Chapter 3, transaction overview).

PG&E-04 (Chapter 4, asserted customer benefits).

PG&E-05 (Chapter 5, taxation).

PG&E-06 (Chapter 6, ratemaking mechanisms).

PG&E-07 (Chapter 7, rate proposal).

PG&E-08 (Chapter 8, statement of qualifications).

On April 20, 2022, the PHC was held, and it produced discussion regarding the issues of law and fact related to the Application, whether there was a need for evidentiary hearing, and the possible scope of issues and the possible schedule for the proceeding. The PHC also resulted in oral Rule 1.4(a)(3) Motions for Party Status made by Energy Producers and Users Coalition (EPUC), California Large Energy Consumers Association (CLECA), and the City and County of San Francisco (CCSF). On April 21, 2022, each Motion was granted.

At the PHC, there was discussion regarding the timing of a decision in A.20-09-019 — which underlies a portion of PG&E’s Application — and its implications on the present proceeding. Procedurally, the A.20-09-019 proceeding was then engaged in review of a Settlement Agreement that was proposed by some parties and is contested by other parties. As a result of the PHC discussion, the parties here were directed to and did file an April 25, 2022, Joint Statement regarding the handling of this proceeding in light of the implications of the timing of a decision in A.20-09-019: however, that Statement only produced separate proposals from each party.

PG&E’s Application was premised upon a near-future decision in A.20-09-019. On April 7, 2022, subsequent to PG&E’s filing of its Application, the Commission issued Decision D.22-04-018, extending the statutory deadline in A.20-09-019 to October 1, 2022.

The April 27, 2022, Scoping Memo and Ruling reviewed the history of this proceeding. It noted that there was no assurance that a decision in A.20-09-019 would be issued in time to enable that decision to be made a part of the record in this proceeding and enable party comment regarding that decision prior to the August 4, 2022, Commission Meeting date that PG&E requested in its Application. Consequently, the Scoping Memo ruled that in light of PG&E’s Joint PHC Statement, PHC statements, and April 25, 2022 Joint Statement acknowledgements that the costs at issue in the A.20-09-019 proceeding could be carved out of this proceeding, and in the interests of due process, PG&E’s Application would exclude from consideration those elements related to A.20-09-019. On May 4, 2022, PG&E filed a Statement containing a revised Application Attachment 1 and a revised Application Attachment 2 that exclude references to A.20-09-019. Therefore, in its discussion of the Application, this decision excludes the Application’s references to expenditures related to A.20-09-019.

Parties declined the Scoping Memo’s opportunity to present testimony in addition to that served by PG&E with its Application. On May 23, 2022, PG&E filed an opening brief. On June 3, 2022, parties were entitled to file reply briefing, but no party did so, and the proceeding was deemed submitted at that time.

1.3.	Jurisdiction

In its Application, PG&E seeks authority to issue Recovery Bonds to finance additional fire risk mitigation plan capital expenditures authorized pursuant to Pub. Util. Code § 8386.3(e), enacted under AB 1054. AB 1054 provides that utilities may seek approval from the Commission to use securitization to finance cost and expenses related to catastrophic wildfires that are just and reasonable, in the public interest, and maximize ratepayer savings.21 In previous financing orders we have provided the relevant statutory provisions to describe the elements of a securitization and the nature of our review and these are briefly summarized here for convenience only, and in case of any discrepancy the statutory language should be seen as controlling.

[21]

§ 850(a)(2) provides that: “If an electrical corporation submits an application for recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3, in a proceeding to recover costs and expenses in rates and the commission finds that some or all of the costs and expenses identified in the electrical corporation’s application are just and reasonable pursuant to Section 451, the electrical corporation may file an application requesting the commission to issue a financing order to authorize the recovery of those just and reasonable costs and expenses by means of a financing order, with those costs and expenses being recovered through a fixed charge pursuant to this article. This paragraph does not apply for costs and expenses incurred by the electrical corporation after December 31, 2035.”

To finance securitization-eligible costs and expenses, the utility must receive Commission authority to issue a Recovery Bond pursuant to an authorizing statute, which is a form of security whose purpose is for the utility to recover certain costs from issuing bonds.22 The Recovery Bond is securitized by Recovery Property,23,24 which, among other things, consists of a Fixed Recovery Charge25 (i.e., nonbypassable fee) that is approved in the Financing Order (instant decision).26 The nonbypassable fee is assessed on Consumers within the utilities’ distribution service territory, except for customers participating in the CARE or FERA programs.

[22]

§ 850(b)(9) provides that “‘Recovery bonds’ means bonds, notes, certificates of participation or beneficial interest, or other evidences of indebtedness or ownership, issued pursuant to an executed indenture or other agreement of a financing entity, the proceeds of which are used, directly or indirectly, to recover, finance, or refinance recovery costs, and that are directly or indirectly secured by, or payable from, recovery property.”

[23]

§ 850(b)(11)(A) provides that “‘Recovery property’ means the property right created pursuant to this article, including, without limitation, the right, title, and interest of the electrical corporation or its transferee: (i) In and to the fixed recovery charges established pursuant to a financing order, including all rights to obtain adjustments to the fixed recovery charges in accordance with Section 850.1 and the financing order. . . (C) ‘Recovery property’ shall constitute a current property right, notwithstanding the fact that the value of the property right will depend on consumers using electricity or, in those instances where consumers are customers of the electrical corporation, the electrical corporation performing certain services.”

[24]

§ 850.1(h) provides that “Fixed recovery charges are recovery property when, and to the extent that, a financing order authorizing the fixed recovery charges has become effective in accordance with this article, and the recovery property shall thereafter continuously exist as property for all purposes, and all of the rights and privileges relating to that property accorded by this article shall continuously exist for the period and to the extent provided in the financing order, but in any event until the recovery bonds are paid in full, including all principal, premiums, if any, and interest with respect to the recovery bonds, and all associated financing costs are paid in full. A financing order may provide that the creation of recovery property shall be simultaneous with the sale of the recovery property to a transferee or assignee as provided in the application of the pledge of the recovery property to secure the recovery bonds.”

[25]

25 § 850(b)(7) provides that “‘Fixed recovery charges’ means those nonbypassable rates and other charges, including, but not limited to, distribution, connection, disconnection, and termination rates and charges, that are authorized by the commission in a financing order to recover both of the following . . .”

[26]

§ 850(b)(6) provides that “‘Financing order’ means an order of the commission adopted in accordance with this article, which shall include, without limitation, a procedure to require the expeditious approval by the commission of periodic adjustments to fixed recovery charges and to any associated fixed recovery tax amounts included in that financing order to ensure recovery of all recovery costs and the costs associated with the proposed recovery, financing, or refinancing thereof, including the costs of servicing and retiring the recovery bonds contemplated by the financing order.”

The Fixed Recovery Charge is irrevocable27 and funds the payments to bond holders and the costs to service the bond (together, Bond Servicing Payment), among other expenses related to the securitization transaction. To ensure that the Fixed Recovery Charge is sufficient to cover the Bond Servicing Payment, § 850 provides that a true-up adjustment should be performed periodically.28

With respect to the Commission’s standard of review, § 850.1 permits the Commission to issue a Financing Order when 1) the costs that the utility seeks to recover are just and reasonable and 2) the issuance of each series of the Recovery Bonds, including all material terms and conditions, including, without limitation, interest rates, credit ratings, amortization redemption, maturity, and ratemaking treatment are:

A.	Determined to be just and reasonable;

B.	Consistent with the public interest; and

C.

The issuance of recovery bonds in connection with the fixed recovery charges, would reduce, to the maximum extent possible, the rates on a present value basis that consumers within the electrical corporation’s service territory would pay as compared to the use of traditional utility financing mechanisms, which shall be calculated using the electrical corporation’s corporate debt and equity in the ratio approved by the commission at the time of the financing order.[29]

[27]

§ 850.1(b) provides that “[t]he commission may establish in a financing order an effective mechanism that ensures recovery of recovery costs through nonbypassable fixed recovery charges... Fixed recovery charges shall be irrevocable, notwithstanding the true-up adjustment pursuant to subdivision (g).”

[28]

§ 850(b)(14) provides that “‘True-up adjustment’ means a formulaic adjustment to the fixed recovery charges as they appear on customer bills that is necessary to correct for any overcollection or undercollection of the fixed recovery charges authorized by a financing order and to otherwise ensure the timely and complete payment and recovery of recovery costs over the authorized repayment term.” See also § 850.1 (g) (“The commission shall establish procedures for the expeditious processing of an application for a financing order... The commission shall, in any financing order, provide for a procedure for periodic true-up adjustments to fixed recovery charges, which shall be made at least annually and may be made more frequently...”).

[29]

§ 850.1(a)(1)(A) provides that “[f]ollowing application by an electrical corporation, the commission shall issue a financing order if the commission determines that the following conditions are satisfied: (i) The recovery cost to be reimbursed from the recovery bonds have been found to be just and reasonable pursuant to Section 451 or 451.1, as applicable, or are allocated to the ratepayers pursuant to subdivision (c) of Section 451.2. (ii) The issuance of the recovery bonds, including all material terms and conditions of the recovery bonds, including, without limitation, interest rates, rating, amortization redemption, and maturity, and the imposition and collection of fixed recovery charges as set forth in an application satisfy all of the following conditions, as applicable: (I) They are just and reasonable. (II) They are consistent with the public interest. (III) The recovery of recovery costs through the designation of the fixed recovery charges and any associated fixed recovery tax amounts, and the issuance of recovery bonds in connection with the fixed recovery charges, would reduce, to the maximum extent possible, the rates on a present value basis that consumers within the electrical corporation’s service territory would pay as compared to the use of traditional utility financing mechanisms, which shall be calculated using the electrical corporation’s corporate debt and equity in the ratio approved by the commission at the time of the financing order.”

2.	PG&E’s Proposed Financing Order

2.1.	PG&E’s Proposed Financing Order – Overview

PG&E anticipates the issuance of the Recovery Bonds up to the Authorized Amount, covering (i) capital expenditures previously approved by the Commission as just and reasonable in the 2020 GRC Decision, and (ii) Upfront Financing Costs. PG&E attached its proposed securitization Financing Order as an Attachment to its Application, and the securitization is described more fully in PG&E’s Testimony. PG&E proposes to either form a wholly owned but legally and fiscally independent SPE, or use the Existing SPE, that would issue the Recovery Bonds up to the Authorized Amount (i.e., the Second AB 1054 CapEx, plus the Upfront Financing Costs). The Recovery Bonds will be secured by the Recovery Property, including the nonbypassable Fixed Recovery Charges. PG&E contends that this structure for the transaction would be safe and would enable the Recovery Bonds to obtain the highest possible credit ratings from the rating agencies and thereby lower the overall cost to Consumers for the capital expenditures being financed through securitization.30

[30]	Exhibit PG&E-04 Attachment 4.6.

Two structural requirements apply to the issuance of the Recovery Bonds. First, an asset must be created that can be pledged to support the Recovery Bonds. AB 1054 authorizes the establishment of Recovery Property, which principally consists of the right to receive revenues from a nonbypassable electric rate component called the Fixed Recovery Charge. AB 1054 provides that the Fixed Recovery Charges will be adjusted as least annually via a Commission-approved True-Up Mechanism, so that they are consistently adjusted at a level that ensures timely recovery of amounts sufficient to pay the debt service on the Recovery Bonds and other Ongoing Financing Costs.

Second, the Recovery Property must be transferred to an entity that is bankruptcy-remote from PG&E, i.e., an SPE that is legally separate from PG&E. This ensures that, in the event of a future PG&E bankruptcy, the right to receive the Fixed Recovery Charges would not be included in PG&E’s bankruptcy estate, but rather would continue to be available to pay the Recovery Bonds. In other words, the transfer of the Recovery Property must be a “true sale” for bankruptcy law purposes.

In its testimony, PG&E proposes the following structure for the securitization and for the issuance of the Recovery Bonds, which will satisfy both structural requirements:

•	PG&E will form an SPE, which will be wholly owned by PG&E, or use the Existing SPE.

•	PG&E will transfer the Recovery Property, via a true sale and absolute transfer, to the SPE.

•

The Recovery Bonds will be issued under an indenture and administered by a Bond Trustee. The Recovery Property as well as all other rights and assets of the SPE (Bond Collateral) will be pledged to the Bond Trustee for the benefit of the holders of the Recovery Bonds and to secure payment of debt service on the Recovery Bonds and all other Ongoing Financing Costs.

•

When each series of the Recovery Bonds is issued, PG&E will contribute equity to the SPE in an amount not less than 0.50 percent of the initial aggregate principal amount of such series of Recovery Bonds, and will, in the form of a sale, transfer title to the Recovery Property to the SPE.

•

In order to fund the acquisition of the Recovery Property, the SPE will issue Recovery Bonds to investors in the form of notes or bonds which will be administered by a Bond Trustee. The Recovery Bonds will be secured by the Bond Collateral held by the Bond Trustee.

•	The proceeds (net of Upfront Financing Costs) from the issuance of the Recovery Bonds will be transferred from the SPE to PG&E in payment of the purchase price for the Recovery Property.

•

Consistent with the Initial AB 1054 Capital Expenditure Decision, the Fixed Recovery Charges would be calculated by allocating the Fixed Recovery Charges and any Fixed Recovery Tax Amounts (FRTAs) among customer classes (each, a Fixed Recovery Charge Customer Class) using the allocation methodology set forth in the RA Settlement in PG&E’s 2020 GRC Phase II for the life of the Recovery Bonds, subject to changes to the initial allocation factors for sales, other than Consumers in Exempt Fixed Recovery Charge Customer Classes.[31]

•

Once the Recovery Bonds are paid in full, to the extent excess costs were collected, as well as any interest earnings on those amounts, these would be returned to PG&E to be returned to Consumers through a credit in future rates.

PG&E contends that, in evaluating the credit quality of the Recovery Bonds, the rating agencies will seek to verify that the transaction isolates the Recovery Property from PG&E’s credit risk. The rating agencies will rely on an opinion of legal counsel stating that the transfer of the Recovery Property from PG&E to the SPE is a “true sale” for bankruptcy purposes. Rating agencies will also focus on the credit risk associated with the Recovery Property, and that relevant considerations for determining credit risk, and consequently the Recovery Bonds’ credit ratings, include the following: the True-Up Mechanism for adjusting the Fixed Recovery Charges as necessary to service the Recovery Bonds; the SPE’s equity capital; over-collateralization and “other credit enhancements (if necessary)”; the risks associated with PG&E as servicer; the risk associated with other third-party servicers that may collect all or a portion of the Fixed Recovery Charges; and, the legislative and regulatory risks associated with the transaction.32

[31]	§ 850.1(i).
[32]	Application at 26-30.

2.2.	PG&E’s Proposed Financing Order – Details

PG&E has provided a complete description of the Recovery Bonds and proposed a Recovery Bond transaction structure. As discussed below, PG&E acknowledges that the details of the proposed structure are subject to modification, depending upon the marketing of each series of the Recovery Bonds and negotiations with the rating agencies that will be asked to rate each series of the Recovery Bonds. PG&E proposes that the final structure and terms of each series of the Recovery Bonds will be determined after analysis and marketing and after input from the rating agencies, the underwriters, and the Finance Team (as defined herein), and that the final structure and terms will be described in a PG&E Issuance Advice Letter submitted to the Commission. That Issuance Advice Letter would be subject to the Commission’s review and the Commission’s ability to stop the sale for a failure to adhere to the terms of the Financing Order, i.e., after notice and within four business days, the Commission may halt the sale through action of the Commission Staff.

Another element of the transaction is added by § 850.1(f), stating that the Recovery Bonds authorized by this Financing Order do not constitute a debt or liability of the State of California or any political subdivision thereof, nor do the Recovery Bonds constitute a pledge of the full faith and credit of the State or any political subdivisions. In addition, pursuant to § 850.1(f)(2), the issuance of the Recovery Bonds shall not directly, indirectly, or contingently obligate the State of California or any political subdivision thereof to levy or to pledge any form of taxation to pay any obligations associated with the Recovery Bonds or to make any appropriations for their payment. As required by § 850.1(f)(1), any Recovery Bond shall have written on it a statement to the following effect:

“Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of the principal of, or interest on, this bond.”

To attract a broad range of investors, PG&E requests the flexibility to divide the Recovery Bonds authorized by this financing order into one or more series consisting of one or more tranches of bonds representing different maturities the total of which shall not exceed the amount authorized by this Financing Order, i.e., a Second AB 1054 CapEx amount up to $1,369,166,000, plus estimated Upfront Financing Costs of $12,895,000, for a total bond issue of approximately $1,382,061,000. Each tranche of each series may have a different scheduled final payment date and final legal maturity date. The number of tranches of each series, as well as the principal amount, scheduled final payment dates, and final legal maturity dates of each tranche of each series would be determined at the time the Recovery Bonds are priced. This would be done in order to reduce, to the maximum extent possible, the rates that Consumers would pay, and this information would be included in an Issuance Advice Letter submitted with the Commission after pricing.

PG&E proposes that the Recovery Bonds will be fixed rate instruments in order to ensure predictable savings to Consumers. PG&E further proposes that the Recovery Bonds be repaid using a level, mortgage-style amortization, and PG&E proposes a structure with full repayment scheduled not later than 25 years following the issuance date, and that the final legal maturity date may be longer in accordance with rating agency requirements. However, the final structure, including final schedule payment dates and final legal maturity dates, would be subject to the review and approval of the Finance Team in the pre-issuance review letter process described in Ordering Paragraph 3.

Each separate Recovery Bond tranche would be priced based on its average life (or maturity), determined by the principal amortization schedule at the time of issuance. The pricing would be a basis point spread over the swap rate or the rate on the United States Treasury Notes with a comparable average life. The mechanisms for pricing utility securitization are discussed in PG&E’s testimony.33

In accordance with § 850 et seq.,34 PG&E proposes that the Recovery Bonds would be issued by one or more SPEs that are owned by PG&E in a transactional structure described below. The Recovery Bonds would be secured by “Recovery Property” which § 850(b)(11) defines as the right, title, and interest in (i) Fixed Recovery Charges, including the right to obtain adjustments to Fixed Recovery Charges in accordance with Article 5.8 (and this Financing Order), and (ii) the amount that would be determined in a Financing Order that an electrical utility would be lawfully entitled to receive pursuant to the provisions of Article 5.8 and the proceeds thereof and to all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charges. § 850.1(e) requires the Commission to set these Fixed Recovery Charge rates at a level that provides sufficient funds to timely pay debt service on the Recovery Bonds and other Financing Costs.35

PG&E proposes to transfer the Recovery Property via a true sale and absolute transfer to an SPE that is legally separate and bankruptcy remote from PG&E. This ensures that if PG&E were to enter bankruptcy, the Recovery Property would not be included in PG&E’s bankruptcy estate. Rather, the revenues from the Recovery Property would continue to be available to pay the debt service on the Recovery Bonds and other Financing Costs.

[33]	Exhibit PG&E-03 at 3-4 – 3-6.
[34]	§§ 850(b)(5), 850.2(a) and (b), and 850.4(a), (b) and (c), contemplate that the Recovery Bonds will be issued by one or more SPEs.
[35]	The definition of “Financing Costs” is set forth in § 850(b)(4).

The Recovery Bonds would be issued under an indenture and administered by a Bond Trustee. The Recovery Property, as well as all other rights and assets of the SPE (i.e., the Bond Collateral) would be pledged to the Bond Trustee for the benefit of the holders of the Recovery Bonds and to secure payment of debt service on the Recovery Bonds and all other Ongoing Financing Costs. Holders of the Recovery Bonds secured by this Bond Collateral could exercise all remedies pursuant to this security interest if there were a default.

PG&E proposes to contribute equity to the SPE in an amount equal to at least 0.50 percent of the initial aggregate principal amount of each series of the Recovery Bonds. The SPE equity would be pledged as Bond Collateral to secure the Recovery Bonds and would be deposited into a capital subaccount (described below) held by the Bond Trustee. This equity contribution is asserted to be a requirement of the Internal Revenue Service (IRS) in order to characterize the Recovery Bonds as obligations of PG&E for federal income tax purposes.36

To fund the acquisition of the Recovery Property, the SPE would issue Recovery Bonds to investors. The proceeds (net of Upfront Financing Costs) from the Recovery Bonds would be transferred from the SPE to PG&E as payment of the purchase price for the Recovery Property.

The following diagram illustrates the Recovery Bonds transaction structure PG&E requests we approve by this Financing Order:

[36]	IRS Rev. Proc. 2005-62.

Recovery Bond Transaction Structure

The Bond Trustee would retain all Fixed Recovery Charge collections received from PG&E in a collection account, and distribute these funds to make scheduled principal and interest payments on the Recovery Bonds and to pay other Ongoing Financing Costs in accordance with the Recovery Bond indenture “waterfall” provisions. PG&E anticipates that the collection account would include three subaccounts: (1) a general subaccount to hold revenues and investment earnings pending application under the indenture waterfall provisions (the “general subaccount”); (2) a capital subaccount to hold the equity capital contribution made by PG&E (the “capital subaccount”); and (3) an excess funds subaccount to hold investment earnings and funds collected in excess of amounts necessary to pay principal, interest and other Ongoing Financing Costs (the “excess funds subaccount”). The collection account may also contain additional accounts to accommodate any credit enhancements (including any over-collateralization subaccount) approved in an Issuance Advice Letter.

The Bond Trustee would invest all Fixed Recovery Charge collections in investment grade short-term debt securities that mature on or before the next Recovery Bond payment date. Any investment earnings would be retained in the collection account to pay principal, interest, or other Ongoing Financing Costs. If any funds remain in the collection account after distributions are made on a Recovery Bond payment date, they would be credited to the excess funds subaccount of the collection account. These amounts in the excess funds subaccount, as well as the capital subaccount, would be available to pay principal, interest, or other Ongoing Financing Costs as they come due. Any excess monies in the excess funds subaccount would be used to offset the revenue requirement for the Fixed Recovery Charges on the next Fixed Recovery Charge adjustment date.

Until distributed by the Bond Trustee, investment earnings on the equity contribution would also be available to pay for Recovery Bond principal, interest, fees, and expenses. If equity capital is drawn upon, it would be replenished from future Fixed Recovery Charges.

Upon payment in full of the Recovery Bonds and the discharge of all Ongoing Financing Costs, amounts remaining with the Bond Trustee would be distributed in the following order of priority: first, an amount equal to PG&E’s initial equity contribution into the capital subaccount, together with any authorized rate of return, would be paid to PG&E. Second, all other amounts held by the Bond Trustee in any fund or account, including any in an over-collateralization account, would be returned to PG&E. The amounts in this second category, together with any Fixed Recovery Charge revenues thereafter received by PG&E, would be credited to Consumers through normal ratemaking processes.

PG&E proposes that the Commission would have full access to the books and records of the SPE. PG&E observes that it would not make any profit from the SPE; however, PG&E seeks to receive a return on its equity contribution to the SPE, equal to the weighted average interest rate on the Recovery Bonds.37 That equity contribution would be deposited in the capital subaccount, and the return owed to PG&E would be payable as an Ongoing Financing Cost from Fixed Recovery Charge revenues after payment of debt service on the Recovery Bonds and all other Ongoing Financing Costs.38

[37]	Exhibit PG&E 03 at 3-9.
[38]	Id. at 3-10 – 3-11.

In order to obtain the highest possible credit ratings for the Recovery Bonds, the SPE and its assets, including the Recovery Property, must be legally separate from PG&E’s bankruptcy estate. To ensure that the SPE is legally separate and bankruptcy remote from PG&E, the SPE should be authorized to: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of the Recovery Bonds and related activities, and eliminating the SPE’s ability to voluntarily file for bankruptcy; (ii) provide for the appointment of one or more independent directors to the SPE board; and (iii) provide for the payment of servicing and administration fees adequate to compensate PG&E, or any successor servicer, for their costs of providing service.

In connection with the transaction, PG&E would provide to the rating agencies an opinion from its legal counsel that: (1) the transfer of the Recovery Property from PG&E to the SPE constitutes a “true sale” for bankruptcy purposes, and (2) the SPE is separate from PG&E and could not be substantively consolidated with PG&E for bankruptcy purposes. This legal opinion will provide assurance to the rating agencies that the SPE’s assets (including the Recovery Property) would not be part of PG&E’s bankruptcy estate, and thus not be available to PG&E’s creditors, should PG&E subsequently commence bankruptcy.39

PG&E further requests that the SPE be authorized to obtain additional credit enhancements in the form of an over-collateralization subaccount if the rating agencies require over-collateralization to receive the highest possible credit ratings on the Recovery Bonds, or if the all-in cost of the Recovery Bonds with the over-collateralization would be less than without the over-collateralization. The over-collateralization would be sized based upon input from the rating agencies, indicating whether it would be necessary and, if so, how much would be necessary to achieve the highest possible credit ratings.40

[39]	Id. at 3-11 – 3-12.
[40]	Id. at 3-18 – 3-20.

The required amount of over-collateralization, if any, would be collected as an Ongoing Financing Cost payable from the Fixed Recovery Charges. Any over-collateralization costs that are collected from Consumers in excess of the total debt service on the Recovery Bonds and other Financing Costs would be the property of the SPE. Upon payment of the principal amount of all Recovery Bonds and the discharge of all Financing Costs, the increase in the value of PG&E’s equity interest in the SPE related to the balance in any over-collateralization subaccount or any other subaccount maintained by the SPE (other than the capital subaccount) would be returned to PG&E and then credited to Consumers through normal rate making processes.

PG&E also requests that the SPE be authorized to obtain Recovery Bond insurance, letters of credit, and similar credit-enhancing instruments, but only if required by the rating agencies to achieve the highest possible credit ratings on the Recovery Bonds, or if the all-in cost of the Recovery Bonds with these other credit enhancements would be less than without the enhancements. In addition, Bond Collateral held by the Bond Trustee would be available as a credit enhancement.

PG&E does not anticipate requiring any external credit enhancements as described above. Further, based upon current market conditions, PG&E does not anticipate being required by the rating agencies to establish an over-collateralization subaccount. However, to the extent such an account is required, the exact amount and timing of the Fixed Recovery Charge collections necessary to fund the over-collateralization would be determined before the Recovery Bonds are issued and approved through the Issuance Advice Letter process.41

[41]	Ibid.

As provided in § 850(b)(4), Financing Costs include costs associated with the issuance and credit enhancement of the Recovery Bonds, including without limitation, underwriting fees and expenses, legal fees and expenses (including those associated with this financing application), rating agency fees, accounting fees and expenses, PG&E’s advisory fee, servicer set-up costs, Securities and Exchange Commission (SEC) registration fees, § 1904 fees, printing and EDGARizing expenses, trustee / trustee counsel fees and expenses, original issue discount, any Commission costs and expenses, and other miscellaneous costs approved in this Financing Order (collectively, Upfront Financing Costs). Upfront Financing Costs include reimbursement to PG&E for amounts advanced for payment of such costs. Upfront Financing Costs may also include the costs of credit enhancements including the cost of purchasing a letter of credit or bond insurance policy; however, PG&E does not anticipate that these credit enhancements will be cost effective or required.42

PG&E proposes to recover the Upfront Financing Costs from the proceeds of the Recovery Bonds. PG&E estimates the Upfront Financing Costs will total $12,895,000.43 A list of the estimated Upfront Financing Costs is provided in the Application.44

[42]	Id. at 3-13 – 3-18.
[43]	This assumes one issuance of Recovery Bonds. Actual costs for each issuance shall be included in the Issuance Advice Letter for the relevant series.
[44]	Application Attachment A—Revised “Form of Financing Order”, sub-attachment #5 “List of Estimated Upfront Financing Costs.”

PG&E states that its estimates of the Upfront Financing Costs are subject to change, as the costs are dependent on the timing of issuance, market conditions at the time of issuance, and other events outside PG&E’s control, such as possible litigation, incremental legal fees resulting from protracted resolution of issues, possible review by the Commission, delays in the SEC registration process, and rating agency fee changes and requirements.45 When each series of the Recovery Bonds are sized and priced, Upfront Financing Costs would be updated and included in the Issuance Advice Letter. Importantly, there would be a financial propriety safeguard, in that for each proposed Bond issuance, the Finance Team and Commission Staff would analyze the Upfront Financing Costs and all other elements of the proposed Bond issuance through its review of the transaction, and Commission Staff would have the authority to deny PG&E and/or the SPE the authority to proceed to Bond issuance if any element of the Issuance Advice Letter is not appropriate.

PG&E proposes that if the estimated Upfront Financing Costs included in the Issuance Advice Letter exceed actual Upfront Financing Costs, any excess would be credited to the excess funds subaccount and used to offset the revenue requirement in the next routine Fixed Recovery Charge true-up calculation. In the event that the actual Upfront Financing Costs exceed the estimated amount included in the Issuance Advice Letter, the shortfall amount may be recovered in the next routine true-up adjustment for the Fixed Recovery Charges.

PG&E asserts that the Recovery Bond transaction would be structured as a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 to achieve three important tax objectives. First, to lower overall taxes, the SPE will be treated as part of PG&E for federal income tax purposes, and not as a separate entity responsible for paying its own taxes. Second, to avoid recognition of taxable income upon the receipt of a financing order that creates the Recovery Property. Third, to avoid an immediate taxable gain when PG&E transfers the

[45]	Exhibit PG&E-01, passim.

Recovery Property to the SPE, the transfer will not be treated as a sale for federal income tax purposes, and instead, the Recovery Bonds will be treated as PG&E’s own debt for federal income tax purposes. As it relates to the Recovery Bond transaction, California income and franchise tax law currently conforms to U.S. federal income tax law, including but not limited to, IRS Revenue Procedure 2005-62.

PG&E proposes that it be authorized to structure the Recovery Bond transaction to meet the elements of a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 such that: (1) each SPE shall be a wholly owned subsidiary of PG&E and capitalized with an equity interest as deemed appropriate and legally necessary by the Finance Team;46 (2) the Recovery Bonds shall be secured by the Recovery Property; (3) the Fixed Recovery Charges shall be nonbypassable and payable by Consumers within PG&E’s Service Territory; and (4) payments on the Recovery Bonds shall be on a semiannual basis except for the initial payment period which may be shorter or longer.

Article 5.8 provides that this Commission may allow any FRTAs for any portion of PG&E’s federal and State of California income and franchise taxes associated with the Fixed Recovery Charges that is not approved as Financing Costs from the proceeds of the Recovery Bonds. Each series of Recovery Bonds will have its own Fixed Recovery Charges, and, to the extent applicable, FRTAs. All of the revenues from Fixed Recovery Charges will be transferred to a Bond Trustee for the benefit of the SPE, to be applied against the repayment for that series of Recovery Bonds on a pari passu basis.

[46]	PG&E proposes that this amount be equal to at least 0.50 percent of the initial aggregate principal amount of Recovery Bonds issued (PG&E asserts this is to comply with IRS Rev. Proc. 2005-62).

Article 5.8 authorizes PG&E to recover debt service on the Recovery Bonds, other Ongoing Financing Costs via the Fixed Recovery Charges, and to the extent applicable, the FRTAs. As described in PG&E’s testimony,47 the Authorized Second AB 1054 CapEx represents wildfire mitigation costs that qualify for the special allocation of wildfire mitigation costs set forth in the Revenue Allocation Settlement Agreement adopted by D.21-11-016 in PG&E’s 2020 GRC Phase II proceeding (A.19-11-019). Consistent with the revenue allocation methodology approved in the Initial AB 1054 Capital Expenditure Decision and applied to the Fixed Recovery Charges and Wildfire Hardening Fixed Recovery Charge Balancing Account (WHFRCBA) for PG&E’s Initial AB 1054 Securitization, PG&E proposes to apply the same allocation and methodology outlined in the RA Settlement Agreement to the Fixed Recovery Charges and WHFRCBA for the issuance of the Recovery Bonds for the life of the Recovery Bonds.

PG&E proposes a methodology to allocate Recovery Costs (as defined in § 850(b)(10)) among Fixed Recovery Charge Customer Classes, and to calculate and adjust the Fixed Recovery Charges as needed.48 To implement the Fixed Recovery Charges for each series of Recovery Bonds, PG&E proposes to submit an Issuance Advice Letter no later than one business day after the Recovery Bonds are priced. The Issuance Advice Letter will include the final issuance details, including all costs associated with the proposed series of Recovery Bonds, and a request that the Fixed Recovery Charges be set based on the actual amount and price of the Recovery Bonds.

[47]	Exhibit PG&E-07 at 7-3 – 7-6.
[48]	Exhibit PG&E-02 at 2-11.

To determine the Fixed Recovery Charges, the Issuance Advice Letter will use the Cash Flow Model described in Attachment 1 to this Financing Order. This model applies to each series of Recovery Bonds authorized by this Financing Order, to be used along with the most recent PG&E sales forecast for the relevant time period. The Issuance Advice Letter submitted by PG&E should be based on the pro forma example contained in its Application.49

Unless before noon on the fourth business day after pricing the Commission Staff rejects the Issuance Advice Letter, the Issuance Advice Letter and the Fixed Recovery Charges established by the Issuance Advice Letter would be effective automatically at noon on the fourth business day after pricing, and pursuant to § 850.1(h), the Recovery Property, established by this Financing Order, would be created simultaneously with the sale of the Recovery Property to the SPE.

Article 5.8 requires the Commission to create an “effective mechanism” to ensure the recovery of all Recovery Costs through the imposition of the Fixed Recovery Charges, which must be paid by all Consumers (other than Consumers in Exempt Fixed Recovery Charge Customer Classes) until the Recovery Bonds and all other Financing Costs are paid in full by the SPE.50 To create this “effective mechanism,” Article 5.8 authorizes the Commission to provide a procedure to make adjustments to the Fixed Recovery Charges at least annually, although adjustments may be made more frequently if necessary, to ensure timely recovery of the principal and interest on all Recovery Bonds and all other Ongoing Financing Costs.51 To satisfy this statutory requirement for a periodic true-up adjustment of the Fixed Recovery Charges, PG&E proposes a True-Up Mechanism that will allow the Fixed Recovery Charges to be adjusted (i) annually to correct any over-collection or under-collection of the Fixed Recovery Charges and (ii) more frequently, if necessary, to ensure that the Fixed Recovery Charges provide sufficient funds to timely pay principal and interest on the Recovery Bonds and other Ongoing Financing Costs.52

[49]	Application Attachment A “Form of Financing Order”, sub-attachment #2 “Form of Issuance Advice Letter.”
[50]	§ 850.1(b).
[51]	§§ 850.1(e) and (g).
[52]	In accordance with §§ 850.1(e) and (g).

PG&E requests that the Commission approve use of an advice letter process to implement these periodic true-up adjustments. It argues that this is a well-established approach has been used in connection with prior issuances of Energy Recovery Bonds and Rate Reduction Bonds, and will create efficiencies for the Commission and its Staff. For the avoidance of doubt, the Commission’s authority under Article 5.8 and pursuant to § 850.1(g) to authorize periodic true-up adjustments would persist until the Recovery Bonds and all other Ongoing Financing Costs are fully paid and discharged, and would not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6.

PG&E seeks that it, or any successor servicer, may submit annual, semi-annual and interim Routine True-Up Mechanism Advice Letters until the Recovery Bonds and all other Ongoing Financing Costs are paid in full. All such true-up adjustments to the Fixed Recovery Charges would ensure the billing of Fixed Recovery Charges necessary to correct for any over-collection or under-collection of the Fixed Recovery Charges authorized by this Financing Order and to generate sufficient revenues to make timely payments of all scheduled (or legally due) payments of principal (including, if any, prior scheduled but unpaid principal payments), interest, and other Ongoing Financing Costs for each of the two payment periods (generally six months) following the effective date of the initial or adjusted Fixed Recovery Charge.

As set forth in its testimony,53 PG&E has described numerous costs and benefits associated with the Recovery Bonds that will be flowed through to Consumers of electricity via other ratemaking processes as described more fully in Section 4.7 of this Financing Order.

PG&E’s testimony, consistent with the Initial AB 1054 Capital Expenditure Decision,54 proposes to remove the securitized debt from PG&E’s ratemaking capital structure,55 as the SPE would have the legal obligation to repay the Recovery Bonds from Fixed Recovery Charge revenues. Thus, the securitized debt would not be considered PG&E debt as part of its capital structure, notwithstanding that, for financial reporting purposes and federal tax purposes, the securitized debt will be consolidated and recorded as a liability on PG&E’s consolidated financial statements.

The costs PG&E proposes to finance are costs adopted in Phase I of the 2020 GRC for fire risk mitigation capital expenditures identified in subdivision (e) of § 8386.3. As set forth in its testimony, PG&E notes that these costs, which have been determined to be just and reasonable for recovery in rates, are necessary to provide safe and reliable distribution service.56

As required by Article 5.8,57 the Fixed Recovery Charges and any FRTAs are nonbypassable and are recovered from existing and future Consumers in PG&E’s Service Territory, other than Consumers in Exempt Fixed Recovery Charge Customer Classes.

[53]	Exhibit PG&E-04 at 4-1 – 4-4.
[54]	D.21-06-030 at 128 (OP 44).
[55]

Exhibit PG&E-01 at 1-1 – 1-11. The most recent Cost of Capital Decision, D.19-12-056, set PG&E’s authorized ratemaking capital structure as consisting of 52 percent common equity, 47.5 percent long-term debt, and 0.5 percent preferred equity. PG&E currently has less than 52 percent equity on its financial books, although PG&E has received a temporary waiver for calculating compliance with the requirement to maintain this common equity level. See D.19-12-056, Decision On Test Year 2020 Cost Of Capital For The Major Energy Utilities (December 20, 2019); D.20-05-053, Decision Approving Reorganization Plan (June 1, 2020), at 92.

[56]	Exhibit PG&E-07 at 7-3 – 7-5.
[57]	§§ 850(b)(7), 850(b)(8) and 850.1(b).

Regarding how the Fixed Recovery Charges and any FRTAs would be allocated, PG&E proposes to adopt the same allocation of the Fixed Recovery Charges as previously determined by the Commission in the Initial AB 1054 Capital Expenditure Decision using the special allocation of wildfire mitigation costs set forth in the RA Settlement Agreement.58

In the case of Exempt Fixed Recovery Charge Customer Classes (CARE/FERA), such Consumers are exempt from the Fixed Recovery Charges pursuant to § 850.1(i). The cost of exemptions to Consumers in Exempt Fixed Recovery Charge Customer Classes would generally be funded by higher rates for the exempted components paid by Consumers that are not participating in the CARE and FERA programs.59

PG&E also proposes that, concerning Consumers who no longer take transmission and distribution retail service from PG&E in its Service Territory, or that cease taking such retail service from PG&E after the date of this Financing Order, or that meet the relevant criteria in the applicable tariff after the date of this Financing Order, they should be treated as departing load (DL) customers using applicable tariffs (DL Tariffs) for DL customers. For the purpose of determining applicability of the Fixed Recovery Charges and any FRTAs to DL customers, PG&E proposes to calculate the Fixed Recovery Charges and any FRTAs that would need to be paid using an approach that is consistent with the method currently in place for calculation of DL charges under existing DL Tariffs as approved in Advice Letter 6448-E in connection with Recovery Bonds issued pursuant to this or prior AB 1054 Financing Order(s).

[58]	Exhibit PG&E-07 at 7-3 - 7-4.
[59]	Id. at 7-5. PG&E notes as an example that the Wildfire Fund Charge (WFC, previously the Department of Water Resources Bond Charge) is higher for non-CARE customers because CARE customers are exempt.

PG&E seeks to demonstrate that Consumers within PG&E’s Service Territory would pay lower rates for Commission-approved recovery of costs for the financing of fire risk mitigation plan capital expenditures through the issuance of Recovery Bonds, in comparison to traditional utility financing mechanisms for such costs, on a present value basis.60 Based on the assumptions presented in PG&E’s testimony, PG&E presents an argument that the present value of Consumer savings would be approximately $659 million.61

As contemplated by Article 5.8,62 PG&E would act as the initial servicer for the Recovery Property that will be pledged to secure the Recovery Bonds. As servicer, PG&E would be responsible for determining Consumers’ electricity usage, billing, collecting, and remitting the Fixed Recovery Charges to the Bond Trustee, and submitting Routine True-up Mechanism Advice Letters and Non-Routine True-up Mechanism Advice Letters, as described in Section 4.6. To the extent Consumers of electricity in PG&E’s historic Service Territory are billed by Electric Service Providers (ESPs) or another utility or entity (collectively, Third-Party Billers), PG&E would bill these Third-Party Billers for the Fixed Recovery Charges and any FRTAs, and the Third-Party Billers will be obligated to remit Fixed Recovery Charge revenues and any FRTA revenues to PG&E.

An SPE would own legal title to, and all equitable interest in, the Recovery Property, including the Fixed Recovery Charges, and as servicer, PG&E would be legally obligated to remit all Fixed Recovery Charge revenues to the Bond Trustee, on behalf of the SPE. The Bond Trustee would be responsible for making principal and interest payments to Recovery Bond investors and paying other Ongoing Financing Costs. PG&E would expect the rating agencies to require PG&E to remit the estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings.

[60]	Exhibit PG&E-04 at 4-1 – 4-2.
[61]	Id. at 4-4.
[62]	§§ 850.1(b), 850.1(e) and 850.2.

Over the life of the Recovery Bonds, PG&E would prepare a monthly servicing report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month over the life of the Recovery Bonds. Estimated Fixed Recovery Charge collections would be based on historic Consumer payment patterns. Six months after each monthly billing period, PG&E would compare actual Fixed Recovery Charge revenues to the estimated Fixed Recovery Charge revenues that have been remitted to the Bond Trustee for that month during the intervening six-month period. The difference between the estimated Fixed Recovery Charge collections and the actual Fixed Recovery Charge collection would be netted against the following month’s remittance to the Bond Trustee. The six-month lag between the first remittance of estimated Fixed Recovery Charge revenues and the final determination of actual Fixed Recovery Charge cash collections would allow for the collection process to take its course and would be consistent with PG&E’s practice of waiting six months after the initial billing before writing off unpaid customer bills.

PG&E also proposes that amounts collected that represent partial payments of a customer’s bill would be allocated between the Bond Trustee and PG&E based on the ratio of the portion of the billed amount allocated for the Fixed Recovery Charges to the total billed amount. PG&E contends that this allocation would be an important bankruptcy consideration in determining the true sale nature of the transaction. In the event of any default by the servicer, the Bond Trustee (on behalf of the SPE) would be entitled to receive a reconciliation of estimated collections and remittances to the Bond Trustee (described above) and actual collections of the Fixed Recovery Charges, including an allocation of partial payments based upon this pro rata allocation methodology.

PG&E further proposes that the Bond Trustee would hold all Fixed Recovery Charge collections received from PG&E in the collection account with the general subaccount, the capital subaccount, and the excess funds subaccount. The Bond Trustee would distribute these funds to make scheduled principal and interest payments and to pay servicing fees and other Ongoing Financing Costs. The collection account may also contain additional accounts to accommodate any credit enhancements (including any over-collateralization subaccount) approved in an Issuance Advice Letter.

The Bond Trustee would invest all funds in investment-grade short-term debt securities that mature on or before the next Recovery Bond payment date. Investment earnings would be retained in the collection account to pay principal, interest or other Ongoing Financing Costs. If funds remain in the collection account after distributions are made on a Recovery Bond payment date, they would be credited to the excess funds subaccount of the collection account. These amounts in the excess funds subaccount as well as the capital subaccount would be available to pay principal, interest or other Financing Costs as they come due. At the time of the next scheduled true-up submission, the excess funds subaccount balance would be used to offset the revenue requirement for the Fixed Recovery Charge true-up calculation. Investment earnings in the capital subaccount would be paid by the Bond Trustee to the SPE on the Bond payment date, except in the unlikely event that these funds are needed to pay Recovery Bond principal, interest and other Financing Costs.

PG&E further represents that in order to obtain the necessary true sale and bankruptcy opinions, the SPE must pay a servicing fee to PG&E that is set at a level that constitutes fair and adequate consideration sufficient to obtain the true sale and bankruptcy opinions required for the Securitization. To satisfy this requirement, PG&E proposes to charge an annual servicing fee of 0.05 percent of the initial principal amount of the Recovery Bonds, plus out-of-pocket expenses (e.g., legal, accounting fees) to cover PG&E’s incremental costs and expenses in servicing the Recovery Bonds.

PG&E asserts that in the event it fails to perform its servicing functions satisfactorily, as set forth in the Servicing Agreement, or is required to discontinue its billing and collecting functions, a successor servicer acceptable to the Bond Trustee, acting on behalf of the Recovery Bond holders, and approved by the Commission, would have to replace it. PG&E points out that the credit quality and expertise in performing servicing functions would be important considerations when appointing a successor servicer to ensure the credit ratings for the Recovery Bond are maintained. PG&E contends that the remedy of allowing the Commission to sequester the Fixed Recovery Charge in the cases of certain events of default under the Servicing Agreement upon the application of the Bond Trustee, as permitted by § 850.3(e), would also enhance the credit quality of the Recovery Bond.

Although PG&E would act as servicer, it is possible that Third-Party Billers will bill and collect the Fixed Recovery Charges and any FRTAs from some Consumers. To the extent PG&E’s Consumers of electricity are billed by Third-Party Billers, PG&E proposes to bill these Third-Party Billers for the Fixed Recovery Charges and any FRTAs, with the Third-Party Billers being obligated to remit Fixed Recovery Charge revenues and any FRTA revenues to PG&E. PG&E would remit estimated Fixed Recovery Charge revenues to date, on behalf of the applicable SPE, to the Bond Trustee. These Third-Party Billers should meet minimum billing and collection experience standards and creditworthiness criteria. Otherwise, the rating agencies might impose additional credit enhancement requirements or assign lower credit ratings to the Recovery Bonds. Therefore, PG&E requests that Third-Party Billers that bill and collect the Fixed Recovery Charges and any FRTAs will have to satisfy the creditworthiness and other requirements applicable to ESPs that meter and bill electric Consumers as set forth in PG&E’s Electric Rule 22.P. “Credit Requirements.”

3.	Discussion

3.1.	The Recovery Costs Sought to be Reimbursed are Just and Reasonable

The first requirement for approval of PG&E’s Application is a finding that “The recovery cost to be reimbursed from the recovery bonds have been found to be just and reasonable pursuant to Section 451...” This is a requirement set forth in § 850.1(a)(1)(A)(i). Here, that requirement is considered in light of the findings in the 2020 GRC Decision.

PG&E’s Application seeks to recover up to approximately $1.4 billion of capital expenditures pursuant to its CWSP wildfire safety program that were incurred on or after August 1, 2019, and will have been incurred in 2022 prior to issuance of the Recovery Bonds authorized by this Financing Order. Such amount includes capital expenditures previously approved by the Commission as just and reasonable in the 2020 GRC Decision, and not financed in the initial offering of Recovery Bonds pursuant to the Initial AB 1054 Capital Expenditure Decision (2020 GRC CapEx).

§ 850(a)(2) authorizes the recovery of various wildfire related costs and expenses, including fire risk mitigation capital expenditures described in § 8386.3(e), by means of a financing order. § 850(a)(2) states in operative part that an electrical utility can recover such costs as PG&E is seeking here if “the commission finds that... the costs and expenses identified... are just and reasonable pursuant to Section 451... by means of a financing order, with those costs and expenses being recovered through a fixed charge pursuant to this article.”

As indicated in the cited portions of the 2020 GRC Decision, there is just and reasonable support for that portion of the 2020 GRC Decision expenditures and costs that underlie the 2020 GRC CapEx. Identically, as PG&E is asserting here, the 2020 GRC Decision provides just and reasonable support for that portion of the 2020 GRC Decision expenditures and costs that underlie its Application for its Second AB 1054 CapEx amount.

Regarding its discussion of the settlement agreement concerning CWSP expenditures, the 2020 GRC Decision reads in pertinent part as follows:

Under the Settlement Agreement between the parties, the authorized CWSP amounts are as follows:63

CWSP Amounts	2020	2021	2022
Expense	$53,371,000	$55,292,000	$57,448,000
Capital	$693,842,000	$1,070,488,000	$1,323,774,000

Parties also agree to the following per mile costs for system hardening:

Year	Overhead per Mile Cost	Underground per Mile Cost
2020	$1.38 million	$5.06 million
2021	$1.495 million	$5.29 million
2022	$1.61 million	$5.52 million

Under Section 2.3.2.2 of the Settlement Agreement, the settling parties agree that a Tier 3 Advice Letter shall be filed if total spending is above 115 percent of the CWSP amounts specified above or if recorded average per mile unit costs for system hardening exceed 115 percent of the unit costs in the above table.

As explained in the beginning of this chapter, CWSP-related requests are dispersed in various PG&E organizations and appear in various sections of the decision. Most fall under and can be found in the Electric Distribution chapter. We reviewed these CWSP-related requests as part of our review of the different sections of the settlement.

Based on our review of the record of this proceeding, we agree with the settling parties on the need to establish the two-way WMBA to record both O&M and capital expenditures from PG&E’s CWSP. The CWSP programs aggressively seek to mitigate wildfire risk by incorporating a risk-based approach to identify and address PG&E’s assets that are most at risk from the threat of a wildfire and

[63]	Amounts shown for Capital and for per Mile Cost are 115 percent of the authorized amounts per the Reasonableness Review Threshold set in the 2020 GRC Decision.

its associated events. We generally find the five main programs under CWSP as well as specific programs and projects proposed under the five main programs reasonable and necessary. As described earlier in this chapter, the five main programs are EVM, Wildfire System Hardening, Enhanced Operational Practices, Enhanced Situational Awareness, and Other Support Programs.64

In its Conclusions of Law section, the 2020 GRC Decision reads in pertinent part as follows:

It is reasonable to adopt the CWSP capital amounts and annual unit costs for System Hardening agreed upon in the Settlement Agreement.

PG&E should be required to file an application for recovery of CWSP costs recorded in the WMBA if CWSP expenditures are in excess of 115 percent of the authorized amount or if recorded per mile unit costs are in excess of 115 percent of the authorized unit costs.

PG&E cannot earn an equity return on the first $3.21 billion of capital expenditures it spends on wildfire mitigation measures included in its approved wildfire mitigation plan.

It is reasonable to allow PG&E to earn a debt return, based on its currently authorized cost of debt, on the GRC CWSP capital expenditures until the Commission can decide PG&E’s future section 850.1 application.

PG&E’s authorized cost of debt is an appropriate forecast of the financing costs for the GRC CWSP capital expenditures.

It is reasonable to adopt the settling parties’ proposed methodology of applying AB 1054 in calculating the annual revenue requirement reductions, which removes an equity return and the related taxes on the GRC CWSP capital expenditures, but PG&E should update its revenue requirement to reflect the cost of debt that is authorized at the time this decision is approved in the advice letter implementing this decision. PG&E should also be authorized to update its revenue requirement for its approved wildfire capital expenditures to allow debt and equity financing after PG&E satisfies the $3.21 billion equity exclusion.

If PG&E seeks section 850.1 financing of CSWP capital costs, PG&E should adjust its GRC revenue requirement by removing the debt return and other capital-related expenses from its GRC forecast.65

[64]	D.20-12-005 at 118-120.
[65]	Id. at 397-398, Conclusion of Law Paragraphs 31-37.

The 2020 GRC Decision approved a settlement proposed by several parties. After review, for the reasons and findings identified in the 2020 GRC Decision, we adopt those reasons and findings and conclude that PG&E’s sought expenditures and costs are just and reasonable under §§ 451, 850(a)(2), and 850.1(a)(1)(A)(i), and as indicated in the cited portions of the 2020 GRC Decision above, support a finding of the just and reasonable expenditures and costs PG&E is asserting in this proceeding.

3.2.	The Proposed Recovery Bonds are Just and Reasonable

The second requirement for approval of PG&E’s Application is a finding that “The issuance of the recovery bonds, including all material terms... are just and reasonable.” This requirement is set forth in § 850.1(a)(1)(A)(ii)(I). Here, that requirement is met through a general finding of the inherent value of Recovery Bonds in this context, and a discussion of the details of the Recovery Bonds at issue will be conducted in Section 3.4 below (so as to enable a complete review of all Recovery Bond details in a single discussion section in a thorough and organized manner).

“Just and reasonable” is the criterion long familiar to the Commission in its application of the standard set forth by the Legislature in § 451. In pertinent part, that statute reads as follows:

All charges demanded or received by any public utility... for any product or commodity furnished... or any service rendered... shall be just and reasonable...

Every public utility shall furnish and maintain... just, and reasonable service, instrumentalities, equipment, and facilities... as are necessary to promote the safety, health, comfort, and convenience of its patrons, employees, and the public.

All rules made by a public utility affecting or pertaining to its charges or service to the public shall be just and reasonable.

Here, the broader issue concerns the Legislature directing the Commission to address the value of Recovery Bonds as compared to “traditional utility financing mechanisms,” as that term is found in § 850.1(a)(1)(A)(ii)(III). While reserving analysis of the Application’s details in Section 3.4 below, we can conclude that in concept, and in consideration of the legislative mandate to enable such Recovery Bonds, the issuance of the Recovery Bonds is just and reasonable, in that it clearly works to enhance utility safety and reliability, and PG&E has made a showing that it will reduce costs compared to traditional utility financing mechanisms.

Therefore, while we will adopt an appropriate mechanism to provide for review of the specifics of the Application’s proposed Recovery Bonds, we can find that the nature of the Application’s proposed Recovery Bonds is just and reasonable.

3.3.	The Proposed Recovery Bonds are in the Public Interest

The third requirement for approval of PG&E’s Application is a finding that “[t]he issuance of the recovery bonds, including all material terms... are consistent with the public interest.” This requirement is set forth in § 850.1(a)(1)(A)(ii)(II). Here, that requirement is met through a general finding of the inherent value of the Recovery Bonds in this context, and a discussion of the details of the Recovery Bonds at issue will be conducted in Section 3.4 (so as to enable a complete review of all Recovery Bond details in a single discussion section in a thorough and organized manner, as noted in Section 3.2).

“Consistent with the public interest” is tantamount to a finding that a proposed transaction is in the public interest, and the Commission has considerable experience applying this test in furtherance of certain statutory provisions.66 Applying the standards found in those provisions, the Commission can review whether proposed transactions “provide short-term and long-term economic benefits to ratepayers,” “maintain the safe and reliable operation of the utility,” “maintain or improve the financial condition of the... utility,” and “maintain or improve the quality of service to public utility ratepayers.”67

[66]	The phrase “public interest” is language that appears in §§ 852, 853, and 854, regarding proposed public utility transactions.
[67]	Applying descriptions found in § 854(b)(1), § 854(b)(4), § 854(c)(1), § 854(c)(2), respectively.

Here, the broader issue concerns the Legislature directing the Commission to address the value of Recovery Bonds as compared to “traditional utility financing mechanisms,” as that term is found in § 850.1(a)(1)(A)(ii)(III). While reserving the analysis of the Application’s details to Section 3.4, we can conclude that in concept, and in consideration of the legislative mandate to enable such Recovery Bonds, the Application is generally consistent with the public interest, in that it clearly works to provide economic benefit to ratepayers, maintain and improve the utility’s safety and reliability, maintains or improves the financial condition of the utility, and maintains or improves the quality of service to Consumers, while reducing cost compared to traditional utility financing mechanisms as determined in the next section.

Therefore, while we adopt an appropriate mechanism that will provide for a review of the specifics of the Application’s proposed Recovery Bonds, we can find that the nature of the Application’s proposed Recovery Bonds is consistent with the public interest.

3.4.	The Proposed Recovery Bonds Reduce Consumer Rates on a Present Value Basis to the Maximum Extent Possible Compared to Traditional Utility Financing Mechanisms, With the Modification Adopted Herein

The fourth requirement for approval of PG&E’s Application is a finding that “The issuance of the recovery bonds, including all material terms... would reduce, to the maximum extent possible, the rates on a present value basis that Consumers within the electrical corporation’s service territory would pay as compared to the use of traditional utility financing mechanisms, which shall be calculated using the electrical corporation’s corporate debt and equity in the ratio approved by the commission at the time of the financing order.” This requirement is set forth in § 850.1(a)(1)(A)(ii)(III).

Here, that statutory requirement for Consumer rate reduction “to the maximum extent possible” is met, subject to adjustment to the proposed terms of the Application based upon the conditions found here. Importantly, as described in more detail below, we are directing a Finance Team to be created and it will, at the appropriate time (necessarily after this Financing Order has issued) be responsible for review and approval of the structure of the Recovery Bond as described in this Financing Order. The Finance Team’s approval of each Recovery Bond series would be evidenced by a letter from the Finance Team to PG&E. Approval of the Finance Team will be required in order to meet the statutory requirement set forth in § 850.1(a)(1)(A)(ii)(III).

PG&E presents a comprehensive proposal. PG&E asserts that for Consumers, when considering the approximately $1.4 billion Second AB 1054 CapEx amount, there would be a total present value savings of approximately $659 million over the life of the debt when comparing the cost of conventional financing. While there are some uncertainties of the precise amount to be saved by Consumers (due to the unknowable exact amount of the Bonds’ rate and financing costs), we accept PG&E’s assertion of an estimated $659 million in net present value savings for this proposed Recovery Bond as compared to PG&E’s traditional financing mechanism.

As noted above and as will be discussed below, the creation of a Finance Team to review the totality of the Recovery Bond processes, including costs associated with the Recovery Bond’s creation and optimization, etc., as well as Recovery Bond terms, rates, and marketing, etc., is the best bulwark available to the Commission in this Financing Order to ensure that that statutory requirement for Consumer rate reduction “to the maximum extent possible” is met. The complexities and the weighing of some of these factors against other of these factors become apparent when considering all variables, and we recognize that the specific details of each of the many variables cannot be known at the time we issue this Financing Order for PG&E’s proposed Recovery Bond. PG&E has been transparent about the possible structures for the transaction and the marketing approaches it can use for the Recovery Bond, and it submits that its approach will achieve the best combination of factors such as interest rate and term. We must acknowledge that not all variables can be known in this proceeding (that is, prior to the preparation and actual sale of the Recovery Bond).

Therefore, we are directing a Finance Team to be created and it will, at the appropriate time (necessarily after this Financing Order has issued) be responsible for review and approval of the structure of each series of the Recovery Bonds as described in this Financing Order. Approval of the Finance Team will be required in order to meet the statutory requirement set forth in § 850.1(a)(1)(A)(ii)(III). After PG&E has complied with this Financing Order’s terms, the Finance Team’s approval of each Recovery Bond series would be evidenced by a letter from the Finance Team to PG&E.

3.5.	Approval to Employ a Finance Team

The task of ensuring the sale of Recovery Bonds issued pursuant to this Financing Order so as to reduce rates on a present value basis to the maximum extent possible compared to the use of traditional utility financing mechanisms requires a process that is optimized for transparency and in line with best practices. For these reasons, we approve the creation of a Finance Team.

Prior to the issuance of each series of Recovery Bonds, each Recovery Bond series and the associated Recovery Bond transactions would be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Deputy Executive Director for Energy and Climate Policy, other Commission Staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary. The other outside expertise may include, for example, independent legal counsel and an independent financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds would be treated as an Upfront Financing Cost. The purpose of the Finance Team is to provide oversight over the structuring, marketing, and pricing of each Recovery Bond transaction and to review and approve the material terms of such transaction in light of the goal to reduce rates on a present value basis to the maximum extent possible pursuant to AB 1054’s directives and specifically to the § 850.1(a)(1)(A)(ii)(III) mandate.

In a pre-issuance review process, the Finance Team will have the right to review all material terms of the Recovery Bonds and other items the Finance Team determines are appropriate to perform its role, which may include, without limitation: (1) the underwriter and syndication group size, selection process, participants, diverse bank inclusion, allocations, and economics; (2) the structure of the Recovery Bonds; (3) the Recovery Bonds’ credit rating agency application; (4) the underwriters’ preparation, marketing, and syndication of the Recovery Bonds; (5) the pricing of the Recovery Bonds and certifications provided by PG&E and the lead underwriter(s) regarding pricing; (6) all associated Recovery Bond costs (including Upfront Financing Costs and other Financing Costs), servicing and administrative fees and associated crediting; (7) maturities, (8) reporting templates; (9) the amount of PG&E’s equity contribution to the related SPE; (10) overcollateralization and other credit enhancements; and (11) the initial calculation of the related Fixed Recovery Charges. The foregoing and other items may be reviewed during the entire course of the Finance Team’s process.

We expect PG&E will resolve material terms and structuring issues with the Finance Team prior to commencing marketing (subject to any modifications required as a result of such marketing process). This pre-issuance review process is intended to create Recovery Bonds with material terms that can meet the statutory requirements; in particular, that the Recovery Bonds reduce on a present value basis to the maximum extent possible, the rates that Consumers would pay as compared to the use of traditional utility financing mechanisms. The Finance Team’s review will continue until the related Issuance Advice Letter becomes effective as described below. The Finance Team has the ability to be included and participate in all calls, meetings, e-mails, and other communications relating to the structuring, marketing, pricing and issuance of each series of Recovery Bonds.

The Finance Team’s pre-issuance review and approval of the material terms and structure of a series of Recovery Bonds will be evidenced by a letter from the Finance Team to PG&E delivered on or before the date of the pricing of the relevant Recovery Bonds. PG&E should also be required to include such letter as an attachment to the Issuance Advice Letter relating to such series of Recovery Bonds. Such approval letter should be a condition precedent to the issuance of such series of Recovery Bonds.

However, this approach does not obviate the requirement for PG&E to describe the final structure and terms of the Recovery Bonds in an Issuance Advice Letter submitted to the Commission and subject to the Commission Staff’s review and ability to reject the Issuance Advice Letter, i.e., with four business days’ notice and the Commission Staff’s opportunity to halt the sale. While the Finance Team will review the process by which PG&E determines the final structure and terms of the Recovery Bonds preceding and during its marketing efforts and consultations with rating agencies, the final structure and terms of the Recovery Bonds should be described in detail in the Issuance Advice Letter submitted to the Commission and subject to the Commission Staff’s review and ability to reject the Issuance Advice Letter, and otherwise the sale would automatically proceed.

4.	Description and Approval of Specific Elements of the PG&E Proposal, Subject to Changes

4.1.	Over-Collateralization and Credit Enhancement

In its testimony, PG&E has requested that the SPE be authorized to obtain additional credit enhancements to ensure repayment of the Recovery Bonds in the form of an over-collateralization subaccount if the rating agencies require over-collateralization to receive the highest possible rating on the Recovery Bonds, or if the all-in cost of the Recovery Bonds with the over-collateralization would be less than without the over-collateralization.68 Over-collateralization is a credit enhancement technique in which amounts collectible in relation to a financial asset exceed the required payments on the security, ensuring timely payment. The required amount of over-collateralization, if any, would be collected as an Ongoing Financing Cost payable from the Fixed Recovery Charges. The over-collateralization requirement, if any, would be sized based upon input from the rating agencies indicating the amount necessary to achieve the highest possible credit ratings. Any over-collateralization that would be collected from Consumers in excess of total debt service and other Ongoing Financing Costs, and would be the property of the SPE.

[68]	Exhibit PG&E-03 at 3-18 – 3-20.

PG&E also requested that the SPE be authorized to obtain bond insurance, letters of credit, and similar credit-enhancing instruments, but only if required by the rating agencies to achieve the highest possible credit ratings on the Recovery Bonds, or if the all-in cost of the Recovery Bonds with these other credit enhancements would be less than without these enhancements. PG&E has testified that it does not anticipate requiring any external credit enhancements described in the preceding paragraph. Further, based upon current market conditions, PG&E does not anticipate being required by the rating agencies to establish an over-collateralization subaccount, but to the extent such an account is required, the exact amount and timing of the Fixed Recovery Charge collection necessary to fund the over-collateralization would be determined before the Recovery Bonds are issued and approved through the Issuance Advice Letter process.

In addition, PG&E asserts that the Bond Collateral held by the Bond Trustee would be available as a credit enhancement. This Bond Collateral would include, as mentioned above, an equity contribution in an amount required to obtain favorable IRS tax treatment for the transaction (for example, 0.50 percent of the initial aggregate principal amount of the Recovery Bonds issued, or some analogous amount as might be approved by the Finance Team). If the equity capital is drawn upon, it may be replenished from future Fixed Recovery Charges. PG&E has also requested that it be entitled to receive a return on its equity contribution, equal to the weighted average interest rate on the Recovery Bonds. This equity return is requested to be paid as an Ongoing Financing Cost from the Fixed Recovery Charge revenues and would be distributed to PG&E on an annual basis, after payment of debt service on the Recovery Bonds and other Ongoing Financing Costs.

We find that granting the SPE the flexibility to obtain credit enhancements as described by PG&E is both appropriate and in the public interest and should be approved subject to Finance Team review and Commission review of the Issuance Advice Letter.

4.2.	Upfront Financing Costs

As provided in § 850(b)(4), Financing Costs include costs associated with the issuance and credit enhancement of the Recovery Bonds, including, without limitation, underwriting fees and expenses, legal fees and expenses (including those associated with this financing application), rating agency fees, accounting fees and expenses, PG&E’s advisory fee, servicer set-up costs, SEC registration fees, § 1904 fees, printing and EDGARizing expenses, trustee / trustee counsel fees and expenses, original issue discount, any Commission costs and expenses, and other miscellaneous costs approved in this Financing Order (collectively, Upfront Financing Costs). Upfront Financing Costs include reimbursement to PG&E for amounts advanced for payment of such costs. Upfront Financing Costs may also include the costs of credit enhancements including the cost of purchasing a letter of credit or bond insurance policy; however, PG&E does not anticipate that any such credit enhancement will be cost effective or required.

PG&E proposes to recover the Upfront Financing Costs from the proceeds of the Recovery Bonds. PG&E estimates Upfront Financing Costs to be approximately $12,895,000: a list of the Estimated Upfront Financing Costs is provided in Attachment 5 to this Financing Order.

PG&E has testified that its estimates of the Upfront Financing Costs are subject to change, as the costs are dependent on the timing of the issuance, market conditions at the time of issuance, and other events outside of PG&E’s control, such as possible litigation, incremental legal fees resulting from protracted resolution of issues, possible review by the Commission, delays in the SEC registration process, and rating agency fee changes and requirements. When the Recovery Bonds are sized and priced, Upfront Financing Costs would be updated and included in the Issuance Advice Letter.

In its testimony, PG&E proposes that if the estimated Upfront Financing Costs included in the Issuance Advice Letter exceed actual Upfront Financing Costs, any excess would be credited to the excess funds subaccount and used to offset the revenue requirement in the next routine Fixed Recovery Charge true-up calculation. Further, in the event that the actual Upfront Financing Costs exceed the estimated amount included in the Issuance Advice Letter, the shortfall amount may be recovered in the next routine true-up adjustment for the Fixed Recovery Charges.69 We find the Upfront Financing Costs estimates reasonable and appropriate, and subject to Finance Team review and the Commission review of the Issuance Advice Letter.

4.3.	Tax Questions

In its testimony, PG&E asserts that the Recovery Bonds transaction will be structured to be a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 to achieve three important tax objectives. First, to lower overall taxes, the SPE will be treated as part of PG&E for federal income tax purposes, and not as a separate entity responsible for paying its own taxes. Second, this transaction structure will allow avoidance of recognition of taxable income upon the receipt of the financing order that creates the Recovery Property. Third, to avoid an immediate taxable gain when PG&E transfers the Recovery Property to the SPE, the transfer will not be treated as a sale for federal income tax purposes. Instead, the Recovery Bonds will be treated as PG&E’s own debt for federal income tax purposes. As materially relevant to the Recovery Bonds transaction, California income and franchise tax law currently conforms to U.S. federal income tax law, including but not limited to, IRS Revenue Procedure 2005-62.70

[69]	Exhibit PG&E-03 at 3-31 – 3-32.
[70]	Exhibit PG&E-05 at 5-1 – 5-5.

We will authorize PG&E to structure the Recovery Bonds transaction to meet the elements of a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 such that: (1) the SPE will be a wholly owned subsidiary of PG&E and capitalized with an equity interest; (2) the Fixed Recovery Charges shall be secured by the Recovery Property; (3) the Recovery Bonds shall be nonbypassable and payable by Consumers within PG&E’s Service Territory; and (4) payments on the Recovery Bonds shall be on a semi-annual basis except for the initial payment period which may be shorter or longer.

Article 5.8 provides that this Commission may allow FRTAs for any portion of PG&E’s federal and State of California income and franchise taxes associated with the Fixed Recovery Charges and not financed from proceeds of the Recovery Bonds.

4.4.	Underwriters

PG&E has proposed that each series of Recovery Bonds be sold pursuant to an underwriting agreement with one or more underwriters in a negotiated offering. We find that authorizing negotiated sales with additional flexibility is consistent with achieving the lowest long-term cost to Consumers and thus consistent with Article 5.8 as well as our decision in D.21-06-030 and approve these negotiated offering and sale mechanisms, subject to this Financing Order’s discussions regarding the Finance Team and Issuance Advice Letter.

In connection with the submission of the Issuance Advice Letter and the letter to be delivered by the Finance Team, PG&E and the lead underwriter(s) for the Recovery Bonds shall provide a written certificate to the Finance Team and the Commission on or before the date of the pricing of the Recovery Bonds (and shall be required to provide a bring down certificate dated as of the pricing date if such certificate is provided earlier) confirming that the issuance of the Recovery Bonds complies with (i) this Financing Order and (ii) all other applicable legal requirements (including all requirements of Article 5.8), and that the issuance of Recovery Bonds would reduce, to the maximum extent possible, the rates on a present value basis that Consumers within PG&E’s Service Territory would pay as compared with the use of traditional utility financing mechanisms. Such certificates shall be a condition precedent to the issuance of such Recovery Bonds and all associated Commission Staff approvals. PG&E may request that such certificates be provided on a confidential basis.

4.5.	Status of Recovery Property

The recovery of all Upfront Financing Costs and Ongoing Financing Costs, as well as the initial Fixed Recovery Charges, should automatically be approved and become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission Staff rejects the Issuance Advice Letter. In this Financing Order, the Commission approves PG&E’s proposal to approve the final terms and structure of the Recovery Bonds, including recovery of the Upfront Financing Costs and all Ongoing Financing Costs for the life of the Recovery Bonds, as well as the initial Fixed Recovery Charges, through an Issuance Advice Letter process.

Article 5.8 authorizes PG&E to recover Recovery Bonds debt service and other Ongoing Financing Costs via the Fixed Recovery Charges and, to the extent applicable, the FRTAs. As described in its testimony, PG&E proposed a methodology to allocate Recovery Costs (as defined in § 850(b)(10)) among Fixed Recovery Charge Customer Classes.71

[71]	Exhibit PG&E-02 at 2-8 – 2-12.

In this Financing Order, we must assign a methodology to allocate costs and to calculate the Fixed Recovery Charges in a manner consistent with Article 5.8. We must authorize PG&E to impose and collect the Fixed Recovery Charges in accordance with this Financing Order. We do so in accordance with PG&E’s proposal.

The Fixed Recovery Charges authorized here must be calculated and adjusted from time to time in a manner sufficient to ensure the timely and complete payment of principal and interest on the Recovery Bonds, together with other Ongoing Financing Costs associated with the servicing of the Recovery Bonds and supporting the operations of the SPE. Ongoing Financing Costs are defined as amounts payable to PG&E as initial servicer, or any successor servicer, to service the Recovery Property; the amounts payable to PG&E as administrator of the SPE; bond trustee fees and expenses; independent director fees, legal fees and expenses; printing/EDGARizing costs expenses; accounting fees; rating agency surveillance fees; a return on PG&E’s equity contribution to the SPE; and miscellaneous other costs and expenses associated with servicing of the Recovery Bonds and approved in this Financing Order. Ongoing Financing Costs also include any amount required to fund or replenish any reserve or over-collateralization supporting the credit of the Recovery Bonds, as well as any amount required to replenish any drawdown of the SPE’s equity contribution held in the capital subaccount.

Except for those Consumers exempt pursuant to § 850.1(i), the Fixed Recovery Charges and any FRTAs will be paid by existing and future electric Consumers in PG&E’s Service Territory. Pursuant to Article 5.8, the Fixed Recovery Charges and any FRTAs will be both irrevocable and nonbypassable, which assures Recovery Bond investors that the Fixed Recovery Charges will not be interrupted, eliminated, or avoided by Consumers in PG&E’s Service Territory.

To establish the initial Fixed Recovery Charges and any FRTAs, PG&E will submit an Issuance Advice Letter which should use the Cash Flow Model described in Attachment 1 (and as it may need to be revised from time to time in connection with future PG&E General Rate Cases or the submission of a Non-Routine Mechanism Advice Letter), along with the most recent PG&E sales forecast available prior to the pricing date for the Recovery Bonds.

In connection with the submission of the Issuance Advice Letter and the letter to be delivered by the Finance Team, PG&E and the lead underwriter(s) for the Recovery Bonds shall provide a written certificate to the Finance Team and the Commission on or before the date of the pricing of the Recovery Bonds (and shall be required to provide a bring down certificate dated as of the pricing date if such certificate is provided earlier) confirming that the issuance of the Recovery Bonds complies with (i) this Financing Order and (ii) all other applicable legal requirements (including all requirements of Article 5.8 of the California Public Utilities Code), and that the issuance of Recovery Bonds would reduce, to the maximum extent possible, the rates on a present value basis that Consumers within PG&E’s Service Territory would pay as compared with the use of traditional utility financing mechanisms. Such certificates shall be a condition precedent to the issuance of such Recovery Bonds and all associated Commission Staff approvals. PG&E may request that such certificates be provided on a confidential basis.

4.6.	True-Up Mechanism

§ 850.1(g) requires that a financing order “provide for a procedure for periodic true-up adjustments to fixed recovery charges, which shall be made at least annually and may be made more frequently. The electrical corporation shall file an application with the commission to implement any true-up adjustment.” PG&E’s proposed methodology for establishing a true-up adjustment generally adheres to this statute.

Article 5.8 requires the Commission to create an “effective mechanism” to ensure the recovery of all Recovery Costs through the imposition of the Fixed Recovery Charges, which must be paid by Consumers until the Recovery Bonds and all other Financing Costs are paid in full by the SPE.72 To create this “effective mechanism,” Article 5.8 authorizes the Commission to provide a procedure to make adjustments to the Fixed Recovery Charges at least annually. However, adjustments may be made more frequently if necessary, to ensure timely recovery of the principal and interest on all Recovery Bonds and all other Ongoing Financing Costs.73

To satisfy these statutory requirements for a periodic true-up adjustment of the Fixed Recovery Charges, this Financing Order adopts the True-Up Mechanism proposed by PG&E. This True-Up Mechanism will allow the Fixed Recovery Charges to be adjusted (i) annually to correct any over-collection or under-collection of the Fixed Recovery Charges and (ii) more frequently, if necessary, to ensure that the Fixed Recovery Charges provide sufficient funds to timely pay principal and interest on the Recovery Bonds and other Ongoing Financing Costs.74

PG&E requests that the Commission approve the use of an Advice Letter process to implement these periodic true-up adjustments. This well-established approach has been used in connection with prior issuances of Energy Recovery Bonds, Rate Reduction Bonds, and in the Initial AB 1054 Capital Expenditure Decision. It will create efficiencies for the Commission and its Staff.

[72]	§ 850.1(b).
[73]	§§ 850.1(e) and (g).
[74]	Ibid.

We approve and authorize the True-Up Mechanism as described in PG&E’s testimony and summarized below, provided that PG&E’s advice letters provide a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges. For the avoidance of doubt, the Commission’s authority under Article 5.8 and pursuant to § 850.1(g) to authorize periodic true-up adjustments persists until the Recovery Bonds and all Financing Costs are fully paid and discharged, and does not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6.

PG&E, or any successor servicer, may submit annual, semi-annual, and interim Routine True-Up Mechanism Advice Letters until the Recovery Bonds and all other Ongoing Financing Costs are paid in full. All true-up adjustments to the Fixed Recovery Charges should ensure the billing of Fixed Recovery Charges necessary to correct for any over-collection or under-collection of the Fixed Recovery Charges authorized by this Financing Order and to generate sufficient revenues to make timely payments of all scheduled (or legally due) payments of principal (including, if any, prior scheduled but unpaid principal payments), interest and other Ongoing Financing Costs for each of the two payment periods (generally six months) following the effective date of the initial or adjusted Fixed Recovery Charge. Such amounts are referred to as the Periodic Payment Requirement (as described in PG&E’s testimony, a Periodic Payment should be based on the pro forma example identified as the Periodic Payment Requirement Form in Exhibit 2 of Attachment 2 of this Financing Order).75

True-up submissions should be based upon the cumulative differences between the Periodic Payment Requirement and the actual amount of Fixed Recovery Charge remittances to the Bond Trustee for each series of Recovery Bonds. This will result in adjustments to the Fixed Recovery Charges to correct for over-collections or under-collections. PG&E will submit annual, semi-annual, and interim Routine True-Up Mechanism Advice Letters (and, beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Recovery Bonds, at least quarterly), until the Recovery Bonds and all other Ongoing Financing Costs are paid in full.

[75]	Exhibit PG&E-03 at 3-17 – 3-18.

PG&E, or any successor servicer, should submit annual Routine True-Up Mechanism Advice Letters with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges at least 50 days before the annual adjustment date specified in the Issuance Advice Letter (the Fixed Recovery Charge Annual Adjustment Date) until the Recovery Bonds and all other Financing Costs have been paid in full. These submissions are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Recovery Bond principal, interest and all other Financing Costs.

Because the revised Fixed Recovery Charges in the annual Routine True-Up Mechanism Advice Letters should be ministerial, they may be Tier 1 Advice Letters. These annual Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 3 of this Financing Order and should also address any FRTAs. These advice letters are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Bond principal, interest, and related costs. These Tier 1 Advice Letters are to receive a Commission Energy Division negative or affirmative response within 20 days of submission. In the absence of a Commission Energy Division negative response, PG&E’s, or any successor servicer’s, timely revision to the Fixed Recovery Charges and any FRTAs should automatically go into effect in accordance with the advice letter’s proposed schedule.76

[76]	See General Order (GO) 96-B.

PG&E, or any successor servicer, must also submit semi-annual Routine True-Up Mechanism Advice Letters with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges. The semi-annual true-up adjustments should be used if PG&E, or any successor servicer, forecasts that Fixed Recovery Charge collections will be insufficient to make scheduled payments of Recovery Bond principal, interest and other Financing Costs on a timely basis during the current or next succeeding payment period or to replenish any draws upon the capital subaccount. If PG&E, or any successor servicer, determines a semi-annual true-up is required, PG&E, or any successor servicer, should submit a semi-annual Routine True-Up Mechanism Advice Letter at least 50 days before the semi-annual adjustment date which should be six months after the Fixed Recovery Charge Annual Adjustment Date.

Because the revised Fixed Recovery Charges in the semi-annual Routine True-Up Mechanism Advice Letters should be ministerial, they may be Tier 1 Advice Letters. These semi-annual Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 3 of this Financing Order and should also address any FRTAs. These advice letters are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Bond principal, interest, and related costs. These Tier 1 Advice Letters are to receive a Commission Energy Division negative or affirmative response within 20 days of submission. In the absence of a Commission Energy Division negative response, PG&E’s, or any successor servicer’s, timely revision to the Fixed Recovery Charges and any FRTAs should automatically go into effect in accordance with the advice letter’s proposed schedule.77

[77]	See GO 96-B.

PG&E, or any successor servicer, may also submit interim Routine True-Up Mechanism Advice Letters at such other times as PG&E, or any successor servicer, deems necessary. The interim true-up adjustment would be used if PG&E, or any successor servicer, forecasts that Fixed Recovery Charge collections may be insufficient to make scheduled payments of Recovery Bond principal, interest and other Financing Costs on a timely basis during the current or next succeeding payment period.

Because the revised Fixed Recovery Charges in the interim Routine True-Up Mechanism Advice Letters should be ministerial, they may be Tier 1 Advice Letters. These interim Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 3 of this Financing Order and should also address any FRTAs. These advice letters are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Bond principal, interest, and related costs. These Tier 1 Advice Letters are to receive a Commission Energy Division negative or affirmative response within 20 days of submission. In the absence of a Commission Energy Division negative response, PG&E’s, or any successor servicer’s, timely revision to the Fixed Recovery Charges and any FRTAs should automatically go into effect in accordance with the interim Routine True-Up Mechanism Advice Letter’s proposed schedule.78

All Fixed Recovery Charge-related annual, semi-annual and interim True-Up Mechanism Advice Letters would be subject to protest, review, and correction to the fullest extent allowed by § 850.1(e). However, any protest, review, and correction will be limited to the correction of mathematical errors in the Routine True-Up Mechanism Advice Letters. No protest, review or required modification to correct an error in a Routine True-Up Mechanism Advice Letter would delay its effective date, and any correction or modification which could not be made prior to the effective date would be made in the next Routine True-Up Mechanism Advice Letter.

[78]	See GO 96-B.

PG&E, or any successor servicer, may also submit Non-Routine True-Up Mechanism Advice Letters to propose revisions to the logic, structure and components of the Cash Flow Model described in Attachment 1 or as adjusted in a subsequent Non-Routine True-Up Mechanism Advice Letter. Non-Routine True-Up Mechanism Advice Letters should be Tier 2 Advice Letters and submitted at least 90 days before the date when the proposed changes would become effective, with the resulting changes effective on the effective date identified in the Non-Routine True-Up Mechanism Advice Letter. The Energy Division should prepare for the Commission’s consideration a resolution that adopts, modifies or rejects the proposed revisions to the Cash Flow Model. The public will have an opportunity to review and protest a Non-Routine True-Up Mechanism Advice Letter in accordance with Commission procedures to the fullest extent allowed by § 850.1(e). Absent a Commission resolution that adopts, modifies or rejects the Non-Routine True-Up Mechanism Advice Letter, PG&E, or any successor servicer, may implement the Fixed Recovery Charge adjustments and/or FRTA adjustments proposed in a Non-Routine True-Up Mechanism Advice Letter on the effective date identified in the letter. The Non-Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 4 of this Financing Order.

The Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters should calculate a revised Fixed Recovery Charge and/or a revised FRTA for each series of Recovery Bonds using the initial allocation factors that will be updated to reflect any changes in sales and the Cash Flow Model described in Attachment 1 of this Financing Order or as subsequently modified in a Non-Routine True-Up Mechanism Advice Letter, as applicable, except that:

1.

The Periodic Payment Requirement (defined in PG&E testimony, as noted above) would be (i) increased or decreased by the amount by which actual remittances of Fixed Recovery Charge revenues to the Bond Trustee collection account through the end of the month preceding the month of calculation was less than or exceeded the Periodic Payment Requirement for the prior period, and (ii) to the extent not included in (i), decreased by the amount projected to be held in the excess funds subaccount at the beginning of the next payment period.

2.	Forecasted sales for the remainder of the current year and for the subsequent year, if applicable, of the transaction would be revised to reflect PG&E’s latest estimate of sales.

3.	Estimated Ongoing Financing Costs will be modified to reflect changed circumstances.

4.	Assumed uncollectibles will be modified to equal the percentage of losses actually experienced during the most recent 12-month billing period for which such information is available.

5.

An adjustment will be made to reflect collections that will be received at the existing tariff rate from the end of the month preceding the date of the calculation through the end of the month in which the calculation is done.

We find the True-Up Mechanism proposed by PG&E, including the Cash Flow Model, as discussed and integrated here, to be consistent with and to satisfy the requirement of Article 5.8 for an effective adjustment mechanism to ensure payment of all Recovery Costs and approve its use. In this Financing Order, we also find that the Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters described above constitute “applications” within the meaning of § 850.1(g) and authorize PG&E to submit these Advice Letters to implement true-up adjustments to the Fixed Recovery Charges.

4.7.	Flow Through of Benefits

As set forth in PG&E’s testimony,79 PG&E has described numerous costs and benefits associated with the Recovery Bonds that will be flowed through to Consumers of electricity via other ratemaking processes. The specific costs and benefits that will be addressed in other ratemaking proceedings will be:

1.

The cost of franchise fees assessed by the cities and counties. The Fixed Recovery Charges will be subject to franchise fees levied by cities and counties associated with the Fixed Recovery Charges. PG&E proposes to record these amounts in the distribution sub-account of PG&E’s WHFRCBA for recovery from or credit to Consumers. These franchise fees will be recorded as costs of service by PG&E through normal ratemaking processes.

2.

The benefit of servicing and administration fees paid to PG&E. PG&E will be the initial servicer for the Recovery Bonds. That means that PG&E will bill Consumers, collect the revenues and remit the Fixed Recovery Charge revenues to the Bond Trustee. In addition, PG&E will be the administrator for the SPE. The Bond Trustee will pay PG&E for these servicing and administration services. The servicing and administration fees collected by PG&E, as the servicer under the Servicing Agreement or administrator under the Administration Agreement, will be reflected in PG&E’s ongoing cost of such service such that any amounts in excess of PG&E’s incremental costs of servicing and administrating the Recovery Bonds should be returned to PG&E’s retail Consumers in through normal ratemaking processes. The expenses incurred by PG&E or such affiliate to perform obligations under the Servicing Agreement and Administration Agreement not otherwise recovered through the Fixed Recovery Charges will likewise be included in PG&E’s cost of service to be recovered by PG&E through normal ratemaking processes.

3.

The benefit of any surplus funds held by the Bond Trustee. The Bond Trustee will hold the Fixed Recovery Charge revenues used to repay the Recovery Bonds and all Financing Costs. To the extent the Bond Trustee earns interest in excess of its obligations under the financing agreements, that interest will be held in the excess funds subaccount and used to reduce future Fixed Recovery Charge requirements. Upon repayment of the Recovery Bonds, if a balance remains in the collection account, or any subaccount (other than the capital subaccount), that balance will be returned to Consumers by PG&E through normal ratemaking processes.

4.

The cost or benefit of FRTAs. PG&E will recover the cost or credit the benefit of any amounts needed to pay any taxes imposed on the Fixed Recovery Charges or associated with the assets financed with the Recovery Bonds, including any FRTAs associated with the Fixed Recovery Charges, any interest on accumulated deferred income tax, and the flow-through and flow-back of the repairs tax deduction for assets financed with the Recovery Bonds. PG&E proposes to record these amounts in the distribution sub-account of PG&E’s WHFRCBA for recovery from or credit to Consumers.

[79]	Exhibits PG&E-03, PG&E-04, and PG&E-05.

5.

The adjustment of the GRC revenue requirement. Upon issuance of the Recovery Bonds, using the Annual Electric True-Up process, PG&E will adjust its GRC revenue requirement by removing the debt return and other capital-related expenses associated with the Second AB 1054 CapEx.

We approve PG&E’s proposed Annual Electric True-Up process methodology to address the adjustment of the PG&E GRC revenue requirement due to the issuance of Recovery Bonds.

4.8.	Capital Structure Adjustments

Consistent with the Commission’s past decisions concerning Article 5.8 electric utility securitized bonds,80 PG&E proposes to remove all Recovery Bond securitized debt from PG&E’s ratemaking capital structure, as the SPE will have the legal obligation to repay the Recovery Bonds from Fixed Recovery Charge revenues. In this way, the securitized debt is not to be considered PG&E debt as part of its capital structure. However, this would be done notwithstanding that, for financial reporting purposes and federal tax purposes, the securitized debt may be recorded as a liability on PG&E’s consolidated financial statements.

Consistent with such past decisions, these adjustments are approved as necessary for both PG&E’s capital structure and for these reporting and tax purposes.

4.9.	Implications of Nonbypassable Charges for Departing Load

As required by Article 5.8,81 the Fixed Recovery Charges and any FRTAs should be nonbypassable and recovered from existing and future Consumers in PG&E’s Service Territory, other than Consumers in Exempt Fixed Recovery Charge Customer Classes.

[80]	See D.20-11-007 at 126 (OP 51).
[81]	§§ 850(b)(7), 850(b)(8) and 850.1(b).

In addition, Consumers in PG&E’s Service Territory that no longer take transmission or distribution retail service, or that depart or reduce PG&E service after the date of this Financing Order, or that meet the relevant criteria in the applicable tariff after the date of this Financing Order, should be treated as DL customers using applicable tariffs (DL Tariffs) for DL customers. For the purpose of determining applicability of the Fixed Recovery Charges and any FRTAs to DL customers, PG&E proposes to calculate the Fixed Recovery Charges and any FRTAs that would need to be paid using an approach that is consistent with the method currently in place for calculation of DL charges under the existing DL Tariffs as approved in Advice Letter 6448-E in connection with the issuance of the first series of Recovery Bonds.

We note that § 850.1(b) states “The commission may establish . . . an effective mechanism that ensures recovery of recovery costs through nonbypassable fixed recovery charges and any associated fixed recovery tax amounts from existing and future consumers in the service territory...” § 850.1(b) (emphasis added). The Commission has clearly applied these nonbypassable charges to all departing load customers in all such financing orders.82

We make it clear that, in accordance with the statute, we direct the nonbypassable fixed recovery charges to apply to existing and future customers in the service territory, regardless of possible future municipalization or possible future asset transfers. We do this to properly apply the plain language of the statute. We also do this to ensure the confidence of potential Recovery Bond purchasers who understandably need to expect that there is an effective mechanism to ensure recovery of Recovery Costs through Fixed Recovery Charges to repay the Recovery Bonds.

[82]	See D.21-06-030; D.20-11-007; and D.21-05-015.

4.10.	Billing

As provided by § 850.1(g), the Fixed Recovery Charge must appear on each customer’s83 electric bill. That billing information must be provided as described below in this Financing Order. PG&E proposes to show the Fixed Recovery Charge in the unbundled charge section on page 2 of each customer’s electric bill. PG&E further proposes to include the Fixed Recovery Charge as a single line item for billing and accounting purposes and will be listed as the “Wildfire Hardening Charge.”84 In addition, PG&E proposes to provide the following description of the Wildfire Hardening Charge on a PG&E website which can be accessed by a link provided on page 2 of the bill:85

Wildfire Hardening Charge: PG&E has been permitted to issue bonds that enable it to recover more quickly certain costs related to preventing and mitigating catastrophic wildfires, while reducing the total cost to its customers. Your bill for electric service includes a fixed recovery charge called the Wildfire Hardening Charge that has been approved by the CPUC to repay those bonds. The right to recover the Wildfire Hardening Charge has been transferred to a separate entity (called the Special Purpose Entity) that issued the bonds and does not belong to PG&E. PG&E is collecting the Wildfire Hardening Charge on behalf of the Special Purpose Entity.

PG&E will retain the description of the Wildfire Hardening Charge as authorized by the Initial AB 1054 Capital Expenditure Decision on the definition page of each customer’s bill, and will also provide access to that definition on a website that can be readily-located by search and by a link located on each customer’s bill. The applicable rate for each customer class or group would also be located in the description of the Wildfire Hardening Charge.

[83]	As noted above, customers participating in CARE and FERA programs are exempt from the Fixed Recovery Charges. Therefore, the Fixed Recovery Charges will not appear on the bills for those customers.
[84]

An example of the unbundled charges (for a residential tiered rate) is shown in Exhibit PG&E-07 at Attachment 7.1. If additional recovery bonds are issued for additional items permitted under § 850(a)(2), fixed recovery charges for those bonds would be included in the same line item.

[85]	References to the applicable rate for each Fixed Recovery Charge Customer Class would also be available with the description of the Wildfire Hardening Charge.

PG&E states that it anticipates that it would be able to implement the Fixed Recovery Charges for customer billing at issuance of the Recovery Bonds.86 The Fixed Recovery Charges will appear on the electric bill of each Consumer in PG&E’s Service Territory as electric charges as soon as practicable following the issuance of the first series of Recovery Bonds, but in all events no later than necessary to bill and collect funds sufficient to pay principal, interest and Ongoing Financing Costs payable on the first payment date of the Recovery Bonds.

PG&E should separate the revenues from the Fixed Recovery Charges into multiple components for accounting purposes. The Fixed Recovery Charge revenue for each series of Recovery Bonds will be determined in accordance with the Fixed Recovery Charge Electric Preliminary Statement.

We approve this proposed bill presentation and implementation of the Fixed Recovery Charge on customer bills, as described herein.

4.11.	Billing, Collecting, and Remitting the Fixed Recovery Charges

As contemplated by Article 5.8,87 PG&E will act as the initial servicer for the Recovery Property that will be pledged to secure the Recovery Bonds. PG&E, or any successor servicer, will be responsible for determining Consumers’ electricity usage, billing, collecting, and remitting the Fixed Recovery Charges to the Bond Trustee, and submitting Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters as described in Section 4.6. To the extent Consumers of electricity in PG&E’s historic Service Territory are billed by ESPs or another utility or entity (collectively, Third-Party Billers), PG&E will bill these Third-Party Billers, as the case may be, for the Fixed Recovery Charges and any FRTAs, and the Third-Party Billers, as the case may be, will be obligated to remit Fixed Recovery Charge revenues and any FRTA revenues to PG&E.

[86]	Exhibit PG&E-03 at 3-11 – 3-19.
[87]	§§ 850.1(b), 850.1(e) and 850.2.

As servicer, PG&E will remit estimated Fixed Recovery Charge revenues, on behalf of the SPE, to the Bond Trustee. The Bond Trustee will be responsible for making principal and interest payments to Recovery Bond investors and paying other Ongoing Financing Costs. The following diagram illustrates servicing cash flows.

SERVICING CASH FLOWS

As servicer, PG&E will remit Fixed Recovery Charge revenues in accordance with the Servicing Agreement to the Bond Trustee. An SPE will own legal title to, and all equitable interest in, the Recovery Property, including the Fixed Recovery Charges, and PG&E will be legally obligated to remit all Fixed Recovery Charge revenues to the Bond Trustee. PG&E expects the rating agencies to require PG&E to remit the estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings.

Over the life of the Recovery Bonds, PG&E will prepare a monthly servicing report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month. Estimated Fixed Recovery Charge collections will be based on historic Consumer payment patterns. Six months after each monthly billing period, PG&E will compare actual Fixed

Recovery Charge revenues to the estimated Fixed Recovery Charge revenues that have been remitted to the Bond Trustee for that month during the intervening six-month period. The difference between the estimated Fixed Recovery Charge collections and the actual Fixed Recovery Charge collection will be netted against the following month’s remittance to the Bond Trustee. The six-month lag between the first remittance of estimated Fixed Recovery Charge revenues and the final determination of actual Fixed Recovery Charge cash collections allows for the collection process to take its course and is consistent with PG&E’s practice of waiting six months after the initial billing before writing off unpaid customer bills.

Although PG&E will act as servicer, it is possible that Third-Party Billers will bill and collect the Fixed Recovery Charges and any FRTAs from some Consumers. To the extent PG&E’s electricity Consumers are billed by Third-Party Billers, PG&E proposes to bill these Third-Party Billers for the Fixed Recovery Charges and any FRTAs, with the Third-Party Billers being obligated to remit Fixed Recovery Charge revenues and any FRTA revenues to PG&E. PG&E would remit estimated Fixed Recovery Charge revenues to date, on behalf of the applicable SPE, to the Bond Trustee. These Third-Party Billers should meet minimum billing and collection experience standards and creditworthiness criteria. Otherwise, the rating agencies might impose additional credit enhancement requirements or assign lower credit ratings to the Recovery Bonds. Therefore, PG&E requests that Third-Party Billers that bill and collect the Fixed Recovery Charges and any FRTAs will have to satisfy the creditworthiness and other requirements applicable to ESPs that meter and bill electric Consumers as set forth in PG&E’s Electric Rule 22.P. “Credit Requirements.”

4.12.	Periodic Reporting

General Order (GO) 24-C requires utilities to submit a periodic report to the Commission that contains, among other things, the following information: (1) the amount of debt issued by the utility at the end of the period; (2) the total amount of debt outstanding at the end of the prior period; and (3) the Commission’s paid and total proceeds received from debt issued during the prior period. The Commission’s Financing Rule adopted in D.12-06-015 (as amended in D.12-07-003) likewise imposes certain requirements and reporting obligations in connection with the issuance of debt securities and use of swaps and hedges. PG&E states that it will comply with the Financing Rule and GO 24-C with respect to the Recovery Bonds and we authorize PG&E, on behalf of the SPE, to provide periodic reports pursuant to GO 24-C and the Financing Rule regarding the Recovery Bonds to the Commission Staff. Failure of PG&E to comply with any such reporting requirement will not adversely affect or impair the Fixed Recovery Charges, the Recovery Property, or the payment of the Recovery Bonds.

5.	Fixed Recovery Charge Allocation

This Financing Order must determine the allocation of the Fixed Recovery Charge among PG&E’s customer classes. There is no statutory provision that directs the Commission’s determination regarding that Fixed Recovery Charge allocation. Therefore, we must review the relevant facts and party positions to determine the appropriate Fixed Recovery Charge allocation. Consistent with the Initial AB 1054 Capital Expenditure Decision, we approve four aspects of the allocation.

First, some of PG&E’s asserted wildfire mitigation expenditures may be characterized as Construction Work In Progress (CWIP). While these are expenditures for PG&E by definition of their purpose (here, for wildfire mitigation), if the work is not complete, they are normally not yet able to be moved into PG&E’s rate base. PG&E has stated in its testimony that it will seek to move CWIP expenditures into rate base as soon as practicable.88

[88]	Exhibit PG&E-01 at 1-5.

First, therefore, PG&E should take all practicable measures, as expeditiously as possible, to recharacterize AB 1054-related fire risk mitigation CWIP expenditures as rate-based expenditures, so as to capture maximal ratepayer savings. If, after taking such measures, PG&E has less than $1.4 billion of AB 1054 capital expenditures in rate base at the time of issuance of the Recovery Bonds, PG&E is authorized to finance AB 1054 capital expenditures temporarily recorded as CWIP.

Second, § 8386.3(e) should be construed to refer solely to the first $5 billion of wildfire mitigation capital expenditures for electric utility infrastructure, and therefore, consistent with the Initial AB 1054 Capital Expenditure Decision, we approve the exclusion of common plant expenditures from the wildfire capital expenditures that PG&E will be financed using securitization in this proceeding pursuant Article 5.8.

Third, as required by Article 5.8, the Fixed Recovery Charges and any FRTAs shall be nonbypassable and recovered from existing and future Consumers in PG&E’s Service Territory, other than Consumers in Exempt Fixed Recovery Charge Customer Classes.89 Regarding how the Fixed Recovery Charges and any FRTAs would be allocated, this will be as previously adopted by the Commission in the Initial AB 1054 Capital Expenditure Decision. In brief, the agreed-upon inter-class allocation mechanism applies a two-step allocation process to determine a weighted average of distribution allocation factors and equal percent of total revenue. That mechanism allocates revenue in proportion to each class’s share of total revenue, with generation revenue imputed for Direct Access and Community Choice Aggregation customers. The allocation methodology will be set at issuance for the life of the Recovery Bonds, with adjustments to the initial allocation factors for sales changes as necessary to collect the revenue requirement.

[89]	§§ 850(b)(7), 850(b)(8) and 850.1(b).

Fourth, the treatment of CARE/FERA customers shall be in accord with § 739.1(c) and § 739.12(b).90

6.	The Required Contents of the Financing Order

The required contents of the Financing Order must encompass direction for PG&E to follow in executing all steps to implement the Recovery Bonds sale with all reasonable transparency and safeguards and optimal Consumer results. The Commission has previously directed similar Financing Orders. Here, the Financing Order must be effected so as to enable a Finance Team (as determined above). Therefore, this Financing Order is conformed to the requirement of enabling the formation of a Finance Team, and such other conditions as are imposed herein.

7.	Continued Reporting Compliance

The requirement for PG&E to provide continued reporting compliance to the Commission is implemented by instructing PG&E to provide the Commission with information regarding the results of these Recovery Bonds, and by PG&E’s Fixed Recovery Charge true-up efforts to inform Commission Staff, and by such additional reporting direction as is found in this Financing Order.91 PG&E acknowledges that it must continue to provide the Commission with GO 24-C Reporting relevant to this Financing Order. To the extent necessary, the Finance Team may review and participate in the development of information to be reported.

[90]

§ 739.1(c)(1) states that “[t]he average effective CARE discount shall not be less than 30 percent or more than 35 percent of the revenues that would have been produced for the same billed usage by non-CARE customers”, and § 739.12(b) states that “[t]he FERA program discount shall be an 18 percent line-item discount applied to an eligible customer’s bill calculated at the applicable rate for the billing period.”

[91]	PG&E notes that it also must provide reporting regarding these Recovery Bonds to the Securities and Exchange Commission (Exhibit PG&E-03 at 3-31 – 3-32).

As part of each subsequent Financing Order application pursuant to AB 1054, PG&E acknowledges that it must provide the Commission with an evaluation regarding this Recovery Bonds proposal and the actual results of the Recovery Bonds sales effort, regarding the extent of PG&E’s ability to provide the lowest practical total cost to the utility Consumers.

8.	Fees

Whenever the Commission authorizes a utility to issue debt, the Commission is required to charge and collect a fee in accordance with § 1904(b), which states, in relevant part, as follows:

For a certificate authorizing an issue of bonds, notes, or other evidences of indebtedness, two dollars ($2) for each one thousand dollars ($1,000) of the face value of the authorized issue or fraction thereof up to one million dollars ($1,000,000), one dollar ($1) for each one thousand dollars ($1,000) over one million dollars ($1,000,000) and up to ten million dollars ($10,000,000), and fifty cents ($0.50) for each one thousand dollars ($1,000) over ten million dollars ($10,000,000), with a minimum fee in any case of fifty dollars ($50). No fee need be paid on such portion of any such issue as may be used to guarantee, take over, refund, discharge, or retire any stock, bond, note, or other evidence of indebtedness on which a fee has theretofore been paid to the commission.

We conclude that § 1904(b) applies to the Recovery Bonds, as there is nothing in Article 5.8 that exempts the Recovery Bonds from § 1904(b). The following table shows the calculation of the fee required by § 1904(b):

Computation of Fee for Recovery Bonds Authorized by this Order

Fee on First $1 Million	$2,000
Fee on $1 Million—$10 Million	$9,000
Fee on Amount over $10 Million	$686,031
Total Fee	$697,031

PG&E should remit the required fee of $697,031, which amount is subject to change based on the final principal amount of Recovery Bonds to be issued pursuant to this Financing Order as set forth in the Issuance Advice Letter, to the Commission’s Fiscal Office no later than 10 days after all conditions precedent for the issuance of the Recovery Bonds have been satisfied and, in any event, prior to the first issuance of the Recovery Bonds. Pursuant to PG&E’s request, in this time of pandemic, PG&E is permitted to pay its Application fees through wire transfer, notwithstanding Rule 1.16 of the Commission’s Rules of Practice and Procedure. The SPE should reimburse PG&E for this fee. This fee will be an Upfront Financing Cost.

9.	Irrevocable Financing Order

This Financing Order is irrevocable to the extent set forth in § 850.1(e). Pursuant to § 850.1(e), the State of California through this Financing Order pledges and agrees with PG&E, owners of Recovery Property, the SPE(s), and holders of the Recovery Bonds, that the State should neither limit nor alter, except with respect to the True-Up Mechanism, the Fixed Recovery Charges, any FRTAs, the Recovery Property, this Financing Order, or any rights thereunder until the Recovery Bonds, together with the interest thereon and associated Financing Costs, are fully paid and discharged, and any associated taxes have been satisfied or, in the alternative, have been refinanced through an additional issue of Recovery Bonds. However, nothing should preclude the limitation or alteration if and when adequate provision should be made by law for the protection of PG&E and the owners and holders of Recovery Bonds. The SPE is authorized to include this pledge and undertaking for the State in such Recovery Bonds.

As required by §§ 850(b)(14) and 850.1(g), the Commission shall adjust the Fixed Recovery Charges, as necessary, to ensure timely recovery of all Recovery Costs that are the subject of this Financing Order, and the costs associated with the recovery, financing, or refinancing thereof, including servicing and retiring the Recovery Bonds authorized by this Financing Order. When setting other rates or charges for PG&E, nothing in Article 5.8 shall prevent the Commission from taking into account the collection of Fixed Recovery Charge in excess of the amount required to pay Recovery Costs financed or refinanced by the Recovery

Bonds or any FRTAs, provided that this would not result in a recharacterization of the tax, accounting, and other intended characteristics of the financing, including, but not limited to, any of the following: (A) treating the transaction as a qualifying securitization; (B) treating the Recovery Bonds as debt of PG&E or its affiliates for federal income tax purposes; and (C) treating the transfer of the Recovery Property by PG&E as a true sale for bankruptcy purposes.

In accordance with § 850.1(d), the Financing Order adopted herein shall become effective only after PG&E files its written consent to all the terms and conditions of this Financing Order. PG&E should file and serve within 10 days from the date this Financing Order is mailed a written statement that provides notice of whether or not PG&E consents to all terms and conditions of this Financing Order. If PG&E declines to provide its consent, PG&E’s written statement should identify the specific terms and conditions it finds objectionable and explain why it does not consent to these terms and conditions.

This Financing Order construes, applies, implements, and interprets the provisions of Article 5.8. Therefore, applications for rehearing and judicial review of this Financing Order are subject to §§ 1731 and 1756. These laws provide that any application for rehearing of this Financing Order must be filed within 10 days after the date of issuance of this Financing Order. The Commission must issue its decision on any application for rehearing within 210 days of the filing of the application for rehearing. Within 30 days after the Commission issues its decision denying the application for a rehearing, or, if the application was granted, then within 30 days after the Commission issues its decision on rehearing, or at least 120 days after the application for rehearing is granted if no decision on rehearing has been issued, any aggrieved party may petition for a writ of review in the court of appeal or the Supreme Court for the purpose of having the lawfulness of the Financing Order or decision on rehearing inquired into and determined. If the writ issues, it shall be made returnable at a time and place specified by court order and shall direct the Commission to certify its record in the case to the court within the time specified.

10.	Additional Such Financing Orders Must be Sought by Application

§ 850.1(a)(1)(B) allows a utility to seek a financing order in an existing application or to file a stand-alone application. When the Commission issues a financing order in response to such an application, it is to include in that financing order “a procedure for the electrical corporation to submit applications” for additional financing orders, with language also stating that such future financing orders “may take the form of a resolution.” Further, the Commission shall issue these subsequent financing orders within 180 days if it determines the costs requested are recoverable.

Financing orders are irrevocable, and place unavoidable costs on ratepayers for the term of any Recovery Bond issuance. We also have determined to employ a Finance Team for these transactions. A determination as significant as a financing order must be made in a formal proceeding.

11.	Comments on Proposed Financing Order

This proposed Financing Order was mailed to the parties in accordance with § 311 of the Public Utilities Code and comments were allowed under Rule 14.3 of the Commission’s Rules of Practice and Procedure. Comments were filed on July 19, 2022, by PG&E. No reply comments were filed.

PG&E’s comments were non-substantive, and were essentially edits for consistency, readability, and accuracy. Most of PG&E’s comments were adopted. Minimal additional edits were included for further consistency and accuracy.

12.	Assignment of Proceeding

Commission President Alice Reynolds is the assigned Commissioner and Jason Jungreis is the assigned ALJ in this proceeding

Findings of Fact

1. The Recovery Bonds proposed by PG&E possess all of the characteristics required or authorized by Article 5.8 including:

a.

The Recovery Bonds will be secured principally by the right to receive revenues from irrevocable and nonbypassable Fixed Recovery Charges designed to provide timely and sufficient funds to pay for Recovery Bond principal, interest, and all other Financing Costs. This is the right to the Recovery Property.

b.

The proceeds of the Recovery Bonds and sale of the Recovery Property to the SPE will be used by PG&E to pay or reimburse PG&E for the cost of paying Recovery Costs, which includes the Second AB 1054 CapEx and Upfront Financing Costs.

c.

PG&E will not issue the Recovery Bonds. The Recovery Bonds will be issued by one or more bankruptcy remote SPEs that are (a) formed and wholly owned by PG&E, and (b) separate from PG&E. The SPE will purchase the Recovery Property in an absolute transfer and true sale and own the Recovery Property, including the right to receive Fixed Recovery Charge revenues.

d.	The issuance of the Recovery Bonds will result in savings to Consumers, when compared to traditional recovery methods for the Second AB 1054 CapEx.

e.	The Recovery Bonds will be issued pursuant to enacted legislation (i.e., Public Utilities Code Article 5.8) that is satisfactory to PG&E and to the Commission.

2. PG&E has demonstrated, using PG&E’s approved rate of return of 7.34%, that issuance of the Recovery Bonds will reduce Consumer rates by approximately $659 million on a present value basis as compared to the recovery of the approximately $1.4 billion Second AB 1054 CapEx amount through traditional utility financing of that amount.

3. PG&E has demonstrated that the recovery of the Second AB 1054 CapEx and Upfront Financing Costs through the designation of Fixed Recovery Charges, any FRTAs, and the issuance of the Recovery Bonds employing the review and approval of the Finance Team, and in conformance with the requirements set forth in this Financing Order, is expected to reduce, to the maximum extent possible, the rates to Consumers on a present value basis.

4. The Recovery Bonds will be issued by the SPE, and not by PG&E, and the SPE will be a wholly owned separate subsidiary of PG&E that will be established for the purpose of carrying out this Financing Order.

5. The purpose of the Finance Team is to provide oversight over the structuring, marketing, and pricing of the transaction and to review and approve the material terms of the transaction in light of the goal to reduce rates on a present value basis to the maximum extent possible pursuant to AB 1054’s directives.

6. The Finance Team’s pre-issuance review and approval of the material terms and structure of a series of Recovery Bonds will be evidenced by a letter from the Finance Team to PG&E delivered on or before the date of the pricing of the relevant Recovery Bonds. PG&E will be required to include such approval letter as an attachment to the Issuance Advice Letter relating to such series of Recovery Bonds, or as a supplement to such Issuance Advice Letter. Such approval letter from the Finance Team to PG&E will be a condition precedent to the issuance of such series of Recovery Bonds.

7. The Commission will, through its Staff, review and approve the final terms and structure of the Recovery Bonds through the Issuance Advice Letter process to ensure the terms and structure are consistent with the Financing Order.

8. As provided in § 850(b)(11), the Recovery Property, which will be established by this Financing Order and further identified in the Issuance Advice Letter, includes (i) the right, title and interest in and to the Fixed Recovery Charges, including the right to obtain adjustments of such charges as authorized in this Financing Order, and (ii) the right to be paid the Fixed Recovery Charges, as well as all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charges.

9. Pursuant to § 850.2(d), the Recovery Property established by this Financing Order will continue to exist until the date on which the Recovery Bonds and all of its associated Ongoing Financing Costs are paid in full.

10. The owners of Recovery Property are entitled to recover Fixed Recovery Charge revenues in the aggregate amount sufficient to pay on a timely basis the principal and interest on the Recovery Bonds together with all other Financing Costs associated with the Recovery Bonds until all such costs are paid in full.

11. Fixing the interest rate of the Recovery Bonds and the full amortization term is reasonably expected to ensure the maximum possible Consumer savings.

12. Dividing the Recovery Bonds into one or two series consisting of one or more tranches of bonds representing different legal maturities, with the final number, type, and size of Recovery Bond tranches to be approved by the Finance Team, will support reducing, to the maximum extent possible, the rates on a present value basis that Consumers will pay compared to traditional utility financing mechanisms.

13. The credit quality of the Recovery Bonds will be enhanced by ordering the sequestration and payment of the Fixed Recovery Charges to the Bond Trustee for the benefit of the SPE in the event that PG&E defaults on its role as servicer of the Recovery Bonds.

14. To achieve the highest possible credit ratings for the Recovery Bonds, rating agencies may require over-collateralization by the SPE.

15. The SPE will have the legal obligation to repay the Recovery Bonds from Fixed Recovery Charge revenues.

16. It is reasonable for the SPE, as the owner of the Recovery Property, to pledge the Recovery Property as collateral to the Bond Trustee to secure payments of the principal and interest on the Recovery Bond and all other Ongoing Financing Costs.

17. We accept PG&E’s estimates that total Upfront Financing Costs (assuming one issuance and no credit enhancements) would be approximately $12,895,000.

18. An equity contribution toward the initial principal amount of the Recovery Bonds is required in order to assure that the issuance of the Recovery Bonds will be treated as a Qualifying Securitization and obtain favorable debt-for-tax treatment for federal income tax purposes.

19. Establishment, and adjustment from time to time, of the Fixed Recovery Charges is required to ensure the collection of sufficient revenue to pay, on a timely basis and in full, the principal and interest on the Recovery Bonds as scheduled, together with all other Financing Costs.

20. Recovery of the Ongoing Financing Costs associated with servicing the Recovery Bonds and supporting the operations of the SPE, including without limitation, servicing fees, administration fees, and Bond Trustee fees, and credit enhancement costs, if required, through the Fixed Recovery Charges, is necessary in order to ensure the bankruptcy remoteness of the SPE and obtain the highest possible rating on the Recovery Bonds.

21. It is reasonable for PG&E to recover the cost or credit the benefit of any FRTA amounts that are needed to address any federal and State of California income and franchise taxes associated with the Fixed Recovery Charges but not approved as Financing Costs to be financed from the proceeds of the Recovery Bonds, and for PG&E to record these amounts in the distribution sub-account of PG&E’s WHFRCBA for recovery from or credit to Consumers.

22. The ratemaking mechanisms described in this Financing Order to determine the Fixed Recovery Charges, including the allocation of the Recovery Costs through the Fixed Recovery Charges, the True-Up Mechanism, and submission of the Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters pursuant thereto, are reasonable and ensure the timely payment of the Recovery Bonds and all other Ongoing Financing Costs and secure for the Recovery Bonds the highest possible credit ratings resulting in the lowest cost to Consumers.

23. Subject to the Finance Team’s review and approval, it is reasonable for the Recovery Bonds to be issued using an offering through a negotiated sale with underwriters because of the complex nature of the highly structured transaction and to minimize its annual service debt costs, principal, and interest costs.

24. In its capacity as servicer, it is reasonable for PG&E to be responsible for determining Consumers’ electricity usage and billing, collecting, and remitting the Fixed Recovery Charges to the Bond Trustee, and submitting Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters.

25. Subject to the review and approval of the Finance Team, it is reasonable for the Bond Trustee to pay an annual servicing fee charged by PG&E, together with out-of-pocket expenses (e.g., legal, accounting fees). Furthermore, it is reasonable for the Bond Trustee to pay a servicing fee at a level sufficient to induce another entity to take over the servicing function from PG&E should this become necessary. In the event that an unaffiliated third-party servicer takes over the servicing function from PG&E, it is reasonable, subject to the review and approval of the Finance Team, that the unaffiliated third-party servicer receives a reasonable servicing fee from the Bond Trustee. The fees and expenses incurred by PG&E or such affiliate to perform obligations under the Servicing Agreement in excess of the incremental cost of billing and collecting the Fixed Recovery Charges and servicing the Recovery Bonds will be returned to Consumers by PG&E through normal ratemaking processes.

26. Subject to the review and approval of the Finance Team, it is reasonable for the SPE to pay an administration fee to support the operations of the SPE, which will have no staff. The fees and expenses incurred by PG&E to perform obligations under the Administration Agreement in excess of the incremental cost of administering the SPE should be returned to Consumers by PG&E through normal ratemaking processes using the WHFRCBA.

27. The credit quality and expertise in performing servicing functions will be important considerations should it be necessary to approve the appointment of a successor servicer in order to ensure the credit ratings for the Recovery Bonds are maintained.

28. It is reasonable that the Bond Trustee’s collection account has at least three subaccounts: (i) the general subaccount to hold Fixed Recovery Charge collections; (ii) the capital subaccount to hold the capital contribution made by PG&E; and (iii) the excess funds subaccount to hold investment earnings and funds collected in excess of amounts necessary to pay principal, interest, and other Ongoing Financing Costs on a Recovery Bond payment date.

29. Establishment of an over-collateralization sub-account is reasonable if required to provide credit enhancement for the Recovery Bonds and lower costs to Consumers and if such account is approved by the Finance Team pre-issuance and the Commission through the Issuance Advice Letter process.

30. §§ 850.1(e) and 850.1(g) require the Commission to adjust the Fixed Recovery Charges at least annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Recovery Bonds), and more frequently, if necessary, to ensure timely recovery of the amounts identified in Finding of Fact 10. The Commission’s authority under Article 5.8 and pursuant to § 850.1(g) to authorize periodic true-up adjustments persists until the Recovery Bonds and all other Financing Costs are fully paid and discharged and does not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6. It is therefore appropriate for PG&E to submit Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters and use an advice letter process to implement the periodic true-up adjustment described in the Application and this Financing Order, all subject to the review and approval by the Commission as set forth in this Financing Order, as these Advice Letters constitute “application[s] . . . to implement [a] true-up adjustment” pursuant to § 850.1(g).

31. It is possible that Third-Party Billers will bill and collect the Fixed Recovery Charges and any FRTAs from some Consumers.

32. It is reasonable that Consumers in PG&E’s Service Territory that no longer take transmission or distribution retail service, or that depart or reduce PG&E service after the date of this Financing Order, be treated as DL customers, using applicable tariffs for DL customers, and will be subject to pay the Fixed Recovery Charges and any FRTAs. DL customers are obligated to pay Fixed Recovery Charges and any FRTAs using applicable language under existing tariffs for DL customers based on an approach that is consistent with the method currently in place for recovery of nonbypassable charges.

33. §§ 851 and 854 empower the Commission to review for authorization any possible future voluntary or involuntary change in ownership of assets from an electrical or gas corporation to a public entity (pursuant to §§ 851(a), (b)(1) and 854.2(b)(1)(F)).

34. If a Third-Party Biller meters and bills for the Fixed Recovery Charges, PG&E requires access to information on kWh billing and usage by Consumers to provide for proper reporting to the SPE and to perform its obligations as servicer.

35. The Fixed Recovery Charges and any FRTAs will be nonbypassable and payable by all existing and future Consumers in PG&E’s Service Territory as of the date of this Financing Order, except for those Consumers participating in the California Alternate Rates for Energy or Family Electric Rate Assistance programs pursuant to § 850.1(i). The Fixed Recovery Charges will appear on the electric bill of each such Consumer in PG&E’s Service Territory as electric charges as soon as practicable following the issuance of the first series of Recovery Bonds, but in all events no later than necessary to bill and collect funds sufficient to pay principal, interest and Ongoing Financing Costs payable on the first payment date of the Recovery Bonds.

36. It is reasonable that, if electric Consumers in PG&E’s Service Territory fail to pay their electric utility bills in full, any partial payments of a customer’s bill be allocated on a pro rata basis between the Bond Trustee and PG&E based on the ratio of the billed amount for the Fixed Recovery Charges and the FRTAs, and other rates and charges to the total billed amount, to avoid PG&E favoring its own interests and to support the “bankruptcy remote” status of the SPE.

37. The Bond Trustee (acting on behalf of the SPE) will have a legal right to only the amount of actual Fixed Recovery Charge cash collections. As servicer, PG&E will be legally obligated to remit Fixed Recovery Charge revenues, on behalf of the SPE, to the Bond Trustee.

38. It is reasonable for PG&E to request the issuance of additional Recovery Bonds through the SPE or Additional SPEs by submitting an application showing that the relevant amounts or costs are recovery costs within the meaning of § 850(a)(10) and identifying the Commission decision(s) or determination(s) regarding the reasonableness of those amounts or costs, consistent with § 850(a)(1)(A)(i).

39. Any SPE issuing Recovery Bonds is exempt from the new affiliate requirements established in D.20-05-053.

40. The Recovery Bonds approved by this Financing Order comply with Public Utilities Code §§ 817(b), (c), (g) and (h), even if those provisions did apply.

41. It is reasonable to establish a Finance Team, as set forth in this Financing Order, for this issuance of the Recovery Bonds at issue here and for additional Recovery Bond applications.

42. The Authorized Second AB 1054 CapEx has previously been determined to be just and reasonable under § 451 and in the public interest and therefore are Recovery Costs pursuant to § 850(b)(10).

43. In this time of pandemic, it is reasonable for PG&E to be permitted to pay its Application fees through wire transfer, notwithstanding Rule 1.16 of the Commission’s Rules of Practice and Procedure.

Conclusions of Law

1. The Recovery Bonds and the imposition and collection of the Fixed Recovery Charges proposed by PG&E in the Application and as modified in this Financing Order satisfy all the conditions established by Article 5.8. The issuance of the Recovery Bonds is just and reasonable and consistent with the public interest, because the material terms and conditions of the Recovery Bonds, as set forth in this Financing Order and with the oversight of the Finance Team, are designed in conformance with industry standards to ensure the lowest-cost, highest-rated bonds, and to provide substantial benefits to Consumers.

2. Prior to the issuance of each series of Recovery Bonds, each Recovery Bond series and the associated Recovery Bond transactions should be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Deputy Executive Director for Energy and Climate Policy, other Commission Staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary. The other outside expertise may include, for example, independent legal counsel and an independent financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds should be treated as an Upfront Financing Cost.

3. The Upfront Financing Costs and the estimated Ongoing Financing Costs should be reviewed and approved by the Finance Team to help ensure the Fixed Recovery Charges and any FRTAs produce the maximum possible reduction of Consumer rate impact on a present value basis as compared to the use of traditional utility financing mechanisms.

4. As provided in § 850(b)(11), the Recovery Property, which should be established by this Financing Order and further identified in the Issuance Advice Letter, includes (i) the right, title and interest in and to the Fixed Recovery Charges, including the right to obtain adjustments of such charges as authorized in this Financing Order, and (ii) the right to be paid the Fixed Recovery Charges, as well as all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charges.

5. Pursuant to § 850.1(h), the Recovery Property established by this Financing Order should be created simultaneously with the sale of such Recovery Property to the SPE and should constitute a current property right and will thereafter continuously exist as property for all purposes.

6. The Ongoing Financing Costs described in PG&E’s testimony and in this Financing Order constitute “financing costs” under § 850(b)(4) and as reviewed and approved by the Finance Team should be recoverable from the Fixed Recovery Charges.

7. The Recovery Bonds authorized by this Financing Order should not: (i) constitute a debt or liability of the State of California or any political subdivision thereof; (ii) constitute a pledge of the full faith and credit of the State or any political subdivision; or (iii) directly, indirectly, or contingently obligate the State or any political subdivision thereof to levy or to pledge any form of taxation to pay any obligations associated with the Recovery Bonds or to make any appropriations for their payment.

8. The Recovery Bonds should not require the Commission’s approval pursuant to § 701.5 because PG&E will not “issue any bond, note, lien, guarantee, or indebtedness of any kind pledging the utility assets or credit for or on behalf of any subsidiary or affiliate” under that provision.

9. The Recovery Bonds should not require approval pursuant to §§ 817 and 818 since the SPE, not PG&E as a public utility, will be the issuer. Even if §§ 817 and 818 were to apply, issuance of the Recovery Bonds is consistent with those provisions.

10. The Commission should have full access to the books and records of the SPE. PG&E should not make any profit from the SPE, except for an authorized return on PG&E’s capital contribution to the SPE.

11. Upon the issuance of the Recovery Bonds, PG&E should contribute equity to the SPE, as necessary, to satisfy the conditions for a Qualifying Securitization under IRS Revenue Procedure 2005-62; provided, however, that PG&E has no obligation to pay the amounts owed by the SPE on the Recovery Bonds or to make any additional equity contributions to the SPE to facilitate the SPE’s repayment of the Recovery Bonds.

12. PG&E should sell the Recovery Property identified in the Issuance Advice Letter to the SPE identified in such Issuance Advice Letter. The SPE identified in the Issuance Advice Letter should constitute a Financing Entity for all purposes of Article 5.8.

13. The transfer of the Recovery Property by PG&E to an SPE should be in accordance with § 850.4, and should be treated as an absolute transfer of all of PG&E’s right, title, and interest, as in a true sale, and not as a pledge or other financing, of the Recovery Property, other than for federal and state income tax and franchise tax purposes.

14. Once the Recovery Property is established as provided in this Financing Order, any protest, review, or correction should be limited as provided in the description of the True-Up Mechanism in this Financing Order.

15. The Recovery Bonds should be secured by the Recovery Property, SPE equity held by the Bond Trustee, and other Bond Collateral held by the Bond Trustee.

16. The SPE should transfer the Recovery Bond proceeds (net of Upfront Financing Costs) to PG&E to purchase the Recovery Property.

17. The following should occur or exist as a matter of law upon the sale by PG&E of Recovery Property to the SPE: (i) the SPE should have all of the rights originally held by PG&E with respect to the Recovery Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any Consumer in respect of the Recovery Property, including the Fixed Recovery Charges, notwithstanding any objection or direction to the contrary by PG&E; (ii) any payment by any Consumer of owed Fixed Recovery Charges should discharge such Consumer’s obligations in respect of the Recovery Property to the extent of such payment, notwithstanding any objection or direction to the contrary by PG&E; and (iii) PG&E should not be entitled to recover the Fixed Recovery Charge associated with the Recovery Property other than for the benefit of the SPE or of holders of the associated Recovery Bond in accordance with PG&E’s duties as servicer with respect to such Recovery Bond.

18. A separate and distinct statutory lien described in § 850.3(g) should exist on the Recovery Property then existing or thereafter arising that is described in an Issuance Advice Letter and should secure all obligations, then existing or subsequently arising, to the holders of the Recovery Bond described in such Issuance Advice Letter and the Bond Trustee for such holders. There should be no statutory liens of the type described in § 850.3(g) except as provided in this Conclusion of Law section.

19. To ensure that the SPE is legally separate and bankruptcy remote from PG&E the SPE should be authorized to: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of the Recovery Bonds and related activities and eliminating the SPE’s ability to voluntarily file for bankruptcy; (ii) provide for the appointment of one or more independent directors to the SPE board; and (iii) provide for the payment of servicing and administration fees adequate to compensate PG&E or any successor servicer for their costs of providing service.

20. Any default under the documents relating to the Recovery Bonds should entitle the holders of Recovery Bonds, or the Bond Trustees or representatives for such holders, to exercise the rights or remedies such holders or such Bond Trustees or representatives therefore may have pursuant to any statutory or other lien on the Recovery Property.

21. The SPE should be authorized to provide credit enhancements for the Recovery Bonds as reviewed and approved by the Finance Team in addition to the True-Up Mechanism, but only if such credit enhancements are required by the rating agencies to receive the highest investment-grade rating or the all-in cost of the Recovery Bonds with the credit enhancements is less than without the credit enhancements. Such credit enhancements, if any, should be described in the Issuance Advice Letter.

22. Any revenue for credit enhancements that is collected as part of the Fixed Recovery Charges, in excess of total debt service on the Recovery Bonds and other Recovery Costs, should be the property of the SPE.

23. After the Recovery Bonds and all Ongoing Financing Costs are repaid, if a balance remains in the collection account, or any subaccount, that balance should be returned in the following order of priority: first, an amount equal to PG&E’s initial equity contribution into the capital subaccount, together with the required rate of return should be paid to PG&E, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) should be returned to PG&E, and such amounts, together with any Fixed Recovery Charges revenues thereafter received by PG&E, should be credited to Consumers, as defined in § 850(b)(3), through normal ratemaking processes.

24. The Upfront Financing Costs described in the Application, including, inter alia, underwriters’ fees and expenses, rating agency fees, § 1904 fees, accounting fees and expenses, SEC registration fees, printing/EDGARizing costs expenses, legal fees and expenses, Bond Trustee’s fees and expenses, original issue discount, costs of the Commission, and other Upfront Financing Costs, as reviewed and approved by the Finance Team, are “financing costs” as defined in § 850(b)(4) and should be treated as Recovery Costs for purposes of § 850(b)(10) and recoverable from Recovery Bond proceeds or the Fixed Recovery Charges.

25. When the SPE issues the Recovery Bonds, the SPE should estimate the Upfront Financing Costs and provide that information to the Finance Team for its review and approval. After all Upfront Financing Costs are paid by the SPE, any Recovery Bond proceeds not used to purchase the Recovery Property or for the payment of Upfront Financing Costs should be used to offset the revenue requirement in the next Fixed Recovery Charge true-up calculation. In the event that the actual Upfront Financing Costs exceed the estimated amount, the shortfall amount may be recovered in the next Fixed Recovery Charge true-up calculation.

26. The SPE, not PG&E, should “issue any bond, note, lien, guarantee, or indebtedness of any kind pledging the utility assets or credit for or on behalf of any subsidiary or affiliate” under § 701.5.

27. All Recovery Bonds should contain a legend to the following effect: “Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of the principal of, or interest on, this bond.”

28. PG&E should be authorized to use the proceeds from its sale of the Recovery Property to the SPE to reimburse itself for Second AB 1054 CapEx and Upfront Financing Costs paid by, or on behalf of, PG&E, as reviewed and approved by the Finance Team.

29. PG&E should be authorized pursuant to Article 5.8 to bill and collect Fixed Recovery Charges that are designed to ensure the recovery of sufficient revenue to pay, on a timely basis, the principal and interest on the Recovery Bond (as scheduled) together with all other Financing Costs until all such costs are paid in full.

30. To implement the Fixed Recovery Charges for each series of Recovery Bonds, PG&E should submit an Issuance Advice Letter based on the pro forma example contained in Attachment 2 to this Financing Order not later than one business day after the Recovery Bonds are priced. The Issuance Advice Letter should use the Cash Flow Model, described in Attachment 1 of this Financing Order, along with the most-recent PG&E sales forecast, to develop the initial Fixed Recovery Charges for the Recovery Bonds.

31. The initial Fixed Recovery Charges, any FRTAs, as well as the Upfront Financing Costs and all Financing Costs for the life of the Recovery Bonds, and the final terms of the Recovery Bonds set forth in the Issuance Advice Letter should automatically be approved and become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission Staff rejects the Issuance Advice Letter. Once established, the Fixed Recovery Charge will constitute Fixed Recovery Charges subject to § 850.1(e).

32. The characterization of the sale, assignment, or transfer as an absolute transfer and true sale and the corresponding characterization of the property interest of the SPE should not be affected or impaired by, among other things: (i) commingling of Fixed Recovery Charge revenues with other amounts; (ii) the retention by PG&E of either of the following: (a) a partial or residual interest, including an equity interest, in the SPE or the Recovery Property, whether direct or indirect, subordinate or otherwise or (b) the right to Recovery Costs associated with taxes, franchise fees, or license fees imposed on the collection of Fixed Recovery Charges; (iii) any recourse the SPE may have against PG&E; (iv) any indemnification rights, obligations, or repurchase rights made or provided by PG&E; (v) the obligation of PG&E to collect Fixed Recovery Charges, as servicer, on behalf of the SPE; (vi) the treatment of the sale, assignment or transfer for tax, financial reporting, or other purposes; or (vii) the True-Up Mechanism as provided in this Financing Order.

33. The True-Up Mechanism to be used to establish and adjust the Fixed Recovery Charges, as described in PG&E’s testimony and as set forth in this Financing Order as required by § 850.1(b), is an “effective mechanism” that should help ensure the timely payment of the principal and interest on the Recovery Bonds and all associated Financing Costs.

34. The advice letters submitted as part of the True-Up Mechanism to adjust the Fixed Recovery Charges, as described in the body of this Financing Order, constitute “application[s] . . . to implement [a] true-up adjustment” pursuant to § 850.1(g).

35. The adjustments to the Fixed Recovery Charges in annual Routine True-Up Mechanism Advice Letters, semi-annual Routine True-Up Mechanism Advice Letters and more frequent interim Routine True-Up Mechanism Advice Letters should be acted upon within 20 days of submission provided that such Advice Letters should be submitted no later than 50 days before the Fixed Recovery Charge Annual Adjustment Date, in the case of annual Routine True-Up Mechanism Advice Letters and no later than 50 days before the proposed effective date, in the case of semi-annual Routine True-Up Mechanism Advice Letters and interim Routine True-Up Mechanism Advice Letters. These advice letters should be based on the pro forma example contained in Attachment 3 to this Financing Order.

36. The Routine True-Up Mechanism Advice Letters should calculate a revised Fixed Recovery Charge using (i) the Cash Flow Model described in Attachment 1 of this Financing Order, as may be modified as described in the body of this Financing Order, (ii) the adjustments to the Cash Flow Model as may be listed in the body of this Financing Order and (iii) the sales adjustments to the initial allocation factors. Protests, review, or correction to a Routine True-Up Mechanism Advice Letter or a Non-Routine True-Up Mechanism Advice Letter should only address mathematical errors.

37. PG&E should be allowed to submit Non-Routine True-Up Mechanism Advice Letters based on the pro forma example contained in Attachment 4 to this Financing Order to revise the Cash Flow Model most recently approved by this Commission, subject to the terms found in the body of this Financing Order, to meet payments of principal and interest on the Recovery Bonds and all other Ongoing Costs. Such Non-Routine True-Up Mechanism Advice Letter should be Tier 2 Advice Letters submitted no less than 90 days before the proposed effective date and will be acted upon within 60 days. Absent a Commission resolution modifying or rejecting proposed changes to the Cash Flow Model, PG&E or a successor servicer may implement Fixed Recovery Charge Adjustments proposed in a Non-Routine True-Up Mechanism Advice Letter on the effective date identified in the Non-Routine True-Up Mechanism Advice Letter if that date is at least 90 days after the date of submission.

38. Subject to the review and approval of the Finance Team, PG&E’s proposed mechanisms for establishing and adjusting the Fixed Recovery Charges, including the True-Up Mechanism, the Routine True-Up Mechanism Advice Letters and the Non-Routine True-Up Mechanism Advice Letters, all as presented in the Application and as may be modified in this Financing Order, should be accepted.

39. PG&E’s proposal to address any potential tax implications through the recovery of the cost or credit of the benefit of any FRTAs through the WHFRCBA, all as presented in the Application and as may be modified in this Financing Order, should be accepted.

40. PG&E’s proposal to adjust its GRC revenue requirement through the WMBA and Annual Electric True-Up Process following issuance of the Recovery Bonds, all as presented in the Application and as may be modified in this Financing Order, should be accepted.

41. The Fixed Recovery Charges and any FRTAs should be: (i) nonbypassable; (ii) set for each Fixed Recovery Charge Customer Class in accordance with the Cash Flow Model and in accordance with this Financing Order and (iii) recovered from all existing and future Consumers in PG&E’s Service Territory as of the date of this Financing Order, except for those Consumers participating in the California Alternate Rates for Energy or Family Electric Rate Assistance programs pursuant to § 850.1(i). The Commission continues to have sole authority over Fixed Recovery Charge Customer Class allocation issues and reserves the opportunity and intention to revisit the allocation methodology for future Fixed Recovery Charges related to additional recovery bonds that may be reviewed and approved in future proceedings.

42. PG&E’s monthly customer electric bill should disclose the amount of the Fixed Recovery Charges in a single line item identified on each customers’ monthly bill (except for those customers participating in the California Alternate Rates for Energy or Family Electric Rate Assistance programs pursuant to § 850.1(i)) as electric charges titled “Wildfire Hardening Charge.” A description of the “Wildfire Hardening Charge” should contain the billing language found in the body of this Financing Order, and this description should appear on page 2 of each customer’s bill or should be accessible via a uniform resource locator (URL) address on the bill to a PG&E website that includes further information on the definitions used on the bill. If the descriptions are not on the bill itself, PG&E should also include the descriptions in an annual bill insert. Such bill presentation as described here is consistent with the requirement of § 850.1(g) that the Fixed Recovery Charge “appear on consumer bills” and should be approved.

43. PG&E and the SPE should account for Fixed Recovery Charges in the manner described in the body of this Financing Order.

44. PG&E should act as the initial servicer for Fixed Recovery Charges on behalf of the SPE.

45. To the extent Consumers of electricity in PG&E’s Service Territory are billed by Third-Party Billers, PG&E (as servicer for the Recovery Property) should bill such Consumers directly or may require these Third-Party Billers to bill for the Fixed Recovery Charges and any FRTAs and to remit the Fixed Recovery Charge revenues and any FRTA revenues to PG&E on behalf of such Consumers.

46. Third-Party Billers that bill and collect the Fixed Recovery Charges and any FRTAs from PG&E’s Consumers should satisfy the requirements set forth in PG&E’s Electric Rule 22.P., “Credit Requirements.”

47. In the event that the Commission authorizes any future voluntary or involuntary change in ownership of assets from an electrical or gas corporation to a public entity (pursuant to §§ 851(a), (b)(1) and 854.2(b)(1)(F)) and such an ownership change affects the payment of rates to PG&E by any Consumers in PG&E’s Service Territory, the new asset owner should either (a) continue to bill and collect Fixed Recovery Charges from Consumers and remit such collections to PG&E or a new servicer for the Recovery Bonds or (b) ensure the upfront funding of the Fixed Recovery Charges that would otherwise be paid by Consumers where rate payment would be affected by the ownership change. The Commission’s authorization of ownership terms will effectuate the State’s pledge and agreement that the State should not limit nor alter the Fixed Recovery Charges, any FRTAs, the Recovery Property, this Financing Order, or any rights under a financing order until the Recovery Bonds are fully paid and discharged (pursuant to § 850.1(e)).

48. PG&E should remit the Fixed Recovery Charge revenues in accordance with the procedures described in the body of this Financing Order and the following two Conclusions of Law.

49. PG&E, as servicer, should remit Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings. Over the life of the Recovery Bond, PG&E should prepare a monthly servicing report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month over the life of the Recovery Bond. Estimated Fixed Recovery Charge collections should be based on historic Consumer payment patterns. Six months after each monthly billing period, PG&E should compare actual Fixed Recovery Charge revenues to the estimated Fixed Recovery Charge revenues that have been remitted to the Bond Trustee for that month during the intervening six-month period. The difference between the estimated Fixed Recovery Charge revenues and the actual Fixed Recovery Charge collections, if there has been an over-remittance to the Bond Trustee, should be netted against the following month’s remittance to the Bond Trustee, or if there has been an under-remittance, be deposited with the Bond Trustee within ten days. The six-month lag between the first remittance of estimated Fixed Recovery Charge revenues and the final determination of actual Fixed Recovery Charge cash collections allows for the collection process to take its course and is consistent with PG&E’s practice of waiting six months after the initial billing before writing off unpaid customer bills.

50. Although PG&E should be permitted to remit Fixed Recovery Charges based upon an estimated basis as described in Conclusion of Law 49, amounts collected that represent partial payments of a customer’s bill should be allocated on a pro rata basis between the Bond Trustee and PG&E based on the ratio of the billed amount for the Fixed Recovery Charges to the total billed amount. This allocation is an important bankruptcy consideration in determining the true sale nature of the transaction.

51. In the event of any default by the Servicer, the Bond Trustee should be entitled to receive a reconciliation of estimated collections and remittances to the Bond Trustee (described above) and actual collections of the Fixed Recovery Charges, including an allocation of partial payments based upon this pro rata allocation methodology.

52. In the event additional recovery bonds or other similar bonds are issued by the SPE or additional SPEs for recovery of costs or expenses under § 850(a)(2), the Fixed Recovery Charges or other similar charges should be allocated pro rata between the Bond Trustees for each additional series and any existing series.

53. The Bond Trustee should hold all Fixed Recovery Charge collections received from PG&E in a collection account. The Bond Trustee should use the funds held in the collection account to pay the principal and interest on the Recovery Bonds and all other Financing Costs on a timely basis.

54. The Bond Trustee should invest all funds held in the collection account in investment-grade short-term securities that mature on or before the next Recovery Bond payment date. Investment earnings should be retained in the collection account to pay debt service and all other Financing Costs.

55. Subject to the review and approval of the Finance Team, PG&E should be permitted to receive a rate of return on its equity contribution equal to the weighted average interest rate on the Recovery Bonds, which should be payable as an Ongoing Financing Cost from the Fixed Recovery Charge revenues and be distributed to PG&E on an annual basis, after payment of debt service on the Recovery Bonds and all other Financing Costs.

56. If funds remain in the collection account on any Recovery Bond payment date, they should be credited to the excess funds subaccount. All subaccount funds should be available to pay debt service on the Recovery Bonds or other Recovery Costs. At the time of the submission of the next Routine True-Up Mechanism Advice Letter, the excess funds subaccount balance should be used to offset the revenue requirement for the Fixed Recovery Charges, including but not limited to replenishing the balance of the capital subaccount.

57. Upon payment in full of the principal and interest on the Recovery Bonds and the payment and discharge of all other Financing Costs, all remaining monies held by the Bond Trustee should be returned to Consumers in the following order of priority: first, an amount equal to PG&E’s initial equity contribution into the capital subaccount, together with any required rate of return should be paid to PG&E, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) would be returned to PG&E, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by PG&E, should be credited to Consumers through normal ratemaking processes.

58. Subject to the review and approval of the Finance Team, PG&E should be authorized to charge an annual servicing fee.

59. Subject to the review and approval of the Finance Team, PG&E should be authorized to charge an annual administration fee.

60. PG&E should not resign as servicer without prior Commission approval.

61. If PG&E fails to perform its servicing functions satisfactorily, as set forth in the Servicing Agreement, or is required to discontinue its billing and collecting functions, an alternate servicer nominated by the Bond Trustee should replace PG&E. The new servicer should bill and collect only the Fixed Recovery Charges and any FRTAs. The fees paid to the new servicer should be subject to the approval of the Finance Team.

62. An alternative third-party servicer should not cause the then-current rating of any then outstanding Recovery Bonds to be withdrawn or downgraded.

63. PG&E should serve a copy of the advice letters authorized by this Financing Order on this proceeding’s Service List and on any entity that requests service.

64. PG&E should remit to the Commission’s Fiscal Office the required § 1904(b) fee of $697,031, which amount is subject to change based on the final principal amount of Recovery Bonds to be issued pursuant to this Financing Order as set forth in the Issuance Advice Letter, at the time and in the manner described in Ordering Paragraph 56. The SPE should reimburse PG&E for this fee as an Upfront Financing Costs.

65. Notwithstanding § 1708 or any other provision of law, any requirement under Article 5.8 or this Financing Order that the Commission take action with respect to the subject matter of this Financing Order should be binding on any successor agency exercising functions similar to the Commission, and the Commission should have no authority to rescind, alter or amend that requirement in this Financing Order.

66. The Recovery Bonds should be excluded from PG&E’s ratemaking capital structure as the SPE will have the legal obligation to repay the Recovery Bonds from Fixed Recovery Charge revenues.

67. This Financing Order should be irrevocable to the extent specified in § 850.1(e).

68. This Financing Order should be able to be supplemented upon the Commission’s own motion or a petition by a party to this proceeding, so long as such supplements are not inconsistent with the terms and provisions herein.

69. PG&E should be allowed to set its electric rates and charges, including any FRTAs but excluding the Fixed Recovery Charges, at levels designed to allow PG&E to recover franchise fees associated with, or imposed on the Fixed Recovery Charges, and PG&E should pay such franchise fees.

70. PG&E should be allowed to adjust its GRC revenue requirement through the WMBA and Annual Electric True-Up Process following the issuance of the Recovery Bonds, as described in the body of this Financing Order.

71. GO 24-C and the Commission’s Financing Rule should be applied to the Recovery Bonds.

72. PG&E should be authorized to report, on behalf of the SPE, all information required by GO 24-C and the Commission’s Financing Rule regarding the Recovery Bonds.

73. Pursuant to § 824 and GO 24-C, PG&E should maintain records that: (i) identify the specific Recovery Bonds issued pursuant to this Financing Order, and (ii) demonstrate that the proceeds from the Recovery Bonds have been used only for the purposes authorized by this Financing Order.

74. Pursuant to § 850.1(d), this Financing Order should become effective in accordance with its terms only after PG&E provides the Commission with PG&E’s written consent to all the terms and conditions of this Financing Order.

75. There is no need for an evidentiary hearing in this proceeding.

76. PG&E should take all practicable measures, as expeditiously as possible, to recharacterize AB 1054-related fire risk mitigation CWIP expenditures as rate-based expenditures. If, after taking such measures, PG&E has less than $1.4 billion of AB 1054 capital expenditures in service in rate base at the time of issuance of the Recovery Bonds, PG&E is authorized to finance AB 1054 capital expenditures temporarily recorded as CWIP.

77. § 8386.3(e) should be construed to refer to the first $5 billion of wildfire mitigation capital expenditures for electric utility distribution plant.

78. This Financing Order complies with the provisions of Article 5.8 of the Public Utilities Code that was enacted by SB 901, as amended by AB 1054 and AB 1513.

79. This Financing Order construes, applies, implements, and interprets the provisions of Article 5.8. Therefore, applications for rehearing and judicial review of this Financing Order are subject to §§ 1731 and 1756. These laws provide that any application for rehearing of this Financing Order must be filed within 10 days after the date of issuance of this Financing Order. The Commission must issue its decision on any application for rehearing within 210 days of the filing for rehearing.

80. The following order should be effective immediately in order to comply with statutory deadlines mandated by Article 5.8.

81. This proceeding should be closed.

ORDER

IT IS ORDERED that:

1. Pacific Gas and Electric Company (PG&E) is granted authority pursuant to Division 1, Part 1, Chapter 4, Article 5.8 of the Public Utilities (Pub. Util.) Code, subject to the terms and conditions in this Financing Order, to do the following:

a.

Arrange for the issuance of Recovery Bonds, in up to two series, as defined by Pub. Util. Code § 850(b)(9). The total principal amount of the Recovery Bonds shall be equal to the sum of: (i) an amount up to $1,369,166,000 to fund costs and expenses related to its Application as included in the Issuance Advice Letter for such Recovery Bonds submitted in accordance with Ordering Paragraph 3 (the Second Assembly Bill (AB) 1054 CapEx), plus (ii) Upfront Financing Costs, in an estimated amount of $12,895,000 (in total, up to approximately $1,382,061,000, the Authorized Amount). The final Authorized Amount, including the final calculation of the Upfront Financing Costs, will be calculated by PG&E and reviewed and approved by the Finance Team (described below), certified to by PG&E and the lead underwriters as described in this Financing Order, and approved by the Commission pursuant to the Issuance Advice Letter process as described in this Financing Order. Each series of Recovery Bonds will be subject to a separate issuance approval process, including a separate Issuance Advice Letter, separate Finance Team review and approval process and separate PG&E and lead underwriter(s) certification requirement.

b.

Arrange for the issuance of the Recovery Bonds, through one or more Financing Entities as that term is defined by Pub. Util. Code § 850(b)(5). The Financing Entity shall be a Special Purpose Entity that is formed and wholly owned by PG&E.

c.

Apply the Recovery Bond proceeds to recover, finance, or refinance Recovery Costs as that term is defined by Pub. Util. Code § 850(b)(10) consisting of the Second AB 1054 CapEx and the Upfront Financing Costs.

d.

Arrange for the recovery, via nonbypassable rates and charges, of Fixed Recovery Charges as that term is defined by Pub. Util. Code § 850(b)(7), and in accordance with the Consumer allocation described in the body of this Financing Order.

e.

Impose and collect a nonbypassable Fixed Recovery Tax Amount (FRTA) sufficient to pay federal and State of California income and franchise taxes associated with the Fixed Recovery Charges but not approved as Financing Costs financed from the proceeds of the Recovery Bonds, and establish the Wildfire Hardening Fixed Recovery Charge Balancing Account to record costs and benefits for subsequent recovery from or credit to Consumers related to amounts needed to pay any taxes imposed on the Fixed Recovery Charges or the tax implications associated with the assets financed with the Recovery Bonds, including any FRTA, as described in the body of this Financing Order; and

f.

Submit requests for the Commission to consider and issue future financing orders approving the recovery of additional PG&E Assembly Bill 1054 wildfire expenditures via an application in the manner described in the body of this Financing Order.

2. Prior to the issuance of each series of Recovery Bonds, each Recovery Bond series and the associated Recovery Bond transactions shall be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Deputy Executive Director for Energy and Climate Policy, other Commission Staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary. The other outside expertise may include, for example, independent legal counsel and an independent financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds shall be treated as an Upfront Financing Cost. The purpose of the Finance Team is to provide oversight over the structuring, marketing, and pricing of each Recovery Bond transaction and to review and approve the material terms of such transaction in light of the goal to reduce rates on a present value basis to the maximum extent possible pursuant to Assembly Bill 1054’s directives.

3. In a pre-issuance review process, the Finance Team shall have the right to review all material terms of the Recovery Bonds and other items the Finance Team determines are appropriate to perform its role, which may include, without limitation, (1) the underwriter and syndication group size, selection process, participants, diverse bank inclusion, allocations, and economics; (2) the structure of the Recovery Bonds; (3) the Recovery Bonds’ credit rating agency application; (4) the underwriters’ preparation, marketing, and syndication of the Recovery Bonds; (5) the pricing of the Recovery Bonds and certifications provided by Pacific Gas and Electric Company (PG&E) and the lead underwriter(s) regarding pricing; (6) all associated Recovery Bond costs (including Upfront Financing Costs and other Financing Costs), servicing and administrative fees and associated crediting, (7) maturities, (8) reporting templates, (9) the amount of PG&E’s equity contribution to the related Special Purpose Entity, (10) overcollateralization and other credit enhancements and (11) the initial calculation of the related Fixed Recovery Charges. The foregoing and other items may be reviewed during the entire course of the Finance Team’s process. PG&E shall resolve material terms and structuring issues with the Finance Team prior to commencing marketing (subject to any modifications required as a result of such marketing process). This pre-issuance review process is intended to create Recovery Bonds with material terms that can meet the statutory requirements; in particular, that the Recovery Bonds reduce on a present value basis to the maximum extent possible, the rates that Consumers would pay as compared to the use of traditional utility financing mechanisms. The Finance Team’s review shall continue until the related Issuance Advice Letter becomes effective as described in Ordering Paragraph 14. The Finance Team shall have the ability to be included and participate in all calls, meetings, e-mails, and other communications relating to the structuring, marketing, pricing, and issuance of each series of Recovery Bonds.

4. The Finance Team’s pre-issuance review and approval of the material terms and structure of a series of Recovery Bonds shall be evidenced by an approval letter from the Finance Team to Pacific Gas and Electric Company (PG&E) delivered on or before the date of the pricing of the relevant Recovery Bonds. PG&E shall be required to include such an approval letter as an attachment to the Issuance Advice Letter relating to such series of Recovery Bonds, or as a supplement to such Issuance Advice Letter. Such approval letter from the Finance Team to PG&E shall be a condition precedent to the issuance of such a series of Recovery Bonds.

5. The Recovery Bonds may be amortized on a level, mortgage-style basis to be determined at the time of issuance in the Issuance Advice Letter. The scheduled final payment date of the latest maturing tranche of the Recovery Bonds shall be as reviewed and approved by the Finance Team as described in the body of this Financing Order.

6. Any offering of Recovery Bonds shall be structured to be a “Qualifying Securitization” under IRS Revenue Procedure 2005-62.

7. The Recovery Bonds issued pursuant to this Financing Order shall contain a legend to the following effect: “Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of principal of, or interest on, this bond.”

8. In accordance with Public Utilities Code § 850.1(h), Recovery Property established by this Financing Order and further identified in the Issuance Advice Letter shall be created simultaneously with the sale of such Recovery Property to the Special Purpose Entity, shall constitute a current property right, and shall thereafter continuously exist as property for all purposes.

9. Pacific Gas and Electric Company (PG&E) shall sell the Recovery Property to the Special Purpose Entity (SPE), and upon such sale, the SPE shall have all of the rights originally held by PG&E with respect to the Recovery Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any Consumer in respect of the Recovery Property, including the Fixed Recovery Charges, and to obtain true-up adjustments to the Fixed Recovery Charges pursuant to the True-Up Mechanism, notwithstanding any objection or direction to the contrary by PG&E.

10. Acting as initial servicer for the Recovery Property, Pacific Gas and Electric Company shall recover the Fixed Recovery Charges on behalf of the Special Purpose Entity.

11. The Fixed Recovery Charges and any Fixed Recovery Tax Amount shall be nonbypassable and recovered from existing and future Consumers, as defined in Public Utilities (Pub. Util.) Code § 850(b)(3) in Pacific Gas and Electric Company’s Service Territory as of the date of this Financing Order, except for those customers participating in the California Alternate Rates for Energy or Family Electric Rate Assistance programs pursuant to Pub. Util. Code § 850.1(i). The Fixed Recovery Charges shall be imposed on all non-exempt Fixed Recovery Charge Customer Classes in accordance with the Cash Flow Model as set forth in the body of this Financing Order.

12. Consumers who no longer take transmission and distribution retail service from Pacific Gas and Electric Company after the date of this Financing Order or that meet the relevant criteria in the applicable tariff after the date of this Financing Order, shall be treated as departing load (DL) customers using applicable tariffs (DL Tariffs) for DL customers. For the purpose of determining applicability of the Fixed Recovery Charges and any Fixed Recovery Tax Amounts (FRTAs) to DL customers, the Fixed Recovery Charges and any FRTAs that would need to be paid shall be calculated using an approach that is consistent with the method currently in place for calculation of DL charges under existing DL Tariffs as approved in Advice 6448-E in connection with the issuance of the first series of Recovery Bonds.

13. In the course of authorizing any future change in ownership of assets from Pacific Gas and Electric Company (PG&E) to a public entity as described in Conclusion of Law 47, the Commission shall establish conditions which either: (i) ensure the up-front funding of the Fixed Recovery Charges that would otherwise be paid by those Consumers whose rate payment would be affected by the ownership change; or (ii) establish procedures to ensure the continued billing and collection of Fixed Recovery Charges from Consumers and remittance of such collections to PG&E.

14. To implement the Fixed Recovery Charges for each series of Recovery Bonds, Pacific Gas and Electric Company shall submit an Issuance Advice Letter in the form, timeframe, and manner described in the body of this Financing Order. The Issuance Advice Letter form identified in Attachment 2 to this Financing Order is approved. Commission Staff is given authority to reject the Issuance Advice Letter and stop the sale for a failure to adhere to the terms of this Financing Order. The Issuance Advice Letter and the Fixed Recovery Charges established by such Issuance Advice Letter shall become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission Staff rejects the Issuance Advice Letter. The Commission Staff’s review of each Issuance Advice Letter shall include compliance with (i) Article 5.8, (ii) this Financing Order, and (iii) the requirements of the Issuance Advice Letter (including the attached Finance Team approval letter).

15. The Special Purpose Entity, identified in the Issuance Advice Letter shall constitute a Financing Entity for all purposes of Article 5.8.

16. Once Recovery Property is established pursuant to this Financing Order, the Recovery Property, Fixed Recovery Charges, any Fixed Recovery Tax Amounts, and other terms and conditions as set in the Financing Order, shall not be adjusted in response to protests to the Issuance Advice Letter.

17. The Special Purpose Entity may obtain credit enhancement in the form of an over-collateralization account for the Recovery Bonds, but only if: (i) the credit enhancements are required by the rating agencies, or (ii) the all-in cost of the Recovery Bonds with the credit enhancements is expected to be less than without the credit enhancements. The over-collateralization amount, if required by the rating agencies, shall be: (i) set forth in the Issuance Advice Letter, and (ii) funded in equal amounts on each debt service payment date, or in other such amounts and in such a manner as required by the rating agencies.

18. Any credit enhancement costs collected through the Fixed Recovery Charges, in excess of total debt service on the Recovery Bonds and other Financing Costs, shall be the property of the Special Purpose Entity, subject to the terms set forth in the body of this Financing Order.

19. After the Recovery Bonds and all Ongoing Financing Costs are repaid, if a balance remains in the collection account, or any subaccount, that balance shall be returned to Consumers in the following order of priority: first, an amount equal to Pacific Gas and Electric Company’s (PG&E) initial equity contribution into the capital subaccount, together with the required rate of return, would be paid to PG&E, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account), would be returned to PG&E, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by PG&E, would be credited to Consumers through normal ratemaking processes.

20. Subject to compliance with the specific requirements of this Financing Order, including those requirements set forth in the body of this Financing Order and the accompanying Conclusions of Law, including Finance Team review and approval, and Commission Staff review of the Issuance Advice Letter, Pacific Gas and Electric Company and the Special Purpose Entity may establish the terms and conditions of the Recovery Bonds, including repayment schedules, interest rates, number of tranches, scheduled and final maturity dates, payment dates, collateral, credit enhancement, and other Recovery Bond terms, and other Financing Costs.

21. The Special Purpose Entity shall transfer the Recovery Bond proceeds (net of Upfront Financing Costs) to Pacific Gas and Electric Company as payment of the purchase price of the Recovery Property.

22. The Special Purpose Entity, as the owner of the Recovery Property, shall pledge the Recovery Property as collateral to the Bond Trustee to secure payments of principal and interest on the Recovery Bonds and all other Ongoing Financing Costs payable under an indenture pursuant to which the Recovery Bonds are issued.

23. The Special Purpose Entity (SPE) shall: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of the Recovery Bonds and related activities and eliminating the SPE’s ability to voluntarily file for bankruptcy; (ii) provide for the appointment of one or more independent directors to the SPE board; and (iii) provide for the payment of servicing and administration fees adequate to compensate Pacific Gas and Electric Company or any successor servicer for their costs of providing service.

24. After Pacific Gas and Electric Company (PG&E) has sold, assigned, or otherwise transferred its interest in Recovery Property to the Special Purpose Entity (SPE), PG&E shall: (i) operate its system to provide service to its Consumers, (ii) act as initial servicer under the transaction documents associated with the related Recovery Bonds, and (iii) as initial servicer, bill and collect amounts in respect of the Fixed Recovery Charges for the benefit and account of the SPE and account for and remit these amounts to or for the account of the SPE.

25. Pacific Gas and Electric Company (PG&E) may contribute equity to the Special Purpose Entity (SPE). The SPE equity shall be pledged to secure the Recovery Bonds and shall be deposited into an account held by the Bond Trustee. After payment of principal and interest on the Recovery Bonds and other Financing Costs for a particular payment period, PG&E shall be permitted to receive a rate of return on its equity contribution equal to the weighted average interest rate on the Recovery Bonds.

26. The Commission shall have full access to the books and records of the Special Purpose Entity (SPE). Pacific Gas and Electric Company (PG&E) should not make any profit from the SPE, except for an authorized return on PG&E’s equity investment in the SPE. If the equity capital is drawn upon, it may be replenished via the Fixed Recovery Charges.

27. Pacific Gas and Electric Company shall use the amounts that it derives from the net Recovery Bond proceeds to pay or reimburse itself for the costs and expenses of the Second Assembly Bill 1054 CapEx.

28. Because the Recovery Bonds do not require the Commission’s approval pursuant to Public Utilities Code §§ 701.5 or 817, as those provisions apply to the issuance of debt by a public utility, and the Special Purpose Entity, and not Pacific Gas and Electric Company (PG&E), will issue the Recovery Bonds, therefore PG&E need not file any application for Commission approval pursuant to those Code sections.

29. The Fixed Recovery Charges shall be presented on the electric bill of each Consumer in Pacific Gas and Electric Company’s Service Territory as electric charges as soon as practicable following the issuance of the first series of Recovery Bonds, but in all events no later than necessary to collect funds sufficient to pay principal, interest and Ongoing Financing Costs payable on the first payment date of the Recovery Bonds.

30. Pacific Gas and Electric Company’s (PG&E) monthly customer electric bill shall disclose the amount of the Fixed Recovery Charges in a single line item identified on each customers’ monthly bill (except for those customers participating in the California Alternate Rates for Energy or Family Electric Rate Assistance programs pursuant to Public Utilities Code (Pub. Util.) § 850.1(i)) as electric charges titled “Wildfire Hardening Charge.” A description of the “Wildfire Hardening Charge” should reflect that the Fixed Recovery Charges, which do not belong to PG&E, have been transferred to the Special Purpose Entity (SPE), which does not belong to PG&E, and that PG&E is collecting the Fixed Recovery Charges on behalf of the SPE, all in accordance with the body of this Financing Order, and this description shall appear on page 2 of each customer’s bill and shall be accessible via a uniform resource locator (URL) address on the bill to a PG&E website that includes further information on the definitions used on the bill. If the descriptions are not on the bill, PG&E shall also include the descriptions in an annual insert. Such bill presentation as described here is consistent with the requirement of Pub. Util. Code § 850.1(g) that the Fixed Recovery Charge “appear on the customer bills” as further described in the body of this Financing Order and Conclusion of Law 42.

31. In the event of any default by the servicer, the Trustee shall be entitled to receive a reconciliation of estimated collections and remittances to the Trustee as described in Conclusion of Law 51 and actual collections of the Fixed Recovery Charge, including an allocation of partial payments, which allocates any partial payments by customers based upon a pro rata allocation methodology among the Fixed Recovery Charges, the Fixed Recovery Tax Amounts and other rates and charges as described in Conclusion of Law 50.

32. If a Pacific Gas and Electric Company (PG&E) customer fails to pay the Fixed Recovery Charge or Fixed Recovery Tax Amount, PG&E may shut-off power to such customer in accordance with Commission-approved shut-off policies; provided, however, that temporary changes in utility shut-off procedures due to emergencies shall be permitted.

33. The True-Up Mechanism for adjusting the Fixed Recovery Charge that is described in the body of this Financing Order and the accompanying Conclusions of Law, including the use of an advice letter process, is approved. Pacific Gas and Electric Company is authorized to and shall submit annual Routine True-Up Mechanism Advice Letters (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Recovery Bonds) and more frequent, if necessary, semiannual and interim Routine True-Up Mechanism Advice Letters in the form, timeframe, and manner described in the body of this Financing Order and the accompanying Conclusions of Law, until all Recovery Bonds and all associated Financings Costs are paid in full. The adjustments to the Fixed Recovery Charges specified in these advice letters shall go into effect automatically in the timeframes addressed in this Financing Order and the advice letter(s).

34. Pacific Gas and Electric Company may submit Non-Routine True-Up Mechanism Advice Letters in the manner described in the body of this Financing Order and the accompanying Conclusions of Law based on the pro forma example contained in Attachment 4 to this Financing Order to reflect any revisions to be adopted in any future related proceeding.

35. Pacific Gas and Electric Company shall not resign as servicer without prior approval from the Commission.

36. Subject to the review and approval of the Finance Team in the pre-issuance approval letter described in Ordering Paragraph 2, the Bond Trustee shall pay an annual servicing fee to Pacific Gas and Electric Company or any successor servicer.

37. Subject to the review and approval of the Finance Team in the pre-issuance approval letter described in Ordering Paragraph 2, an annual administration fee shall be paid to Pacific Gas and Electric Company as administrator of the Special Purpose Entity.

38. If Consumers of electricity in Pacific Gas and Electric Company’s (PG&E) Service Territory are billed by Third-Party Billers, PG&E (as servicer for the Recovery Property) shall bill the Consumer directly or may require these Third-Party Billers to bill for the Fixed Recovery Charges and any Fixed Recovery Tax Amounts (FRTA) and to remit the Fixed Recovery Charge revenues and any FRTA revenues on behalf of such Consumers.

39. Third-Party Billers that bill and collect the Fixed Recovery Charges and any Fixed Recovery Tax Amounts from Pacific Gas and Electric Company’s (PG&E) Consumers shall satisfy the requirements set forth in PG&E’s Electric Rule 22.P., “Credit Requirements.”

40. The appointment of any third-party servicer of Recovery Property shall not be approved without first determining that: (i) such approval will not cause any then-current credit rating of any then outstanding Recovery Bonds to be withdrawn or downgraded, and (ii) the servicing fee paid to the third-party servicer is reasonable. A servicing fee payable to a third-party Servicer shall be as reviewed and approved by the Finance Team.

41. Pacific Gas and Electric Company shall remit Fixed Recovery Charge revenues to the Bond Trustee, on behalf of the Special Purpose Entity, in accordance with the procedures described in the body of this Financing Order and the accompanying Conclusions of Law.

42. The Bond Trustee shall: (i) account for all funds as described in the body of this Financing Order and the associated Conclusions of Law; (ii) invest all funds in investment-grade short-term debt securities; and (iii) make principal and interest payments to Recovery Bond investors and pay other Financing Costs.

43. In the event of a default by Pacific Gas and Electric Company in transferring the Fixed Recovery Charge revenues to the Bond Trustee, on behalf of the Special Purpose Entity (SPE), the following parties may petition the Commission to order the sequestration and payment to the Bond Trustee for the benefit of the SPE of revenues arising from the Recovery Property: (a) the holders of the Recovery Bond(s) and the Bond Trustees or representatives thereof as beneficiaries of any statutory or other lien permitted by the Public Utilities Code, (b) the SPE or its assignees, and (c) pledgees or transferees, including transferees under Public Utilities Code § 850.4, of the Recovery Property.

44. Recovery Bonds shall be excluded from Pacific Gas and Electric Company’s ratemaking capital structure.

45. Pacific Gas and Electric Company shall use the Wildfire Hardening Fixed Recovery Charge Balancing Account to record costs and benefits for subsequent recovery from or credit to Consumers as described in the body of this Financing Order and the accompanying Conclusions of Law.

46. Pacific Gas and Electric Company shall adjust its General Rate Case revenue requirement through the Wildfire Mitigation Balancing Account and Annual Electric True-Up Process following the issuance of the Recovery Bonds, as described in the body of this Financing Order and the accompanying Conclusions of Law.

47. Pacific Gas and Electric Company (PG&E) shall take all practicable measures, as expeditiously as possible, to recharacterize Assembly Bill (AB) 1054-related fire risk mitigation Construction Work In Progress expenditures as rate-based expenditures. If, after taking such measures, PG&E has less than $1.4 billion of AB 1054 capital expenditures in service in rate base at the time of issuance of the Recovery Bonds, PG&E is authorized to finance AB 1054 capital expenditures temporarily recorded as Construction Work In Progress.

48. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the Fixed Recovery Charges associated with Recovery Costs that are the subject of the Application, and the issuance of the Recovery Bonds and all related transactions contemplated in the Application, are hereby granted.

49. Pursuant to Public Utilities Code § 824 and General Order 24-C, Pacific Gas and Electric Company shall maintain records that: (i) identify the specific Recovery Bonds issued pursuant to this Financing Order; and (ii) demonstrate that the proceeds from the Recovery Bonds have been used only for the purposes authorized by this Financing Order.

50. Pacific Gas and Electric Company shall report, on behalf of the Special Purpose Entity, all information required by General Order 24-C and the Commission’s Financing Rule regarding all Recovery Bonds.

51. Any Special Purpose Entity issuing Recovery Bonds shall be exempt from the new affiliate requirements established in Decision 20-05-053.

52. This Financing Order shall become effective in accordance with its terms and conditions only when Pacific Gas and Electric Company (PG&E) provides its written consent to all terms and conditions of this Financing Order. This Financing Order shall be void and of no force or effect if PG&E does not provide its written consent to all terms and conditions of this Financing Order.

53. Pacific Gas and Electric Company (PG&E) shall file and serve within 10 days from the date the Financing Order is mailed a written statement that either: (i) PG&E consents to all terms and conditions of this Financing Order; or (ii) PG&E does not consent to all terms and conditions of this Financing Order. If the latter, PG&E’s written statement shall identify the specific terms and conditions it does not consent to and explain why it does not consent to these terms and conditions.

54. Following Pacific Gas and Electric Company’s (PG&E) written consent, this Financing Order, together with the Fixed Recovery Charges and the Fixed Recovery Tax Amount authorized by this Financing Order, shall become irrevocable to the extent specified in Public Utilities Code § 850.1(e) and binding upon PG&E and any successor to PG&E that provides electric distribution service directly to Consumers of electricity within PG&E’s Service Territory.

55. On or after the effective date of this Financing Order, upon the request of Pacific Gas and Electric Company (PG&E), the Special Purpose Entity (SPE), the Bond Trustee, or all of them, the Commission’s General Counsel shall execute and deliver the following to PG&E, the SPE, and/or the Bond Trustee: (i) a certificate that attaches a true, correct, and complete copy of this Financing Order and certifies such copy to be the act and deed of this Commission; (ii) a certificate that states this Financing Order has not been altered, rescinded, amended, modified, revoked, or supplemented as of the date of the closing of any series of Recovery Bonds authorized by the Financing Order; and (if timely) (iii) a certificate that states the Commission has reviewed and approved each series of Recovery Bonds in accordance with the Financing Order.

56. Within 10 days from the date when all conditions precedent to the issuance of the Recovery Bonds have been satisfied, and in any event prior to the issuance of the first series of Recovery Bonds, Pacific Gas and Electric Company (PG&E) shall remit by wire transfer to the Commission’s Fiscal Office the Public Utilities Code § 1904 fee amount of $697,031, which amount is subject to change based on the final principal amount of Recovery Bonds to be issued pursuant to this Financing Order as set forth in the Issuance Advice Letter, and the Special Purpose Entity shall reimburse PG&E for such payment. This Financing Order decision number shall be referenced in connection with the wire transfer.

57. The Application is granted and denied to the extent set forth in the previous Ordering Paragraphs.

58. Pacific Gas and Electric Company may submit requests for the Commission to consider and issue future financing orders approving issuance of Additional Recovery Bonds pursuant to Public Utilities Code § 850 et seq., including securitization of its remaining Total Assembly Bill 1054 CapEx, in the manner described in the body of this Financing Order.

59. This proceeding is closed.

This order is effective today.

Dated August 4, 2022, at San Francisco, California.

ALICE REYNOLDS
President
CLIFFORD RECHTSCHAFFEN
GENEVIEVE SHIROMA
DARCIE L. HOUCK
JOHN REYNOLDS
Commissioners

GLOSSARY OF TERMS

2020 GRC CapEx: capital expenditures approved in the 2020 GRC Decision that are included in Authorized Second AB 1054 CapEx.

2020 GRC Decision: D.20-12-005, PG&E’s 2020 General Rate Case Phase I proceeding.

AB 1054: Assembly Bill No. 1054, enacted in 2019 to address fire risks.

Authorized Amount: The total of the Authorized Second AB 1054 CapEx and the Upfront Financing Costs (i.e., the aggregate initial principal amount of the Recovery Bonds).

Authorized Second AB 1054 CapEx: PG&E’s Application’s second series of its Total AB 1054 CapEx, which is an amount up to approximately $1.4 billion of “costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of § 8386.3” under § 850(a)(2).

Bond Collateral: The Recovery Property as well as all other rights and assets of the SPE.

CARE: California Alternate Rates for Energy program.

CWSP: This refers to the Community Wildfire Safety Program, PG&E’s integrated wildfire mitigation strategy that incorporates a risk-based approach to identify and address PG&E’s assets that are most at risk from the threat of wildfires and its associated events.

Consumers: Electricity Customers in PG&E’s Service Territory.

DL: Departing Load Customers.

DL Tariffs: Departing Customer Generation, New Municipal Departing Load, New WAPA Departing Load, Split-Wheeling Departing Load, and Transferred Municipal Departing Load.

EDGARization: The process of converting original documents — MS Word, MS Excel, PDF, etc. — into acceptable SEC format.

Equity Rate Base Exclusion: Certain large electrical utility expenditures are directed by the Legislature to be excluded from their customer rate base.

Exempt Fixed Recovery Charge Customer Classes: This collectively refers to customers enrolled in the CARE and FERA programs. § 850.1(i) expressly provides that fixed recovery charges shall not be imposed on customers that receive either the CARE or the FERA programs discount pursuant to § 739.1.

Fixed Recovery Charges: The nonbypassable charge allocated to customers to pay for the Recovery Bonds debt service and other Ongoing Financing Costs.

FRTA: Fixed Recovery Tax Amount.

GRC: General Rate Case.

Initial AB 1054 Capital Expenditure Decision: D.21-06-030, the proceeding authorizing the issuance of up to $1,203,338,898 in recovery bonds for costs and expenses related to catastrophic wildfire fire risk mitigation capital expenditures identified in subdivision (e) of § 8386.3.

Issuance Advice Letter: Document detailing the final proposed terms for the Recovery Bonds.

O&M: Operations and maintenance.

RA Settlement Agreement: The agreement adopted in D.21-11-016 resolving PG&E’s 2020 GRC Phase II proceeding (A.19-11-019), that contains, among other things, a revenue allocation settlement related for PG&E’s 2020 GRC Phase II.

Recovery Bonds: Wildfire Hardening Recovery Bonds, which are financial instruments approved in AB 1054 for securitizing approved fire risk mitigation plan capital expenditures and wildfire-related costs and expenditures.

Recovery Property: The nonbypassable Fixed Recovery Charges.

Second AB 1054 CapEx: The amount of PG&E’s Authorized Second AB 1054 CapEx, up to approximately $1.4 billion of “costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of § 8386.3” under § 850(a)(2) and included in the Issuance Advice Letter for such Recovery Bonds submitted in accordance with Ordering Paragraph 3.

Special Purpose Entity (SPE): PG&E’s proposed wholly owned yet legally separate subsidiary, which would exist solely to issue Recovery Bonds.

Third-Party Billers: Electric Service Providers (ESPs) or another utility or entity in PG&E’s Service Territory.

Total AB 1054 CapEx: PG&E’s $3.21 billion share of fire risk mitigation capital expenditures and wildfire-related costs and expenditures subject to Equity Rate Base Exclusion.

True-Up Mechanism: The various adjustments that can be made to the Fixed Recovery Charges to ensure adequate recovery to support the Recovery Bonds.

Upfront Financing Costs: The cost of all acts and services related to issuing the Recovery Bonds, including credit enhancement costs, if any.

WHFRCBA: Wildfire Hardening Fixed Recovery Charge Balancing Account.

WMBA: Wildfire Mitigation Balancing Account.

ATTACHMENTS

#1:	Cash Flow Model

#2:	Form of Issuance Advice Letter

#3:	Form of Routine True-Up Mechanism Advice Letter

#4:	Form of Non-Routine True-Up Mechanism Advice Letter

#5:	List of Estimated Upfront Financing Costs

ATTACHMENT 1:

Cash Flow Model

Attachment 1

Description of Cash Flow Model

Introduction

The purpose of this attachment is to describe the cash flow model used to calculate the Fixed Recovery Charge (“FRC”) rates for electric customers. FRC rates will be calculated separately for each series of Recovery Bonds (“Bonds”) issued.

The remainder of this attachment is organized as follows:

•	Overview of the Bond Cash Flow Model; and

•	FRC rate calculation.

Overview of the Bond Cash Flow Model

The Bond cash flow spreadsheet models the expected annual revenue requirement of the Bonds based on assumptions for the electric load forecast for the forthcoming year, annual debt service of the Bonds, losses on collections from customers, and ongoing expenses such as overcollateralization, if any, servicing and trustee fees. The model determines the annual FRC revenue requirement and rates for electric customers necessary to collect sufficient funds to pay the interest and principal on the Bonds, as well as the servicing fees, trustee fees, credit rating agency fees, and other necessary financing costs. The FRC rates will be allocated based on the allocation methodology set forth in the revenue allocation settlement agreement filed in PG&E’s 2020 GRC Phase II proceeding. The revenue allocation methodology will be fixed for the life of the Bonds, and changes to the initial allocation factors will be limited to adjustments for changes in sales as necessary to collect the FRC revenue requirement. The allocation factors will be updated at least annually in Routine True-Up Mechanism Advice Letters to reflect changes in sales.

FRC Rate Calculation

The Bond cash flow model will calculate FRC rates that will apply to electric customers by class. The initial FRC rates will be determined as described below:

Step 1:	Determine the electric sales forecast for eligible electric customers for the forthcoming year.

Step 2:	Determine all components to be covered by FRC revenue requirement in each year. These components include Bond principal, interest, and other financing costs.[92]

[92]

Uncollectible billed FRC charge revenue and the timing of the remittances based on servicing procedures and delinquencies will each affect cash flow available to cover the tariff components and, consequently, will each be factored into the FRC charge as a component

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This model assumes that FRC collections will be remitted daily and held by the Bond Trustee in a collection account for distribution on semi-annual payment dates. The model also assumes a collection curve, such that when applied to the billed revenue for a given day the collection curve will map that day’s billed revenue into expected daily cash receipts over the following 180 days, with any amount unpaid at 180 days assumed to be uncollectible.

Step 3:	The rate per kWh by customer class for the year will equal the sum of the components covered by the FRC for the year divided by the estimated eligible sales for that year:

For the forecast year, Rate/kWh = FRC Revenue Requirement / Estimated Sales

(END OF ATTACHMENT 1)

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ATTACHMENT 2:

Form of Issuance Advice Letter

Attachment 2

Form of Issuance Advice Letter

[date]

Advice    ____________-E

(Pacific Gas and Electric Company ID [__])

Public Utilities Commission of the State of California

Subject: Issuance Advice Letter Submission for Wildfire Hardening Recovery Bonds

Pursuant to California Public Utilities Commission (“CPUC”) Decision (D.)[ ] (Decision), Pacific Gas and Electric Company (“PG&E) hereby transmits for submission, ___ business day after the pricing date of this series of Wildfire Hardening Recovery Bonds, the initial Fixed Recovery Charges for the series. This Issuance Advice Letter is for the Wildfire Hardening Recovery Bonds series ________, tranche(s) _____ (Wildfire Hardening Recovery Bonds).

Purpose:

This submission establishes initial Fixed Recovery Charges for rate schedules for Consumers. This submission also establishes the Recovery Property to be sold to the Recovery Property Owner (Special Purpose Entity or SPE), including the Billing Commencement Date. Finally, this submission sets forth the final terms of the Recovery Bonds, including a final estimate of Upfront Financing Costs and estimated Ongoing Financing Costs for the 12-month period following the Closing Date.

Background:

In D. [    ], the Commission authorized PG&E to submit Issuance Advice Letters when final terms and pricing for Wildfire Hardening Recovery Bonds have been established. Issuance Advice Letter submissions are those in which PG&E uses the rate design methodology and Fixed Recovery Charge cash flow formula found (the “adjustment mechanism”) reasonable by the Commission in D. [    ] to establish initial Fixed Recovery Charges for a series of Wildfire Hardening Recovery Bonds. Using this methodology and formula approved by the Commission in D. [    ], this submission establishes the initial Fixed Recovery Charges.

Issuance Information:

Decision [_____] requires PG&E to provide the following information.

Recovery Bond Name: __________

Recovery Property Owner (SPE): ____

Bond Trustee(s): ____

Closing Date: _____

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Bond Rating(s): ____

Principal Amount Issued (Authorized Amount): _______ (See Table 1 below)

Upfront Financing Costs: _____(See Table 2 below)

Upfront Financing Costs as a Percent of Principal Amount Issued: _______

Coupon Rate(s): See Exhibit 1

Call Features: __________

Expected Principal Amortization Schedule: See Exhibit 1

Scheduled Final Payment Date(s): See Exhibit 1

Legal Maturity Date(s): See Exhibit 1

Payment Dates (semi-annually): _______________

Annual Servicing Fee as a percent of the issuance amount: _____

Overcollateralization amount for the series, if any: _____

FRC Annual Adjustment Date:

Semi-Annual Adjustment Dates:

Billing Commencement Date:

First Payment Period: [Closing Date through and including first Payment Date]

Second Payment Period: [Day following First Payment Date through and including second Payment Date]

Securitized Amount:

The following table sets forth the computation of the final Authorized Amount (i.e., the principal amount of the Recovery Bonds).

Table 1: Authorized Amount

Second AB 1054 CapEx Amount: *Approved in D.20-12-005	$
Upfront Financing Costs (See Table 2 below)
Total Securitized Amount	$

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The amounts set forth in Table 1 are within the amounts approved as recovery costs in D. [    ]. PG&E has determined that Community Wildfire Safety Program (CWSP) system hardening costs approved in D.20-12-005 and to be recovered through issuance of the Wildfire Hardening Recovery Bonds described herein do not exceed 115 percent of the Commission-approved per-mile costs set forth in D.20-12-005 at page 119.

Upfront Financing Costs:

The following table includes actual or estimated (as noted) Upfront Financing Costs to be incurred in connection with the issuance of the Wildfire Hardening Recovery Bonds:

Table 2: Upfront Financing Costs
Underwriters’ Fees and Expenses	$
Legal Fees and Expenses
Rating Agency Fees
Accounting Fees and Expenses
PG&E’s Advisory Fee
Servicer Set-up costs
SEC Registration Fees
Section 1904 Fees
Printing / EDGARizing Expenses
Original Issue Discount
Commission’s Costs and Expenses
Miscellaneous
Total	$
Note 1: Section 1904 Fees computed in accordance with Decision 22-XX-XXX

True-Up Mechanism:

Changes to the Fixed Recovery Charges will be requested through the submission of Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters in accordance with Decision [___]. Annually before each FRC Annual Adjustment Date (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Wildfire Hardening Recovery Bonds), semi-annually, if required by the servicer, and more frequently as required by the servicer, the servicer will submit Routine True-Up Mechanism Advice Letters in the form of Attachment 3 to the Financing Order to ensure that Fixed Recovery Charges collections be sufficient to make all scheduled payments of bond principal, interest, and other Ongoing Financing Costs on a timely basis during each of the two payment periods and, in the case of semi-annual Routine True-Up Mechanism Advice Letter, to replenish my draws upon the capital subaccount. The first payment period means the period commencing on the Closing Date and ending (and including) the first Payment Date following the Closing Date (the “First Payment Period”); the second payment period means the period commencing on the day following the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”). The servicer may also submit Non-Routine True-Up Mechanism Advice Letters in the form of Attachment 4 to the Financing Order.

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Ongoing Financing Costs:

The following table includes estimated Ongoing Financing Costs for the First and Second Payment periods following Closing Date to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 3: Estimated Ongoing Financing Costs
	First Payment Period	Second Payment Period
Servicing Fee (PG&E as Servicer) ([##]% of the initial principal amount of the Wildfire Hardening Recovery Bond)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
TOTAL ONGOING FINANCING COSTS (with PG&E as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) (___% of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Fixed Recovery Charges:

Table 4 below shows the inputs and current assumptions for each of the variables used in calculating the Fixed Recovery Charges:

TABLE 4: Input Values For Fixed Recovery Charges
	First Payment Period	Second Payment Period
Allocation Factors for each Customer Class (see Exhibit 3)
Projected kWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 3 above)
Wildfire Hardening Recovery Bond Principal
Wildfire Hardening Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 2)
Periodic Billing Requirement (See Exhibit 3)

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Table 5 shows the initial Fixed Recovery Charges for each FRC Consumer Class. The Fixed Recovery Charge calculations are shown in Exhibit 3:

TABLE 5: Fixed Recovery Charges (cent per kWh)

FRC Consumer Class	WHC*
Residential
Residential—CARE
Residential – Non-CARE
Small Commercial
Medium Commercial
Medium Commercial – A/B-10T
Medium Commercial – A/B-10P
Medium Commercial – A/B-10S
E/B-19
E/B-19T
E/B-19P
E/B-19S
Streetlight
Standby
Standby – STOU T
Standby – STOU P
Standby – STOU S
Agriculture
E/B-20
E/B-20 T
E/B-20 P
E/B-20 S
Average Bundled Rate
Direct Access/Community Choice Aggregation (DA/CCA)
Residential
Residential – CARE
Residential – Non-CARE
Small Commercial
Medium Commercial
Medium Commercial – A/B-10T
Medium Commercial – A/B-10P
Medium Commercial – A/B-10S
E/B-19
E/B-19T
E/B-19P
E/B-19S
Streetlight
Standby
Standby – STOU T
Standby – STOU P
Standby – STOU S

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Agriculture
E/B-20
E/B-20 T
E/B-20 P
E/B-20 S
Average DA/CCA Rate

*	Class average rates are calculated by dividing total revenues expected to be collected by the WHC by total forecasted system sales for the class for the rate effective period.

Recovery Property:

Recovery Property is the property described in Public Utilities Code Section 850(b)(11) relating to the Fixed Recovery Charges set forth herein, including, without limitation, all of the following:

(1)	The right, title and interest in and to the Fixed Recovery Charges set forth herein, as adjusted from time to time.

(2)

The right to be paid the principal amount of the Recovery Bonds, together with interest thereon as the same become due as shown on Exhibit 2, together with all Ongoing Financing Costs as the same become due.

(3)	The right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the Fixed Recovery Charges, as set forth herein.

(4)	All rights to obtain adjustments to the Fixed Recovery Charges under the True-Up Mechanism.

These Fixed Recovery Charges, as adjusted from time to time, shall remain in place until the total amounts in Exhibit 2 are paid in full to the owner of the Recovery Property, or its assignee(s).

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 5.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: PG&E will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 5 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

Effective Date:

In accordance with Decision [    ], unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed Recovery Bond issuance does not comply with the Financing Order, the Issuance Advice Letter and the Fixed Recovery Charges

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established by this Issuance Advice Letter will be effective automatically at noon on the fourth business day after pricing, and pursuant to Section 850.1(h), the Recovery Property established by the Financing Order, will come into being simultaneously with the sale of the Recovery Property to the SPE. The Fixed Recovery Charges will continue to be effective, unless they are changed by a subsequent True-Up Mechanism Advice Letter. All of the Recovery Property identified herein constitutes a current property right and will continuously exist as property for all purposes. Further all Upfront Financing Costs and all Ongoing Financing Costs for the life of the Wildfire Hardening Recovery Bonds shall be recoverable as provided in the Financing Order.

Description of Exhibits:

Exhibit 1 presents the debt service schedule for the Wildfire Hardening Recovery Bonds, including expected principal amortization, scheduled final payment dates and final legal maturity dates, interest rates, and aggregate scheduled debt service per payment date.

Exhibit 2 presents the Periodic Payment Requirements related to the Wildfire Hardening Recovery Bonds for the two payment periods following the Closing Date.

Exhibit 3 presents the Fixed Recovery Charges calculations.

Notice:

In accordance with General Order 96-B, Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [ ] at (415) [ ]. Advice letter submissions can also be accessed electronically at: https://www.pge.com/tariffs/advice-letters.page.

Attachments

cc: Service List for A.[_].

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Exhibit 1

Recovery Bond Terms and Debt Service Schedule

Exhibit 2

Periodic Payment Requirements

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $__________ principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with D.[_].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with D.[_].

The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the two Payment Periods following the Closing Date. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.

Payment Period	Recovery Bond Payments (See Exhibit 1)	Ongoing Financing Costs (See Table 3)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

Exhibit 3

Fixed Recovery Charges Calculations

(END OF ATTACHMENT 2)

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ATTACHMENT 3:

Form of Routine True-Up Mechanism Advice Letter

Attachment 3

Form of Routine True-up Mechanism Advice Letter

[date]

Application___-E

(Pacific Gas and Electric Company ID [__])

Public Utilities Commission of the State of California

Subject:    Routine [Annual (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Recovery Bonds)] [Semi-Annual] [Interim] Advice Letter for Fixed Recovery Charges True-up Mechanism

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) [_] (Decision), Pacific Gas and Electric Company (PG&E), as servicer of the Recovery Bonds (Recovery Bonds) and on behalf of the Special Purpose Entity, hereby applies for adjustment to the Fixed Recovery Charge for series , Tranche(s) of the Recovery Bonds.

Purpose:

This submission establishes revised Fixed Recovery Charges for rate schedules for Consumers, as set forth in D. [ ].

Background:

In D. [_______], the Commission granted PG&E authority to issue Recovery Bonds to finance certain costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 of the Public Utilities Code, and associated financing costs.

Recovery Bonds are securities that are backed by the cash flows generated by a specific asset that has been sold by PG&E to a Special Purpose Entity that issued the Recovery Bonds secured by this asset. The asset sold is Recovery Property, a current property right that was created by Article 5.8 as the right, title and interest in and to all (i) Fixed Recovery Charges established pursuant to the Financing Order, including all rights to obtain adjustments, and (ii) revenues, collections, claims, payments, monies, or proceeds of or arising from the Fixed Recovery Charges that will cover debt service and all Ongoing Financing Cost, including any draws on the capital subaccount, as authorized in D. [ ]

In D. [ ], the Commission authorized PG&E to submit Routine True-up Mechanism Advice Letters at least annually, before each [insert FRC Annual Adjustment Date], semi-annually if required by the servicer before the Semi-Annual Adjustment Date, and more frequently as required by the servicer as permitted in the Financing Order. These submissions are intended to ensure that the actual revenues collected under the Fixed Recovery Charges will be sufficient to make all scheduled payments of Bond principal, interest, and other Ongoing Financing Costs on a timely basis during each of the two payment periods following the date of adjustment, including the replenishment of any draws upon the capital subaccount. The first payment period

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means the period commencing on an adjustment date and ending (and including) the first Payment Date following the adjustment (the “First Payment Period”); the second payment period means the period commencing on the day following the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”). Routine True-up Mechanism Advice Letter submissions are those where PG&E uses the cost allocation and rate design methodology and Fixed Recovery Charge and cash flow method (collectively, the “adjustment mechanism”) found reasonable by the Commission in D. [ ] to revise existing Fixed Recovery Charges.

Using the adjustment mechanism approved by the Commission in D. [ ], this submission modifies the variables used in the Fixed Recovery Charge calculations and provides the resulting modified Fixed Recovery Charges.

Table 1 shows estimated Ongoing Financing Costs for the next two payment periods to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 1: Estimated Ongoing Financing Costs
	First Payment Period	Second Payment Period
Servicing Fee (PG&E as Servicer) ([##]% of the initial principal amount of the Wildfire Hardening Recovery Bond)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
Deposit to the Capital Subaccount (if any)
TOTAL ONGOING FINANCING COSTS (with PG&E as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) (___% of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Table 2 shows assumptions for each of the variables used in calculating the Fixed Recovery Charges.

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TABLE 2: Input Values For Fixed Recovery Charges
	Period 1	Period 2
Allocation Factors for each Customer Class (see Exhibit 3)
Projected MWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 1 above)
Balance of Collection Account (Net Capital Subaccount)(As of xx/xx, which is the Calculation Cut-off Date)		N/A
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 2)
Periodic Billing Requirement (See Exhibit 3)

Table 3 shows the revised Fixed Recovery Charges to be effective for Consumers. The Fixed Recovery Charge calculations are shown in Exhibit 3.

TABLE 3: Fixed Recovery Charges (cent per kWh)

FRC Consumer Class	WHC
Residential
Residential – CARE
Residential – Non-CARE
Small Commercial
Medium Commercial
Medium Commercial – A/B-10T
Medium Commercial – A/B-10P
Medium Commercial – A/B-10S
E/B-19
E/B-19T
E/B-19P
E/B-19S
Streetlight
Standby
Standby – STOU T
Standby – STOU P
Standby – STOU S
Agriculture
E/B-20
E/B-20 T
E/B-20 P
E/B-20 S
Average Bundled Rate
Direct Access/Community Choice Aggregation (DA/CCA)
Residential
Residential – CARE
Residential – Non-CARE
Small Commercial
Medium Commercial
Medium Commercial – A/B-10T
Medium Commercial – A/B-10P
Medium Commercial – A/B-10S

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E/B-19
E/B-19T
E/B-19P
E/B-19S
Streetlight
Standby
Standby – STOU T
Standby – STOU P
Standby – STOU S
Agriculture
E/B-20
E/B-20 T
E/B-20 P
E/B-20 S
Average DA/CCA Rate

*	Class average rates are calculated by dividing total revenues expected to be collected by the WHC by total forecasted system sales for the class for the rate effective period.

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 3.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: PG&E will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 3 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

Effective Date:

[If annual Routine True-Up Mechanism Advice Letter]

In accordance with D. [ ], Routine True-Up Mechanism Advice Letters for required annual Fixed Recovery Charge adjustments shall be submitted with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges at least 50 days before [insert the FRC Annual Adjustment Date] and these adjustments to Fixed Recovery Charges shall be effective on [insert the FRC Annual Adjustment Date]. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective [insert the FRC Annual Adjustment Date] through until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non- Routine True-Up Mechanism adjustment.

Beginning 12 months prior to the last scheduled final payment date of the last maturing series of Recovery Bonds, Routine True-Up Mechanism Advice Letters shall be submitted quarterly.

[If semi-annual Routine True-Up Mechanism Advice Letter]

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In accordance with D. [ ], semi-annual Routine True-Up Mechanism Advice Letters for semiannual Fixed Recovery Charge adjustments shall be submitted with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges at least 50 days before [insert the Semi-Annual Adjustment Date, which shall be six months after the FRC Annual Adjustment Date]. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non- Routine True-Up Mechanism adjustment.

[If interim Routine True-Up Mechanism Advice Letter]

In accordance with D. [ ], interim Routine True-Up Mechanism Advice Letters for interim Fixed Recovery Charge adjustments shall be submitted at least 50 days before [insert proposed interim effective date, which, for efficacy of reporting, shall be the first day of a month)] and these adjustments to Fixed Recovery Charges shall be effective [on the proposed interim effective date]. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non- Routine True-Up Mechanism adjustment.

Description of Exhibits:

Exhibit 1 to this advice letter submission presents the revised principal amortization schedule for the Recovery Bonds.

Exhibit 2 presents the revised Periodic Payment Requirements related to the Recovery Bonds for the two payment periods following the adjustment date. These Periodic Payment Requirements will be adjusted based upon the Cash Flow Model to determine the Periodic Billing Requirement, as shown in Exhibit 3.

Exhibit 3 presents the revised Fixed Recovery Charge calculations.

Notice:

In accordance with General Order 96-B Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [ ] at (415) [ ]. Advice letter submissions can also be accessed electronically at: https://www.pge.com/tariffs/advice-letters.page.

Attachments

cc:	Service List for A.[ ].

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Exhibit 1

Revised Principal Amortization

Exhibit 2

Periodic Payment Requirements

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $__________ principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with D.[_].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with D.[_].

[The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the Payment Period. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.]

Payment Period	Recovery Bond Payments (See Exhibit 1)	Ongoing Financing Costs (See Table 3)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

Exhibit 3

Fixed Recovery Charges Calculations

(END OF ATTACHMENT 3)

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ATTACHMENT 4:

Form of Non-Routine True-Up Mechanism Advice Letter

Attachment 4

Form of Non-Routine True-Up Mechanism Letter

[date]

Application ___-E

(Pacific Gas and Electric Company ID [__])

Public Utilities Commission of the State of California

Subject:    Non-Routine True-Up Mechanism Advice Letter

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) [ ] (Decision), Pacific Gas and Electric Company (PG&E), as servicer of the Recovery Bonds (Recovery Bonds) and on behalf of the Special Purpose Entity, hereby applies for adjustment to the Fixed Recovery Charge for series , Tranche(s) of the Recovery Bonds.

Purpose:

This submission establishes revised Fixed Recovery Charges for rate schedules for Consumers, as set forth in D. [_______].

Background:

In D. [_], the Commission granted PG&E authority to issue Recovery Bonds to finance certain costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 of the Public Utilities Code, and associated financing costs.

Recovery Bonds are securities that are backed by the cash flows generated by a specific asset that will be sold by PG&E to a Special Purpose Entity that issued the Recovery Bonds secured by this asset. The asset sold is Recovery Property, a current property right that was created by Article 5.8 as the right, title and interest in and to all (i) Fixed Recovery Charges established pursuant to the Financing Order, including all rights to obtain adjustments, and (ii) revenues, collections, claims, payments, monies, or proceeds of or arising from the Fixed Recovery Charges that will cover debt service and all related Recovery Bond costs.

In D. [_], the Commission authorized PG&E to submit Non-Routine True-up Mechanism Advice Letters to propose revisions to the logic, structure and components of the cash flow model adopted by the Financing Order. These submissions are intended to ensure that the actual revenues collected under the Fixed Recovery Charges will be sufficient to make all scheduled payments of Bond principal, interest, and other Ongoing Financing Costs on a timely basis during the current or next succeeding payment period, including the replenishment of any draws upon the capital subaccount. Non-Routine True-up Mechanism Advice Letter submissions are those where PG&E uses the method found reasonable by the Commission in D. [ ] to revise existing Fixed Recovery Charges.

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Using the cash flow model attached to this Non-Routine True-Up Mechanism Advice Letter as Exhibit 1, this submission modifies the logic, structure and/or variables used in the Fixed Recovery Charge calculations and provides the resulting modified Fixed Recovery Charges.

Table 1 shows estimated Ongoing Financing Costs for the next two payment periods to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 1: Estimated Ongoing Financing Costs
	First Payment Period	Second Payment Period
Servicing Fee (PG&E as Servicer) ([##]% of the initial principal amount of the Wildfire Hardening Recovery Bond)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
Deposit to the Capital Subaccount (if any)
TOTAL ONGOING FINANCING COSTS (with PG&E as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) (___% of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Table 2 shows assumptions for each of the variables used in calculating the Fixed Recovery Charges for the payment period. Exhibit 1 shows the revised payment schedule shows the revised payment schedule.

TABLE 2: Input Values For Fixed Recovery Charges
	First Payment Period	Second Payment Period
Allocation Factors for each Customer Class (see Exhibit 3)
Projected kWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 1 above)
Balance of Collection Account (Net Capital Subaccount)(As of xx/xx, which is the Calculation Cut-off Date)		N/A
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 3)
Periodic Billing Requirement (See Exhibit 4)

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Table 3 shows the revised Factory Recovery Charges calculated for Consumers. The Fixed Recovery Charge calculations are shown in Exhibit 3.

TABLE 3: Fixed Recovery Charges (cent per kWh)

FRC Consumer Class	WHC
Residential
Residential – CARE
Residential – Non-CARE
Small Commercial
Medium Commercial
Medium Commercial – A/B-10T
Medium Commercial – A/B-10P
Medium Commercial – A/B-10S
E/B-19
E/B-19T
E/B-19P
E/B-19S
Streetlight
Standby
Standby – STOU T
Standby – STOU P
Standby – STOU S
Agriculture
E/B-20
E/B-20 T
E/B-20 P
E/B-20 S
Average Bundled Rate
Direct Access/Community Choice Aggregation (DA/CCA)
Residential
Residential – CARE
Residential – Non-CARE
Small Commercial
Medium Commercial
Medium Commercial – A/B-10T
Medium Commercial – A/B-10P
Medium Commercial – A/B-10S
E/B-19
E/B-19T
E/B-19P
E/B-19S
Streetlight
Standby
Standby – STOU T

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Standby – STOU P
Standby – STOU S
Agriculture
E/B-20
E/B-20 T
E/B-20 P
E/B-20 S
Average DA/CCA Rate

*	Class average rates are calculated by dividing total revenues expected to be collected by the WHC by total forecasted system sales for the class for the rate effective period.

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: PG&E will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

Effective Date:

In accordance with D. [_], Non-Routine True-Up Mechanism Advice Letter for Fixed Recovery Charge adjustments shall be submitted at least 90 days prior to the effective date proposed therein. The proposed effective date in this Non-Routine True-Up Mechanism Advice Letter is [Effective Date]. Absent a Commission resolution that adopts, modifies, or rejects the proposed in this Non-Routine True-Up Mechanism Advice Letter, it shall become effective on the [Effective Date], provided the public will have an opportunity to review and protest a Non-Routine True-Up Mechanism Advice Letter in accordance with Commission procedures to the extent allowed by Section 850.1(e) of the Public Utilities Code.

Description of Exhibits:

Exhibit 1 to this advice letter submission presents the new cash flow model for the Fixed Recovery Charges. Exhibit 2 to this advice letter submission presents the revised debt service schedule for the Recovery Bonds.

Exhibit 3 to this advice letter submission presents the revised Periodic Payment Requirements and Fixed Recovery Charge Revenue Projections, based upon the new cash flow model.

Exhibit 4 to this advice letter submission presents the revised Fixed Recovery Charge calculations.

Notice:

In accordance with General Order 96-B Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [_] at (415) [_]. Advice letter submissions can also be accessed electronically at: https://www.pge.com/tariffs/advice-letters.page.

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Attachments

cc: Service List for A.[ ].

Exhibit 1

New Cash Flow Model Description for the Fixed Recovery Charges

Exhibit 2

Revised Principal Amortization

Exhibit 3

Revised Periodic Payment Requirements and Fixed Recovery Charge Revenue Projections

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $_________ principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with D. [_].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with D. [_].

[The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the payment period. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.]

Payment Period	Recovery Bond Payments (See Exhibit 1)	Ongoing Financing Costs (See Table 3)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

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Exhibit 4

Fixed Recovery Charge Calculations

(END OF ATTACHMENT 4)

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ATTACHMENT 5:

List of Estimated Upfront Financing Costs

Attachment 5

Estimated Upfront Financing Costs

Estimated Upfront Financing Costs

Underwriters’ Fees and Expenses	$5,528,244
Legal Fees and Expenses	$3,034,238
Rating Agency Fees	$1,589,370
Accounting Fees and Expenses	$125,000
Company’s Advisory Fee	$300,000
Servicer Set-up Costs	$3,000
SEC Registration Fees	$128,117
Section 1904 Fees	$697,031
Printing / EDGARizing Expenses	$40,000
Trustee / Trustee Counsel Fee and Expenses	$50,000
Original Issue Discount	TBD upon pricing
Commission’s Costs and Expenses	$1,200,000
Miscellaneous	$200,000

Total	$12,895,000

(END OF ATTACHMENT 5)

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